                                                Registration Nos. 333-_________
                                                                      811-05301

   As filed with the Securities and Exchange Commission on December 31, 2012

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

    Pre-Effective Amendment No.        [  ]                  [  ]
    Post-Effective Amendment No.       [  ]                  [  ]

                                    and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

    Amendment No.
                                       [11]                   [X]

                             SEPARATE ACCOUNT I OF
                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                          (Exact Name of Registrant)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                              (Name of Depositor)

                             2727-A Allen Parkway
                             Houston, Texas 77019
        (Address of Depositor's Principal Executive Offices) (Zip Code)

                                (800) 871-2000
              (Depositor's Telephone Number, including Area Code)

                              Manda Ghaferi, Esq.
                            AIG Life and Retirement
                           1999 Avenue of the Stars
                      Los Angeles, California 90067-6121
(Name and Address of Agent for Service for Depositor, Registrant and Guarantor)

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

   It is proposed that the filing will become effective (check appropriate box)

   [  ]immediately upon filing pursuant to paragraph (b)
   [  ]on (date) pursuant to paragraph (b)
   [  ]60 days after filing pursuant to paragraph (a)(1)
   [  ]on (date) pursuant to paragraph (a)(1)

   If appropriate, check the following box:

   [ ]this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Title of Securities Being Registered: Units of interest in Separate Account I of American General Life Insurance Company under variable annuity contracts.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file another amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

No filing fee is due because an indefinite amount of securities is deemed to have been registered in reliance on Section 24(f) of the Investment Company Act of 1940.

================================================================================

                                     NOTE

Registrant is filing this Registration Statement for the purpose of registering interests under the IVA Retirement Gold Group contracts ("Contracts") on a new Form N-4. Interests under the Contracts were previously registered on Form N-4 (File No. 333-36260) and funded by American General Life Insurance Company of Delaware Variable Account I (formerly AIG Life Insurance Company Variable Account I) (File No. 811-05301). Upon effectiveness of a merger between American General Life Insurance Company of Delaware ("AGLD") with and into American General Life Insurance Company ("AGL"), AGL became the obligator of the Contracts and (ii) AGLD Separate Account I was transferred intact to AGL and renamed American General Life Insurance Company Separate Account I.

Pursuant to the SEC staff position in the Great-West Life & Annuity Insurance Co. No-Action Letter (available October 23, 1990) concerning annual update requirements for inactive contracts, Registrant no longer files annual post-effect amendments to this Form N-4.

The content of Post-Effective Amendment No. 21 under the Securities Act of 1933 and to the Registration Statement of Form N-4, filed with the Securities and Exchange Commission on May 9, 2009 (File Nos. 333-36260 and 811-05301; Accession No. 0001193125-09-096255) is incorporated herein by reference including:

    1. Part A - the Prospectus for each of the Contracts listed above, as supplemented by this filing; and

    2. Part B - Statement of Additional Information, except Financial
       Statements.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT I

--------------------------------------------------------------------------------

                SUPPLEMENT TO THE PROSPECTUSES, AS SUPPLEMENTED

       IMMEDIATE VARIABLE ANNUITY CONTRACT May 3, 2010
       GROUP IMMEDIATE VARIABLE ANNUITY CONTRACT May 1, 2009

--------------------------------------------------------------------------------

American General Life Insurance Company ("AGL") is amending the prospectuses for the above variable annuity contracts (the "Contracts") for the purpose of providing information regarding the merger of American General Life Insurance Company of Delaware ("AGLD") into AGL effective December 31, 2012.

The following information is added to and updates each prospectus:

       AMERICAN GENERAL LIFE INSURANCE COMPANY

       AGL is a stock life insurance company organized under the laws of the state of Texas. AGL's home office is 2727-A Allen Parkway, Houston, Texas 77019-2191. AGL is successor in interest to a company originally organized under the laws of Delaware on January 10, 1917.

       Effective December 31, 2012, AGLD, an affiliate of AGL, merged with and into AGL ("Merger"). Before the Merger, Contracts in all states except New York were issued by AGLD. Upon the Merger, all contractual obligations of AGLD became obligations of AGL. Accordingly, all references in the prospectus to AGLD as the issuer of the Contracts and owner of the separate account assets are amended to refer to AGL.

       The Merger did not affect the terms of, or the rights and obligations under your Contract, other than to reflect the change to the company that provides your Contract benefits from AGLD to AGL. You will receive a Contract endorsement from AGL that reflects the change from AGLD to AGL. The Merger also did not result in any adverse tax consequences for any Contract owners.

       Until we update all the forms to reflect the AGLD merger into AGL, we may provide you with forms, statements or reports that still reflect AGLD as the issuer. You may also contact AGL at its Administrative Office, Annuity Administration Department, 405 King Street, 4/th/ Floor, Wilmington, Delaware 19801 or call us at 1-877-299-1724.

       OWNERSHIP STRUCTURE OF AGL

       AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

       AGL is regulated for the benefit of Contract owners by the insurance regulator in its state of domicile and also by all state insurance departments where it is licensed to conduct business. AGL is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to Contract owners. Insurance regulations also require AGL to maintain additional surplus to protect against a financial impairment; the amount of which surplus is based on the risks inherent in AGL's operations.

       AIG is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

       SEPARATE ACCOUNT I

       Before December 31, 2012, Separate Account I was a separate account of AGLD, named Variable Account I and originally established under Delaware law on June 5, 1986. On December 31, 2012, and in conjunction with the Merger of AGL and AGLD, Separate Account I was transferred to and became a separate account of AGL under Texas law. It may be used to support the Contract and other variable annuity contracts, and used for other permitted purposes. Separate Account I is registered with the Securities and Exchange Commission as a unit investment trust under the federal securities laws.

       LEGAL PROCEEDINGS

       AGL has received industry-wide regulatory inquiries, including a multi-state audit and market conduct examination covering compliance with unclaimed property laws and a directive from the New York Department of Financial Services regarding claims settlement practices and other related state regulatory inquiries. In the three months ended September 30, 2012, AGL, together with its life insurance company affiliates, worked to resolve multi-state examinations relating to the handling of unclaimed property and the use of the Social Security Administration Death Master File ("SSDMF") to identify death claims that have not been submitted to AGL or its insurance company affiliates, as the case may be, in the normal course of business. The final settlement of these examinations was announced on October 22, 2012. AGL is taking enhanced measures to, among other things, routinely match policyholder records with the SSDMF to determine if its insured parties, annuitants, or retained account holders have died and locate beneficiaries when a claim is payable.

       Although AGL has reached final settlement on the multi-state examinations, it is possible that the settlement remediation requirements and/or remaining inquiries and other regulatory activity could result in the payment of additional death claims and additional escheatment of funds deemed abandoned under state laws. AGL believes that it has adequately reserved for such claims as of December 31, 2012, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate.

       In addition, the state of West Virginia has two lawsuits pending against AGL relating to alleged violations of the West Virginia Uniform Unclaimed Property Act, in connection with policies issued by AGL and by American General Life and Accident Insurance Company (which merged into AGL on December 31, 2012). The State of West Virginia has also filed similar lawsuits against other insurers.

       In addition, AGL invested a total of $490.7 million in WG Trading Company, L.P. ("WG Trading") in two separate transactions. AGL received back a total amount of $567.2 million from these investments. In August 2010, a court-appointed Receiver filed a lawsuit against AGL and other defendants seeking to recover any funds distributed in excess of the entities' investments. The Receiver asserts that WG Trading and WG Trading Investors, L.P. were operated as a "ponzi" scheme.

       There are no pending legal proceedings affecting the Separate Account. Various lawsuits against AGL have arisen in the ordinary course of business. In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of AGL, such as through financial examinations, market conduct exams or regulatory inquiries. As of December 31, 2012, AGL believes it is not likely that contingent liabilities arising from the above matters will have a material adverse effect on the financial condition of AGL.

       FINANCIAL STATEMENTS

       PricewaterhouseCoopers LLP, located at 1201 Louisiana Street, Suite 2900, Houston, Texas 77002, serves as the independent registered public accounting firm for Variable Account I, AGL, the life companies listed below and American International Group, Inc.

       We are required to include additional life companies' financial statements in the Registration Statement to reflect the effect of the Merger.

       You may obtain a free copy of these financial statements if you write us at our Administrative Office, Annuity Administration Department, 405 King Street, 4/th/ Floor, Wilmington, Delaware 19801 or call us at 1-877-299-1724. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

       The following financial statements are included in the Registration Statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

              . Audited Financial Statements of Variable Account I of American General Life Insurance Company of Delaware for the year ended December 31, 2011
              . Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009
              . Audited Statutory Financial Statements of American General Assurance Company for years ended December 31, 2011 and 2010
              . Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010
              . Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009
              . Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010
              . Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009
              . Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

       The following financial statements are also included in the Registration
       Statement:

              . Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011

       The financial statements of the life companies listed above should be considered only as bearing on the ability of AGL to meet its obligations under the Contracts.

       AMERICAN INTERNATIONAL GROUP, INC. FINANCIAL INFORMATION

       On March 30, 2011, American International Group, Inc. and AGL entered into an Unconditional Capital Maintenance Agreement. As a result, the financial statements of American International Group, Inc. are incorporated by reference below. American International Group, Inc. does not underwrite any Contracts referenced herein.

       The following financial statements are incorporated by reference in the Registration Statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

              . Consolidated Financial Statements and Financial Statement Schedules of American International Group, Inc.'s Current Report on Form 8-K dated May 4, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting)

              . American International Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011

       The following financial statements are also incorporated by reference in the Registration Statement in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting:

           . Consolidated Financial Statements of AIA Group Limited incorporated by reference to American International Group, Inc.'s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011

Dated: January 2, 2013

               Please keep this Supplement with your Prospectus

AMERICAN GENERAL
Life Companies

                                                             Variable Account I
                                                               Variable Annuity

                                                                           2011

                                                                  ANNUAL REPORT

                                                              December 31, 2011

                            American General Life Insurance Company of Delaware

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
American General Life Insurance Company of Delaware and Contract Owners of American General Life Insurance Company of Delaware Variable Account I

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the Sub-Accounts listed in Note 1 of American General Life Insurance Company of Delaware Variable Account I at December 31, 2011, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period then ended and each of their financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the management of American General Life Insurance Company of Delaware; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investment securities at December 31, 2011 by correspondence with the mutual fund companies, provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas
April 25, 2012

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2011


                                                Due from (to)
                                               American General                                                   NET ASSETS
                                 Investment     Life Insurance                Contract owners Contract owners - ATTRIBUTABLE TO
                               securities - at    Company Of                     - annuity      accumulation    CONTRACT OWNER
Sub-accounts                     fair value        Delaware      NET ASSETS      reserves         reserves         RESERVES
-------------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced
  Wealth Strategy Portfolio -
  Class A                        $  50,897,886           $    - $  50,897,886      $  126,076     $  50,771,810   $  50,897,886
AllianceBernstein Global
  Thematic Growth Portfolio -
  Class A                           14,642,176                -    14,642,176          28,218        14,613,958      14,642,176
AllianceBernstein Global
  Thematic Growth Portfolio -
  Class B                            7,096,751                -     7,096,751          15,644         7,081,107       7,096,751
AllianceBernstein Growth and
  Income Portfolio - Class A        52,221,556                -    52,221,556         220,227        52,001,329      52,221,556
AllianceBernstein Growth and
  Income Portfolio - Class B        51,417,868                -    51,417,868         236,745        51,181,123      51,417,868
AllianceBernstein Growth
  Portfolio - Class A               20,306,121                -    20,306,121           1,924        20,304,197      20,306,121
AllianceBernstein Growth
  Portfolio - Class B               15,183,710                -    15,183,710               -        15,183,710      15,183,710
AllianceBernstein
  Intermediate Bond Portfolio
  - Class A                         88,786,881                -    88,786,881         217,310        88,569,571      88,786,881
AllianceBernstein
  Intermediate Bond Portfolio
  - Class B                            978,264                -       978,264               -           978,264         978,264
AllianceBernstein
  International Growth
  Portfolio - Class A               31,784,798                -    31,784,798          58,841        31,725,957      31,784,798
AllianceBernstein
  International Value
  Portfolio - Class A               11,332,246                -    11,332,246               -        11,332,246      11,332,246
AllianceBernstein Large Cap
  Growth Portfolio - Class A        38,191,527                -    38,191,527         183,651        38,007,876      38,191,527
AllianceBernstein Large Cap
  Growth Portfolio - Class B        22,333,029                -    22,333,029         156,132        22,176,897      22,333,029
AllianceBernstein Money
  Market Portfolio - Class A        11,317,492                -    11,317,492         106,587        11,210,905      11,317,492
AllianceBernstein Money
  Market Portfolio - Class B        11,626,945                -    11,626,945         108,833        11,518,112      11,626,945
AllianceBernstein Real Estate
  Investment Portfolio -
  Class A                           14,319,828                -    14,319,828         206,075        14,113,753      14,319,828
AllianceBernstein Small Cap
  Growth Portfolio - Class A        19,564,609                -    19,564,609          61,077        19,503,532      19,564,609
AllianceBernstein Small/Mid
  Cap Value Portfolio - Class
  A                                 20,527,898                -    20,527,898         107,276        20,420,622      20,527,898
AllianceBernstein Value
  Portfolio - Class B               17,382,830                -    17,382,830          40,973        17,341,857      17,382,830
BlackRock Basic Value V.I.
  Fund - Class I                     2,557,802                -     2,557,802           3,023         2,554,779       2,557,802
BlackRock Equity Dividend
  V.I. Fund - Class I                  342,762                -       342,762               -           342,762         342,762
BlackRock Global Allocation
  V.I. Fund - Class I                1,874,813                -     1,874,813               -         1,874,813       1,874,813
BlackRock Global
  Opportunities V.I. Fund -
  Class I                              217,164                -       217,164               -           217,164         217,164
BlackRock High Income V.I.
  Fund - Class I                       343,586            2,078       345,664               -           345,664         345,664
BlackRock International Value
  V.I. Fund - Class I                  746,359                -       746,359               -           746,359         746,359
BlackRock Large Cap Core V.I.
  Fund - Class I                     1,312,998                -     1,312,998           2,404         1,310,594       1,312,998
BlackRock Large Cap Growth
  V.I. Fund - Class I                  324,879                -       324,879               -           324,879         324,879
BlackRock Money Market V.I.
  Fund - Class I                        23,757                -        23,757               -            23,757          23,757
BlackRock Total Return V.I.
  Fund - Class I                       220,387              741       221,128               -           221,128         221,128
BlackRock Value Opportunities
  V.I. Fund - Class I                  934,142                -       934,142               -           934,142         934,142
Delaware VIP Cash Reserve
  Series - Standard Class                    -                -             -               -                 -               -
Delaware VIP High Yield
  Series - Standard Class              303,465                -       303,465               -           303,465         303,465
Delaware VIP Limited-Term
  Diversified Income Series -
  Standard Class                        77,212               32        77,244               -            77,244          77,244
Delaware VIP Smid Cap Growth
  Series - Standard Class              112,932                -       112,932               -           112,932         112,932
Delaware VIP Value Series -
  Standard Class                     1,455,480                -     1,455,480               -         1,455,480       1,455,480
Dreyfus Stock Index Fund,
  Inc. - Initial Shares              1,334,772                -     1,334,772          14,993         1,319,779       1,334,772
Fidelity VIP Asset Manager
  Portfolio - Initial Class          1,017,622                -     1,017,622           9,222         1,008,400       1,017,622
Fidelity VIP Contrafund
  Portfolio - Initial Class            683,446                -       683,446          14,773           668,673         683,446
Fidelity VIP Growth Portfolio
  - Initial Class                      801,017                -       801,017          15,810           785,207         801,017
Fidelity VIP High Income
  Portfolio - Initial Class            242,045                -       242,045               -           242,045         242,045
Fidelity VIP Investment Grade
  Bond Portfolio - Initial
  Class                                801,488                -       801,488          27,459           774,029         801,488
Fidelity VIP Money Market
  Portfolio - Initial Class            612,333                -       612,333          15,224           597,109         612,333
Fidelity VIP Overseas
  Portfolio - Initial Class             43,384                -        43,384               -            43,384          43,384
Invesco V.I. Capital
  Appreciation Fund - Series I         127,871                -       127,871               -           127,871         127,871
Invesco V.I. International
  Growth Fund - Series I               167,875                -       167,875          12,077           155,798         167,875
Lincoln VIP Delaware
  Foundation Moderate
  Allocation Fund - Standard
  Class                                237,135                -       237,135               -           237,135         237,135
Van Eck VIP Emerging Markets
  Fund - Initial Class                 156,392                -       156,392               -           156,392         156,392
Van Eck VIP Global Hard
  Assets Fund - Initial Class          144,341                -       144,341          21,572           122,769         144,341
Vanguard 500 Index Fund                  4,824                -         4,824           4,824                 -           4,824
Vanguard Dividend Growth Fund          435,764                -       435,764         435,764                 -         435,764
Vanguard GNMA Fund                     219,501                -       219,501         219,501                 -         219,501
Vanguard Health Care Fund               34,214                -        34,214          34,214                 -          34,214

                            See accompanying notes.

                                   VA I - 2

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF ASSETS AND LIABILITIES - CONTINUED
DECEMBER 31, 2011


                                                Due from (to)
                                               American General                                              NET ASSETS
                                 Investment     Life Insurance             Contract owners Contract owners ATTRIBUTABLE TO
                               securities - at    Company Of                  - annuity    - accumulation  CONTRACT OWNER
Sub-accounts                     fair value        Delaware     NET ASSETS    reserves        reserves        RESERVES
--------------------------------------------------------------------------------------------------------------------------
Vanguard Inflation-Protected
  Securities Fund                   $  353,077             $  - $  353,077      $  353,077            $  -      $  353,077
Vanguard International Growth
  Fund                                   7,640                -      7,640           7,640               -           7,640
Vanguard LifeStrategy
  Conservative Growth Fund             219,202                -    219,202         219,202               -         219,202
Vanguard LifeStrategy Growth
  Fund                                 493,519                -    493,519         493,519               -         493,519
Vanguard LifeStrategy Income
  Fund                                 454,308                -    454,308         454,308               -         454,308
Vanguard LifeStrategy
  Moderate Growth Fund                 513,093                -    513,093         513,093               -         513,093
Vanguard Prime Money Market
  Fund                                   2,857                -      2,857           2,857               -           2,857
Vanguard PRIMECAP Fund                   2,071                -      2,071           2,071               -           2,071
Vanguard Small-Cap Growth
  Index Fund                            42,059                -     42,059          42,059               -          42,059
Vanguard Small-Cap Value
  Index Fund                             5,359                -      5,359           5,359               -           5,359
Vanguard Total Bond Market
  Index Fund                                 -                -          -               -               -               -
Vanguard Total International
  Stock Index Fund                     102,139                -    102,139         102,139               -         102,139
Vanguard U.S. Growth Fund                2,754                -      2,754           2,754               -           2,754
Vanguard VIF Balanced
  Portfolio                          6,071,552                -  6,071,552       6,071,552               -       6,071,552
Vanguard VIF Capital Growth
  Portfolio                            565,096                -    565,096         565,096               -         565,096
Vanguard VIF Diversified
  Value Portfolio                      662,064                -    662,064         662,064               -         662,064
Vanguard VIF Equity Income
  Portfolio                            872,612                -    872,612         872,612               -         872,612
Vanguard VIF Equity Index
  Portfolio                            517,248                -    517,248         517,248               -         517,248
Vanguard VIF Growth Portfolio          182,151                -    182,151         182,151               -         182,151
Vanguard VIF High Yield Bond
  Portfolio                            783,503                -    783,503         783,503               -         783,503
Vanguard VIF International
  Portfolio                          2,008,800                -  2,008,800       2,008,800               -       2,008,800
Vanguard VIF Mid-Cap Index
  Portfolio                            658,715                -    658,715         658,715               -         658,715
Vanguard VIF Money Market
  Portfolio                            627,066                -    627,066         627,066               -         627,066
Vanguard VIF REIT Index
  Portfolio                            560,376                -    560,376         560,376               -         560,376
Vanguard VIF Short-Term
  Investment- Grade Portfolio          269,185                -    269,185         269,185               -         269,185
Vanguard VIF Small Company
  Growth Portfolio                     370,143                -    370,143         370,143               -         370,143
Vanguard VIF Total Bond
  Market Index Portfolio             1,390,752                -  1,390,752       1,390,752               -       1,390,752
Vanguard VIF Total Stock
  Market Index Portfolio             2,543,339                -  2,543,339       2,543,339               -       2,543,339
Vanguard Wellington Fund                64,659                -     64,659          64,659               -          64,659
Vanguard Windsor Fund                    1,548                -      1,548           1,548               -           1,548

                            See accompanying notes.

                                   VA I - 3

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011


                         A             B             A+B=C            D               E             F            C+D+E+F

                                 Mortality and                                                Net change in      INCREASE
                                  expense risk                                  Capital gain    unrealized      (DECREASE)
                     Dividends        and             NET        Net realized   distributions  appreciation   IN NET ASSETS
                    from mutual  administrative   INVESTMENT    gain (loss) on   from mutual  (depreciation)  RESULTING FROM
Sub-accounts           funds        charges      INCOME (LOSS)   investments        funds     of investments    OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------

  AllianceBernstein
  Balanced
  Wealth
  Strategy
  Portfolio -
  Class A           $  1,506,783    $  (830,741)    $  676,042   $  (3,554,644)    $        -    $   435,029   $  (2,443,573)

  AllianceBernstein
  Global
  Thematic
  Growth
  Portfolio -
  Class A                115,172       (273,042)      (157,870)     (3,534,758)             -     (1,274,013)     (4,966,641)

  AllianceBernstein
  Global
  Thematic
  Growth
  Portfolio -
  Class B                 32,990       (132,153)       (99,163)     (1,714,695)             -       (617,780)     (2,431,638)

  AllianceBernstein
  Growth and
  Income
  Portfolio -
  Class A                770,558       (796,355)       (25,797)       (539,833)             -      3,249,078       2,683,448

  AllianceBernstein
  Growth and
  Income
  Portfolio -
  Class B                618,141       (785,213)      (167,072)       (274,979)             -      3,099,456       2,657,405

  AllianceBernstein
  Growth
  Portfolio -
  Class A                      -       (325,630)      (325,630)       (298,034)             -        670,516          46,852

  AllianceBernstein
  Growth
  Portfolio -
  Class B                      -       (234,773)      (234,773)       (353,254)             -        550,333         (37,694)

  AllianceBernstein
  Intermediate
  Bond
  Portfolio -
  Class A              4,464,387     (1,320,960)     3,143,427         335,015        340,567        908,627       4,727,636

  AllianceBernstein
  Intermediate
  Bond
  Portfolio -
  Class B                 47,370        (14,704)        32,666           4,644          3,850          9,266          50,426

  AllianceBernstein
  International
  Growth
  Portfolio -
  Class A              1,186,803       (548,640)       638,163      (6,679,111)             -       (881,621)     (6,922,569)

  AllianceBernstein
  International
  Value
  Portfolio -
  Class A                577,823       (212,130)       365,693      (3,178,138)             -       (380,865)     (3,193,310)

  AllianceBernstein
  Large Cap
  Growth
  Portfolio -
  Class A                143,179       (608,296)      (465,117)     (2,114,744)             -        803,569      (1,776,292)

  AllianceBernstein
  Large Cap
  Growth
  Portfolio -
  Class B                 22,127       (355,998)      (333,871)     (1,119,563)             -        399,754      (1,053,680)

  AllianceBernstein
  Money Market
  Portfolio -
  Class A                  1,302       (181,573)      (180,271)           (136)             -            136        (180,271)

  AllianceBernstein
  Money Market
  Portfolio -
  Class B                  1,346       (187,563)      (186,217)              -              -              -        (186,217)

  AllianceBernstein
  Real Estate
  Investment
  Portfolio -
  Class A                222,647       (207,938)        14,709      (1,973,897)     1,679,535      1,359,341       1,079,688

  AllianceBernstein
  Small Cap
  Growth
  Portfolio -
  Class A                      -       (302,769)      (302,769)       (144,763)             -      1,124,341         676,809

  AllianceBernstein
  Small/Mid
  Cap Value
  Portfolio -
  Class A                123,880       (344,676)      (220,796)     (2,917,781)             -        639,273      (2,499,304)

  AllianceBernstein
  Value
  Portfolio -
  Class B                251,694       (287,108)       (35,414)     (1,455,090)             -        463,419      (1,027,085)
BlackRock
  Basic Value
  V.I. Fund -
  Class I                 48,741        (40,683)         8,058        (177,492)             -         68,880        (100,554)
BlackRock
  Equity
  Dividend
  V.I. Fund -
  Class I                  6,933         (4,612)         2,321         (46,786)         2,035         58,550          16,120
BlackRock
  Global
  Allocation
  V.I. Fund -
  Class I                 43,916        (25,075)        18,841         (97,710)        42,292        (52,005)        (88,582)
BlackRock
  Global
  Opportunities
  V.I. Fund -
  Class I                  2,757         (3,428)          (671)        (33,875)             -            (21)        (34,567)
BlackRock High
  Income V.I.
  Fund - Class
  I                       27,479         (5,020)        22,459         (19,199)             -          5,112           8,372
BlackRock
  International
  Value V.I.
  Fund - Class
  I                       22,008        (12,713)         9,295         (90,746)             -        (48,157)       (129,608)
BlackRock
  Large Cap
  Core V.I.
  Fund - Class
  I                       15,620        (19,257)        (3,637)        (30,622)             -         52,130          17,871
BlackRock
  Large Cap
  Growth V.I.
  Fund - Class
  I                        2,952         (5,256)        (2,304)          5,642            764          6,217          10,319
BlackRock
  Money Market
  V.I. Fund -
  Class I                      -           (501)          (501)              -              1              -            (500)
BlackRock
  Total Return
  V.I. Fund -
  Class I                  8,875         (2,782)         6,093           1,439              -          2,356           9,888
BlackRock
  Value
  Opportunities
  V.I. Fund -
  Class I                  4,026        (14,631)       (10,605)        (55,016)             -         29,723         (35,898)
Delaware VIP
  Cash Reserve
  Series -
  Standard
  Class                        2            (29)           (27)              -              -              -             (27)
Delaware VIP
  High Yield
  Series -
  Standard
  Class                   25,704         (3,935)        21,769         (24,586)             -          7,695           4,878
Delaware VIP
  Limited-Term
  Diversified
  Income
  Series -
  Standard
  Class                    1,511           (958)           553            (428)         1,179            (10)          1,294
Delaware VIP
  Smid Cap
  Growth
  Series -
  Standard
  Class                    1,101         (1,437)          (336)          2,693          3,152          1,693           7,202
Delaware VIP
  Value Series
  - Standard
  Class                   27,907        (18,040)         9,867          20,524              -         99,431         129,822
Dreyfus Stock
  Index Fund,
  Inc. -
  Initial
  Shares                  26,617        (20,689)         5,928         (55,705)        10,514         50,679          11,416
Fidelity VIP
  Asset
  Manager
  Portfolio -
  Initial Class           21,257        (16,851)         4,406         (52,407)         5,245          3,372         (39,384)
Fidelity VIP
  Contrafund
  Portfolio -
  Initial Class            7,319        (10,842)        (3,523)        (30,940)             -          1,263         (33,200)
Fidelity VIP
  Growth
  Portfolio -
  Initial Class            3,072        (12,344)        (9,272)          1,395          3,077           (595)         (5,395)
Fidelity VIP
  High Income
  Portfolio -
  Initial Class           16,773         (3,667)        13,106         (15,716)             -         10,147           7,537
Fidelity VIP
  Investment
  Grade Bond
  Portfolio -
  Initial Class           25,795        (11,765)        14,030         (15,146)        22,208         27,208          48,300
Fidelity VIP
  Money Market
  Portfolio -
  Initial Class              795        (10,187)        (9,392)              -              -              -          (9,392)
Fidelity VIP
  Overseas
  Portfolio -
  Initial Class              808           (956)          (148)         (7,557)           145         (3,399)        (10,959)
Invesco V.I.
  Capital
  Appreciation
  Fund -
  Series I                   239         (2,311)        (2,072)         (7,726)             -         (3,295)        (13,093)
Invesco V.I.
  International
  Growth Fund
  - Series I               3,663         (3,186)           477         (18,025)             -         (1,128)        (18,676)
Lincoln VIP
  Delaware
  Foundation
  Moderate
  Allocation
  Fund -
  Standard
  Class                    6,253         (4,161)         2,092          (8,715)             -          3,240          (3,383)
Van Eck VIP
  Emerging
  Markets Fund
  - Initial
  Class                    3,162         (3,703)          (541)        (54,847)             -        (14,862)        (70,250)
Van Eck VIP
  Global Hard
  Assets Fund
  - Initial
  Class                    3,074         (3,266)          (192)        (37,596)         3,291        (11,317)        (45,814)
Vanguard 500
  Index Fund                 273           (127)           146             178              -           (741)           (417)

                            See accompanying notes.

                                   VA I - 4

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF OPERATIONS - CONTINUED
FOR THE YEAR ENDED DECEMBER 31, 2011


                           A            B             A+B=C            D               E             F              C+D+E+F

                                  Mortality and                                                Net change in
                                   expense risk                                  Capital gain    unrealized        INCREASE
                       Dividends       and             NET        Net realized   distributions  appreciation   (DECREASE) IN NET
                      from mutual administrative   INVESTMENT    gain (loss) on   from mutual  (depreciation)  ASSETS RESULTING
Sub-accounts             funds       charges      INCOME (LOSS)   investments        funds     of investments   FROM OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Vanguard Dividend
  Growth Fund            $  7,235      $  (1,660)      $  5,575        $  5,796        $     -      $  30,818          $  42,189
Vanguard GNMA Fund          6,628         (1,471)         5,157            (305)         2,504          6,392             13,748
Vanguard Health
  Care Fund                   580           (193)           387             545          1,364          1,604              3,900
Vanguard
  Inflation-Protected
  Securities Fund          14,220         (1,783)        12,437             764            444         28,640             42,285
Vanguard
  International
  Growth Fund                 154            (67)            87               8              -         (1,405)            (1,310)
Vanguard
  LifeStrategy
  Conservative
  Growth Fund               5,171         (1,244)         3,927             612            561         (4,542)               558
Vanguard
  LifeStrategy
  Growth Fund              10,299         (2,667)         7,632           1,518            392        (25,568)           (16,026)
Vanguard
  LifeStrategy
  Income Fund              10,986         (2,320)         8,666             324          2,979          1,360             13,329
Vanguard
  LifeStrategy
  Moderate Growth
  Fund                     11,665         (2,837)         8,828           1,166            792        (13,354)            (2,568)
Vanguard Prime
  Money Market Fund             1            (22)           (21)              -              -              -                (21)
Vanguard PRIMECAP
  Fund                         22            (17)             5              10             68           (137)               (54)
Vanguard Small-Cap
  Growth Index Fund           169           (455)          (286)            683              -         (2,206)            (1,809)
Vanguard Small-Cap
  Value Index Fund            109           (133)           (24)           (594)             -         (1,025)            (1,643)
Vanguard Total Bond
  Market Index Fund             -              -              -               -              -              -                  -
Vanguard Total
  International
  Stock Index Fund          3,039           (690)         2,349              84              -        (22,108)           (19,675)
Vanguard U.S.
  Growth Fund                  12            (23)           (11)             21              -            (45)               (35)
Vanguard VIF
  Balanced Portfolio      157,421        (31,410)       126,011          27,074              -         40,245            193,330
Vanguard VIF
  Capital Growth
  Portfolio                 4,563         (2,617)         1,946             915         13,374        (21,231)            (4,996)
Vanguard VIF
  Diversified Value
  Portfolio                12,093         (3,406)         8,687           4,579              -          2,597             15,863
Vanguard VIF Equity
  Income Portfolio         14,586         (3,525)        11,061           4,584              -         53,587             69,232
Vanguard VIF Equity
  Index Portfolio           8,309         (2,746)         5,563           2,645         16,405        (20,445)             4,168
Vanguard VIF Growth
  Portfolio                 1,080           (935)           145           1,727              -         (4,344)            (2,472)
Vanguard VIF High
  Yield Bond
  Portfolio                30,388         (2,514)        27,874            (468)             -         10,074             37,480
Vanguard VIF
  International
  Portfolio                32,355        (10,758)        21,597           3,017              -       (301,805)          (277,191)
Vanguard VIF
  Mid-Cap Index
  Portfolio                 5,949         (3,353)         2,596           3,098              -        (24,057)           (18,363)
Vanguard VIF Money
  Market Portfolio          1,307         (4,216)        (2,909)              -              -              -             (2,909)
Vanguard VIF REIT
  Index Portfolio           6,844         (2,308)         4,536           2,959          4,809         39,392             51,696
Vanguard VIF
  Short-Term
  Investment-Grade
  Portfolio                 8,535         (1,269)         7,266          (2,159)         2,422         (3,798)             3,731
Vanguard VIF Small
  Company Growth
  Portfolio                   518         (1,572)        (1,054)          3,147              -          2,742              4,835
Vanguard VIF Total
  Bond Market Index
  Portfolio                45,802         (7,315)        38,487          (5,572)        12,440         47,477             92,832
Vanguard VIF Total
  Stock Market
  Index Portfolio          35,662        (13,658)        22,004          18,290         76,568       (113,719)             3,143
Vanguard Wellington
  Fund                      2,007           (510)         1,497             383              -            202              2,082
Vanguard Windsor
  Fund                         26            (13)            13              10              -           (102)               (79)

                            See accompanying notes.

                                   VA I - 5

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

SCHEDULES OF PORTFOLIO INVESTMENTS
DECEMBER 31, 2011


                                                              Net Asset Value Value of Shares at Cost of Shares
Sub-accounts                                         Shares      Per Share        Fair Value          Held      Level /(1)/
---------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy
  Portfolio - Class A                               4,669,531        $  10.90      $  50,897,886  $  48,269,900          1
AllianceBernstein Global Thematic Growth
  Portfolio - Class A                                 984,679           14.87         14,642,176     14,749,749          1
AllianceBernstein Global Thematic Growth
  Portfolio - Class B                                 489,431           14.50          7,096,751      7,149,967          1
AllianceBernstein Growth and Income Portfolio -
  Class A                                           2,893,161           18.05         52,221,556     46,207,335          1
AllianceBernstein Growth and Income Portfolio -
  Class B                                           2,878,940           17.86         51,417,868     45,517,167          1
AllianceBernstein Growth Portfolio - Class A          995,398           20.40         20,306,121     18,550,876          1
AllianceBernstein Growth Portfolio - Class B          766,467           19.81         15,183,710     13,873,108          1
AllianceBernstein Intermediate Bond Portfolio -
  Class A                                           7,080,294           12.54         88,786,881     88,638,744          1
AllianceBernstein Intermediate Bond Portfolio -
  Class B                                              78,829           12.41            978,264        977,476          1
AllianceBernstein International Growth Portfolio
  - Class A                                         2,107,745           15.08         31,784,798     29,890,283          1
AllianceBernstein International Value Portfolio -
  Class A                                             985,413           11.50         11,332,246     11,042,562          1
AllianceBernstein Large Cap Growth Portfolio -
  Class A                                           1,421,874           26.86         38,191,527     35,173,653          1
AllianceBernstein Large Cap Growth Portfolio -
  Class B                                             853,383           26.17         22,333,029     20,578,920          1
AllianceBernstein Money Market Portfolio - Class A 11,317,492            1.00         11,317,492     11,317,492          1
AllianceBernstein Money Market Portfolio - Class B 11,626,945            1.00         11,626,945     11,626,945          1
AllianceBernstein Real Estate Investment
  Portfolio - Class A                               1,236,600           11.58         14,319,828     12,478,709          1
AllianceBernstein Small Cap Growth Portfolio -
  Class A                                           1,144,799           17.09         19,564,609     17,083,278          1
AllianceBernstein Small/Mid Cap Value Portfolio -
  Class A                                           1,327,807           15.46         20,527,898     17,970,819          1
AllianceBernstein Value Portfolio - Class B         1,873,150            9.28         17,382,830     15,529,646          1
BlackRock Basic Value V.I. Fund - Class I             223,780           11.43          2,557,802      2,313,890          1
BlackRock Equity Dividend V.I. Fund - Class I          41,954            8.17            342,762        312,352          1
BlackRock Global Allocation V.I. Fund - Class I       126,080           14.87          1,874,813      1,885,325          1
BlackRock Global Opportunities V.I. Fund - Class I     17,713           12.26            217,164        204,557          1
BlackRock High Income V.I. Fund - Class I              50,013            6.87            343,586        334,108          1
BlackRock International Value V.I. Fund - Class I      93,295            8.00            746,359        740,898          1
BlackRock Large Cap Core V.I. Fund - Class I           57,087           23.00          1,312,998      1,199,003          1
BlackRock Large Cap Growth V.I. Fund - Class I         29,561           10.99            324,879        300,627          1
BlackRock Money Market V.I. Fund - Class I             23,757            1.00             23,757         23,757          1
BlackRock Total Return V.I. Fund - Class I             19,181           11.49            220,387        221,006          1
BlackRock Value Opportunities V.I. Fund - Class I      54,437           17.16            934,142        821,303          1
Delaware VIP High Yield Series - Standard Class        53,427            5.68            303,465        289,574          1
Delaware VIP Limited-Term Diversified Income
  Series - Standard Class                               7,652           10.09             77,212         77,746          1
Delaware VIP Smid Cap Growth Series - Standard
  Class                                                 4,870           23.19            112,932        105,335          1
Delaware VIP Value Series - Standard Class             82,091           17.73          1,455,480      1,264,882          1
Dreyfus Stock Index Fund, Inc. - Initial Shares        45,277           29.48          1,334,772      1,212,437          1
Fidelity VIP Asset Manager Portfolio - Initial
  Class                                                73,741           13.80          1,017,622      1,015,908          1
Fidelity VIP Contrafund Portfolio - Initial Class      29,689           23.02            683,446        640,347          1
Fidelity VIP Growth Portfolio - Initial Class          21,714           36.89            801,017        753,814          1
Fidelity VIP High Income Portfolio - Initial Class     44,906            5.39            242,045        248,966          1
Fidelity VIP Investment Grade Bond Portfolio -
  Initial Class                                        61,796           12.97            801,488        826,787          1
Fidelity VIP Money Market Portfolio - Initial
  Class                                               612,333            1.00            612,333        612,333          1
Fidelity VIP Overseas Portfolio - Initial Class         3,183           13.63             43,384         43,060          1
Invesco V.I. Capital Appreciation Fund - Series I       5,970           21.42            127,871        123,632          1
Invesco V.I. International Growth Fund - Series I       6,366           26.37            167,875        155,461          1
Lincoln VIP Delaware Foundation Moderate
  Allocation Fund - Standard Class                     17,784           13.33            237,135        228,670          1
Van Eck VIP Emerging Markets Fund - Initial Class      15,038           10.40            156,392        157,595          1
Van Eck VIP Global Hard Assets Fund - Initial
  Class                                                 4,694           30.75            144,341        137,113          1
Vanguard 500 Index Fund                                    42          115.80              4,824          4,584          1
Vanguard Dividend Growth Fund                          28,260           15.42            435,764        395,895          1
Vanguard GNMA Fund                                     19,828           11.07            219,501        219,613          1
Vanguard Health Care Fund                                 266          128.73             34,214         32,413          1
Vanguard Inflation-Protected Securities Fund           25,023           14.11            353,077        333,329          1
Vanguard International Growth Fund                        467           16.35              7,640          8,583          1
Vanguard LifeStrategy Conservative Growth Fund         13,514           16.22            219,202        221,322          1

                            See accompanying notes.

                                   VA I - 6

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

SCHEDULES OF PORTFOLIO INVESTMENTS - CONTINUED
DECEMBER 31, 2011


                                                            Net Asset Value Value of Shares at Cost of Shares
Sub-accounts                                        Shares     Per Share        Fair Value          Held      Level /(1)/
-------------------------------------------------------------------------------------------------------------------------
Vanguard LifeStrategy Growth Fund                    23,390        $  21.10         $  493,519     $  502,557          1
Vanguard LifeStrategy Income Fund                    32,129           14.14            454,308        454,136          1
Vanguard LifeStrategy Moderate Growth Fund           26,779           19.16            513,093        516,078          1
Vanguard Prime Money Market Fund                      2,857            1.00              2,857          2,857          1
Vanguard PRIMECAP Fund                                   34           61.74              2,071          2,126          1
Vanguard Small-Cap Growth Index Fund                  1,957           21.49             42,059         40,204          1
Vanguard Small-Cap Value Index Fund                     356           15.04              5,359          5,450          1
Vanguard Total International Stock Index Fund         7,821           13.06            102,139        116,530          1
Vanguard U.S. Growth Fund                               153           18.05              2,754          2,668          1
Vanguard VIF Balanced Portfolio                     321,246           18.90          6,071,552      5,789,999          1
Vanguard VIF Capital Growth Portfolio                36,016           15.69            565,096        560,814          1
Vanguard VIF Diversified Value Portfolio             52,670           12.57            662,064        623,433          1
Vanguard VIF Equity Income Portfolio                 54,778           15.93            872,612        795,833          1
Vanguard VIF Equity Index Portfolio                  22,637           22.85            517,248        508,101          1
Vanguard VIF Growth Portfolio                        14,022           12.99            182,151        178,279          1
Vanguard VIF High Yield Bond Portfolio              101,490            7.72            783,503        770,419          1
Vanguard VIF International Portfolio                128,935           15.58          2,008,800      2,195,929          1
Vanguard VIF Mid-Cap Index Portfolio                 45,460           14.49            658,715        660,053          1
Vanguard VIF Money Market Portfolio                 627,066            1.00            627,066        627,066          1
Vanguard VIF REIT Index Portfolio                    51,411           10.90            560,376        506,423          1
Vanguard VIF Short-Term Investment-Grade Portfolio   25,134           10.71            269,185        273,431          1
Vanguard VIF Small Company Growth Portfolio          20,690           17.89            370,143        349,135          1
Vanguard VIF Total Bond Market Index Portfolio      111,887           12.43          1,390,752      1,357,769          1
Vanguard VIF Total Stock Market Index Portfolio     107,632           23.63          2,543,339      2,517,507          1
Vanguard Wellington Fund                              2,063           31.34             64,659         62,109          1
Vanguard Windsor Fund                                   121           12.77              1,548          1,537          1

/(1)/ Represents the level within the fair value hierarchy under which the portfolio is classified as defined in ASC 820 and described in Note 3 to the financial statements.

                            See accompanying notes.

                                   VA I - 7

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                               Sub-accounts
                                              ------------------------------------------------------------------------------
                                              AllianceBernstein   AllianceBernstein   AllianceBernstein   AllianceBernstein
                                               Balanced Wealth     Global Thematic     Global Thematic        Growth and
                                              Strategy Portfolio  Growth Portfolio -  Growth Portfolio -  Income Portfolio -
                                                  - Class A            Class A             Class B             Class A
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                    $     676,042       $    (157,870)       $    (99,163)      $     (25,797)
   Net realized gain (loss) on investments            (3,554,644)         (3,534,758)         (1,714,695)           (539,833)
   Capital gain distributions from mutual
     funds                                                     -                   -                   -                   -
   Net change in unrealized appreciation
     (depreciation) of investments                       435,029          (1,274,013)           (617,780)          3,249,078
                                                  --------------      --------------       -------------      --------------
Increase (decrease) in net assets resulting
  from operations                                     (2,443,573)         (4,966,641)         (2,431,638)          2,683,448
                                                  --------------      --------------       -------------      --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                        521,991              13,040               6,806              11,448
   Administrative charges                               (139,875)            (37,710)            (31,246)            (94,360)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                  (714,671)           (877,093)           (371,261)         (2,160,546)
   Mortality reserve transfers                           (19,972)            (10,126)             13,781              32,296
   Contract withdrawals                               (6,617,014)         (1,697,925)           (788,903)         (5,552,153)
   Surrender charges                                      (4,215)                (27)                (17)                  -
   Death benefits                                     (2,964,538)           (453,623)           (168,170)         (1,864,337)
   Annuity payments                                      (34,064)             (7,726)             (2,177)            (28,472)
                                                  --------------      --------------       -------------      --------------
Increase (decrease) in net assets resulting
  from principal transactions                         (9,972,358)         (3,071,190)         (1,341,187)         (9,656,124)
                                                  --------------      --------------       -------------      --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS              (12,415,931)         (8,037,831)         (3,772,825)         (6,972,676)
NET ASSETS:
   Beginning of year                                  63,313,817          22,680,007          10,869,576          59,194,232
                                                  --------------      --------------       -------------      --------------
   End of year                                     $  50,897,886       $  14,642,176        $  7,096,751       $  52,221,556
                                                  ==============      ==============       =============      ==============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                    $     837,798       $     162,864        $     63,579       $    (809,286)
   Net realized gain (loss) on investments               286,666          (3,177,157)            265,564          (2,338,768)
   Capital gain distributions from mutual
     funds                                                     -                   -                   -                   -
   Net change in unrealized appreciation
     (depreciation) of investments                     4,265,839           6,441,019           1,196,750           9,331,855
                                                  --------------      --------------       -------------      --------------
Increase (decrease) in net assets resulting
  from operations                                      5,390,303           3,426,726           1,525,893           6,183,801
                                                  --------------      --------------       -------------      --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                          8,371              12,204               4,776              20,720
   Administrative charges                               (147,528)            (41,125)            (32,300)            (96,561)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                  (825,826)           (632,561)             48,613          (1,574,664)
   Mortality reserve transfers                            97,143               7,235               1,891              17,492
   Contract withdrawals                               (6,317,839)         (1,733,158)           (889,007)         (4,628,901)
   Surrender charges                                        (558)               (425)                (12)             (1,095)
   Death benefits                                     (1,902,724)           (677,130)           (166,831)         (1,940,353)
   Annuity payments                                      (12,814)             (7,081)             (1,371)            (26,252)
                                                  --------------      --------------       -------------      --------------
Increase (decrease) in net assets resulting
  from principal transactions                         (9,101,775)         (3,072,041)         (1,034,241)         (8,229,614)
                                                  --------------      --------------       -------------      --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS               (3,711,472)            354,685             491,652          (2,045,813)
NET ASSETS:
   Beginning of year                                  67,025,289          22,325,322          10,377,924          61,240,045
                                                  --------------      --------------       -------------      --------------
   End of year                                     $  63,313,817       $  22,680,007        $ 10,869,576       $  59,194,232
                                                  ==============      ==============       =============      ==============

                            See accompanying notes.

                                   VA I - 8

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                Sub-accounts
                                              -------------------------------------------------------------------------------
                                              AllianceBernstein
                                                  Growth and      AllianceBernstein   AllianceBernstein    AllianceBernstein
                                              Income Portfolio -  Growth Portfolio -  Growth Portfolio -   Intermediate Bond
                                                   Class B             Class A             Class B        Portfolio - Class A
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                    $    (167,072)      $    (325,630)      $    (234,773)       $   3,143,427
   Net realized gain (loss) on investments              (274,979)           (298,034)           (353,254)             335,015
   Capital gain distributions from mutual
     funds                                                     -                   -                   -              340,567
   Net change in unrealized appreciation
     (depreciation) of investments                     3,099,456             670,516             550,333              908,627
                                                  --------------      --------------      --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                      2,657,405              46,852             (37,694)           4,727,636
                                                  --------------      --------------      --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                         51,025               4,098               2,916               46,149
   Administrative charges                               (163,938)            (36,511)            (50,369)            (213,525)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                (2,952,879)         (1,339,480)           (132,977)          (2,469,032)
   Mortality reserve transfers                           130,301              (4,755)                 11              155,145
   Contract withdrawals                               (4,663,244)         (2,518,835)         (1,357,351)         (11,229,783)
   Surrender charges                                        (841)                (15)               (253)              (2,543)
   Death benefits                                     (2,458,774)           (865,165)           (607,660)          (2,806,153)
   Annuity payments                                      (27,460)            (14,130)               (504)             (52,906)
                                                  --------------      --------------      --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                        (10,085,810)         (4,774,793)         (2,146,187)         (16,572,648)
                                                  --------------      --------------      --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS               (7,428,405)         (4,727,941)         (2,183,881)         (11,845,012)
NET ASSETS:
   Beginning of year                                  58,846,273          25,034,062          17,367,591          100,631,893
                                                  --------------      --------------      --------------       --------------
   End of year                                     $  51,417,868       $  20,306,121       $  15,183,710        $  88,786,881
                                                  ==============      ==============      ==============       ==============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                    $    (820,132)      $    (271,800)      $    (225,579)       $   4,153,039
   Net realized gain (loss) on investments            (1,407,775)         (1,652,534)            859,229            1,789,939
   Capital gain distributions from mutual
     funds                                                     -                   -                   -                    -
   Net change in unrealized appreciation
     (depreciation) of investments                     8,307,767           4,980,374           1,449,039            2,006,940
                                                  --------------      --------------      --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                      6,079,860           3,056,040           2,082,689            7,949,918
                                                  --------------      --------------      --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                         15,919              11,784               3,176              122,329
   Administrative charges                               (170,859)            (38,956)            (50,063)            (239,385)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                (1,606,065)           (820,336)           (326,850)             621,294
   Mortality reserve transfers                               451               6,341                 677              (74,828)
   Contract withdrawals                               (6,257,736)         (1,779,431)         (1,623,374)         (11,266,128)
   Surrender charges                                      (1,118)               (162)                (57)              (8,079)
   Death benefits                                     (1,625,769)           (891,233)           (549,373)          (3,527,893)
   Annuity payments                                      (19,052)             (4,459)               (258)             (35,553)
                                                  --------------      --------------      --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                         (9,664,229)         (3,516,452)         (2,546,122)         (14,408,243)
                                                  --------------      --------------      --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS               (3,584,369)           (460,412)           (463,433)          (6,458,325)
NET ASSETS:
   Beginning of year                                  62,430,642          25,494,474          17,831,024          107,090,218
                                                  --------------      --------------      --------------       --------------
   End of year                                     $  58,846,273       $  25,034,062       $  17,367,591        $ 100,631,893
                                                  ==============      ==============      ==============       ==============

                            See accompanying notes.

                                   VA I - 9

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                 Sub-accounts
                                              ---------------------------------------------------------------------------------
                                                                   AllianceBernstein
                                               AllianceBernstein     International      AllianceBernstein    AllianceBernstein
                                               Intermediate Bond   Growth Portfolio -  International Value   Large Cap Growth
                                              Portfolio - Class B       Class A        Portfolio - Class A  Portfolio - Class A
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                        $   32,666       $     638,163        $     365,693        $    (465,117)
   Net realized gain (loss) on investments                  4,644          (6,679,111)          (3,178,138)          (2,114,744)
   Capital gain distributions from mutual
     funds                                                  3,850                   -                    -                    -
   Net change in unrealized appreciation
     (depreciation) of investments                          9,266            (881,621)            (380,865)             803,569
                                                      -----------      --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                          50,426          (6,922,569)          (3,193,310)          (1,776,292)
                                                      -----------      --------------       --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                               -               3,841                1,305                8,840
   Administrative charges                                  (2,079)            (98,279)             (43,951)             (79,104)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                     (2,931)         (2,315,842)            (640,518)          (1,623,301)
   Mortality reserve transfers                                  -              61,334                 (388)               1,471
   Contract withdrawals                                  (106,509)         (2,760,906)          (1,655,032)          (3,528,512)
   Surrender charges                                            -                (490)              (3,070)                (205)
   Death benefits                                               -          (1,187,646)            (418,891)          (1,270,548)
   Annuity payments                                             -             (16,998)              (3,271)             (28,810)
                                                      -----------      --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                            (111,519)         (6,314,986)          (2,763,816)          (6,520,169)
                                                      -----------      --------------       --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                   (61,093)        (13,237,555)          (5,957,126)          (8,296,461)
NET ASSETS:
   Beginning of year                                    1,039,357          45,022,353           17,289,372           46,487,988
                                                      -----------      --------------       --------------       --------------
   End of year                                         $  978,264       $  31,784,798        $  11,332,246        $  38,191,527
                                                      ===========      ==============       ==============       ==============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                        $   47,122       $     290,595        $     297,065        $    (407,953)
   Net realized gain (loss) on investments                  7,488          (4,473,015)          (1,905,798)          (2,323,064)
   Capital gain distributions from mutual
     funds                                                      -                   -                    -                    -
   Net change in unrealized appreciation
     (depreciation) of investments                         34,745           8,648,947            1,971,348            6,292,402
                                                      -----------      --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                          89,355           4,466,527              362,615            3,561,385
                                                      -----------      --------------       --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                               -               9,492                  775               63,491
   Administrative charges                                  (2,313)           (106,306)             (48,997)             (83,581)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                   (174,890)         (1,303,316)            (567,280)          (1,121,853)
   Mortality reserve transfers                                  -             (70,813)               2,307               32,342
   Contract withdrawals                                  (106,217)         (4,014,749)          (1,402,249)          (3,616,180)
   Surrender charges                                            -                (307)                (178)                (637)
   Death benefits                                        (128,674)           (760,138)            (509,592)          (1,363,603)
   Annuity payments                                             -             (12,332)              (1,508)             (27,615)
                                                      -----------      --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                            (412,094)         (6,258,469)          (2,526,722)          (6,117,636)
                                                      -----------      --------------       --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                  (322,739)         (1,791,942)          (2,164,107)          (2,556,251)
NET ASSETS:
   Beginning of year                                    1,362,096          46,814,295           19,453,479           49,044,239
                                                      -----------      --------------       --------------       --------------
   End of year                                         $1,039,357       $  45,022,353        $  17,289,372        $  46,487,988
                                                      ===========      ==============       ==============       ==============

                            See accompanying notes.

                                   VA I - 10

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                 Sub-accounts
                                              ----------------------------------------------------------------------------------
                                                                                                              AllianceBernstein
                                               AllianceBernstein    AllianceBernstein    AllianceBernstein       Real Estate
                                               Large Cap Growth       Money Market         Money Market          Investment
                                              Portfolio - Class B  Portfolio - Class A  Portfolio - Class B  Portfolio - Class A
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                     $    (333,871)       $    (180,271)       $    (186,217)       $      14,709
   Net realized gain (loss) on investments             (1,119,563)                (136)                   -           (1,973,897)
   Capital gain distributions from mutual
     funds                                                      -                    -                    -            1,679,535
   Net change in unrealized appreciation
     (depreciation) of investments                        399,754                  136                    -            1,359,341
                                                   --------------       --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                      (1,053,680)            (180,271)            (186,217)           1,079,688
                                                   --------------       --------------       --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                           3,406                    -              136,330               14,950
   Administrative charges                                 (80,101)             (16,696)             (37,538)             (38,614)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                 (1,209,475)           3,571,166            2,037,477             (273,502)
   Mortality reserve transfers                            143,513              114,051              125,625               99,220
   Contract withdrawals                                (2,288,212)          (4,786,063)          (4,545,908)          (1,207,450)
   Surrender charges                                         (945)                (216)              (2,150)                   -
   Death benefits                                        (865,320)            (880,226)            (720,369)            (228,417)
   Annuity payments                                       (56,766)             (14,357)             (16,652)             (34,297)
                                                   --------------       --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                          (4,353,900)          (2,012,341)          (3,023,185)          (1,668,110)
                                                   --------------       --------------       --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                (5,407,580)          (2,192,612)          (3,209,402)            (588,422)
NET ASSETS:
   Beginning of year                                   27,740,609           13,510,104           14,836,347           14,908,250
                                                   --------------       --------------       --------------       --------------
   End of year                                      $  22,333,029        $  11,317,492        $  11,626,945        $  14,319,828
                                                   ==============       ==============       ==============       ==============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                     $    (308,260)       $    (213,483)       $    (241,131)       $       1,823
   Net realized gain (loss) on investments              1,318,157                    -                    -           (2,886,993)
   Capital gain distributions from mutual
     funds                                                      -                    -                    -                    -
   Net change in unrealized appreciation
     (depreciation) of investments                      1,021,635                    -                    -            5,982,570
                                                   --------------       --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                       2,031,532             (213,483)            (241,131)           3,097,400
                                                   --------------       --------------       --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                           9,694               81,000               39,447               19,675
   Administrative charges                                 (85,852)             (21,065)             (45,557)             (36,154)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                   (584,952)             (75,044)            (335,978)             272,474
   Mortality reserve transfers                             43,016               23,405             (119,918)             (53,624)
   Contract withdrawals                                (2,880,464)          (3,678,162)          (4,350,669)          (1,433,380)
   Surrender charges                                         (399)                (191)                (966)                (662)
   Death benefits                                      (1,016,604)          (1,006,353)            (617,064)            (438,212)
   Annuity payments                                       (26,134)             (16,610)             (17,034)             (18,792)
                                                   --------------       --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                          (4,541,695)          (4,693,020)          (5,447,739)          (1,688,675)
                                                   --------------       --------------       --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                (2,510,163)          (4,906,503)          (5,688,870)           1,408,725
NET ASSETS:
   Beginning of year                                   30,250,772           18,416,607           20,525,217           13,499,525
                                                   --------------       --------------       --------------       --------------
   End of year                                      $  27,740,609        $  13,510,104        $  14,836,347        $  14,908,250
                                                   ==============       ==============       ==============       ==============

                            See accompanying notes.

                                   VA I - 11

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

                                                                              Sub-accounts
                                              ----------------------------------------------------------------------------
                                                                   AllianceBernstein
                                               AllianceBernstein     Small/Mid Cap    AllianceBernstein   BlackRock Basic
                                               Small Cap Growth    Value Portfolio -  Value Portfolio -  Value V.I. Fund -
                                              Portfolio - Class A       Class A            Class B            Class I
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                     $    (302,769)     $    (220,796)     $     (35,414)      $      8,058
   Net realized gain (loss) on investments               (144,763)        (2,917,781)        (1,455,090)          (177,492)
   Capital gain distributions from mutual
     funds                                                      -                  -                  -                  -
   Net change in unrealized appreciation
     (depreciation) of investments                      1,124,341            639,273            463,419             68,880
                                                   --------------     --------------     --------------      -------------
Increase (decrease) in net assets resulting
  from operations                                         676,809         (2,499,304)        (1,027,085)          (100,554)
                                                   --------------     --------------     --------------      -------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                          15,906             19,229              1,513                  -
   Administrative charges                                 (54,333)           (66,544)           (59,263)            (6,927)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                   (400,027)          (959,704)        (1,082,542)          (115,722)
   Mortality reserve transfers                             48,573             60,295            (41,201)               368
   Contract withdrawals                                (2,052,908)        (2,408,839)        (1,883,231)          (149,984)
   Surrender charges                                         (750)            (3,180)            (3,972)                 -
   Death benefits                                        (707,924)          (914,768)          (947,421)          (199,471)
   Annuity payments                                       (17,260)           (58,895)           (47,893)              (606)
                                                   --------------     --------------     --------------      -------------
Increase (decrease) in net assets resulting
  from principal transactions                          (3,168,723)        (4,332,406)        (4,064,010)          (472,342)
                                                   --------------     --------------     --------------      -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                (2,491,914)        (6,831,710)        (5,091,095)          (572,896)
NET ASSETS:
   Beginning of year                                   22,056,523         27,359,608         22,473,925          3,130,698
                                                   --------------     --------------     --------------      -------------
   End of year                                      $  19,564,609      $  20,527,898      $  17,382,830       $  2,557,802
                                                   ==============     ==============     ==============      =============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                     $    (268,220)     $    (242,326)     $      96,369       $      4,971
   Net realized gain (loss) on investments                732,592           (626,858)        (1,395,819)           (73,696)
   Capital gain distributions from mutual
     funds                                                      -                  -                  -                  -
   Net change in unrealized appreciation
     (depreciation) of investments                      5,460,447          6,547,122          3,338,798            377,577
                                                   --------------     --------------     --------------      -------------
Increase (decrease) in net assets resulting
  from operations                                       5,924,819          5,677,938          2,039,348            308,852
                                                   --------------     --------------     --------------      -------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                          12,520              3,591              7,037                120
   Administrative charges                                 (48,189)           (69,285)           (63,946)            (7,087)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                   (113,193)          (673,250)          (788,116)          (144,449)
   Mortality reserve transfers                              1,909             33,646             41,764                849
   Contract withdrawals                                (1,515,832)        (2,176,540)        (2,121,634)           (93,303)
   Surrender charges                                         (213)              (287)              (688)                 -
   Death benefits                                        (508,949)          (666,905)          (578,502)          (116,826)
   Annuity payments                                        (6,539)           (43,927)           (43,381)              (585)
                                                   --------------     --------------     --------------      -------------
Increase (decrease) in net assets resulting
  from principal transactions                          (2,178,486)        (3,592,957)        (3,547,466)          (361,281)
                                                   --------------     --------------     --------------      -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                 3,746,333          2,084,981         (1,508,118)           (52,429)
NET ASSETS:
   Beginning of year                                   18,310,190         25,274,627         23,982,043          3,183,127
                                                   --------------     --------------     --------------      -------------
   End of year                                      $  22,056,523      $  27,359,608      $  22,473,925       $  3,130,698
                                                   ==============     ==============     ==============      =============

                            See accompanying notes.

                                   VA I - 12

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                              Sub-accounts
                                              ----------------------------------------------------------------------------
                                                BlackRock Equity    BlackRock Global   BlackRock Global    BlackRock High
                                              Dividend V.I. Fund -  Allocation V.I.   Opportunities V.I.  Income V.I. Fund
                                                    Class I          Fund - Class I     Fund - Class I       - Class I
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                         $    2,321      $     18,841          $     (671)       $   22,459
   Net realized gain (loss) on investments                 (46,786)          (97,710)            (33,875)          (19,199)
   Capital gain distributions from mutual
     funds                                                   2,035            42,292                   -                 -
   Net change in unrealized appreciation
     (depreciation) of investments                          58,550           (52,005)                (21)            5,112
                                                       -----------     -------------         -----------       -----------
Increase (decrease) in net assets resulting
  from operations                                           16,120           (88,582)            (34,567)            8,372
                                                       -----------     -------------         -----------       -----------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                -                 -                   -                 -
   Administrative charges                                     (723)           (4,134)               (556)             (715)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                      13,715           319,695                  (1)           11,385
   Mortality reserve transfers                                   -                 -                   -                 -
   Contract withdrawals                                    (44,194)          (42,645)             (8,752)          (21,642)
   Surrender charges                                             -                 -                   -                 -
   Death benefits                                           (5,823)          (10,031)             (4,520)                -
   Annuity payments                                              -                 -                   -                 -
                                                       -----------     -------------         -----------       -----------
Increase (decrease) in net assets resulting
  from principal transactions                              (37,025)          262,885             (13,829)          (10,972)
                                                       -----------     -------------         -----------       -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                    (20,905)          174,303             (48,396)           (2,600)
NET ASSETS:
   Beginning of year                                       363,667         1,700,510             265,560           348,264
                                                       -----------     -------------         -----------       -----------
   End of year                                          $  342,762      $  1,874,813          $  217,164        $  345,664
                                                       ===========     =============         ===========       ===========
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                         $    4,745      $     (3,822)         $   (2,111)       $   19,976
   Net realized gain (loss) on investments                  (2,248)           19,212              52,474            (2,197)
   Capital gain distributions from mutual
     funds                                                  47,315             8,726                   -                 -
   Net change in unrealized appreciation
     (depreciation) of investments                         (20,928)          112,725             (25,596)           23,148
                                                       -----------     -------------         -----------       -----------
Increase (decrease) in net assets resulting
  from operations                                           28,884           136,841              24,767            40,927
                                                       -----------     -------------         -----------       -----------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                -               120                   -                 -
   Administrative charges                                     (719)           (3,771)               (643)             (667)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                      13,596            51,993             (37,391)           34,170
   Mortality reserve transfers                                   -                 -                   -                 -
   Contract withdrawals                                    (18,542)         (119,292)            (11,958)           (9,370)
   Surrender charges                                             -                 -                   -                 -
   Death benefits                                          (13,399)          (26,936)            (71,900)                -
   Annuity payments                                              -                 -                   -                 -
                                                       -----------     -------------         -----------       -----------
Increase (decrease) in net assets resulting
  from principal transactions                              (19,064)          (97,886)           (121,892)           24,133
                                                       -----------     -------------         -----------       -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                      9,820            38,955             (97,125)           65,060
NET ASSETS:
   Beginning of year                                       353,847         1,661,555             362,685           283,204
                                                       -----------     -------------         -----------       -----------
   End of year                                          $  363,667      $  1,700,510          $  265,560        $  348,264
                                                       ===========     =============         ===========       ===========

                            See accompanying notes.

                                   VA I - 13

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                           Sub-accounts
                                -----------------------------------------------------------------
                                    BlackRock                                         BlackRock
                                  International    BlackRock Large  BlackRock Large  Money Market
                                Value V.I. Fund -   Cap Core V.I.   Cap Growth V.I.  V.I. Fund -
                                     Class I       Fund - Class I   Fund - Class I     Class I
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)         $    9,295       $   (3,637)       $  (2,304)     $   (501)
  Net realized gain (loss) on
   investments                            (90,746)         (30,622)           5,642             -
  Capital gain distributions
   from mutual funds                            -                -              764             1
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            (48,157)          52,130            6,217             -
                                       ----------       ----------        ---------      --------
Increase (decrease) in net
  assets resulting from
  operations                             (129,608)          17,871           10,319          (500)
                                       ----------       ----------        ---------      --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                     -                -                -             -
  Administrative charges                   (2,428)          (3,411)            (935)          (72)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                      (42,861)          (8,660)         (47,971)       (3,698)
  Mortality reserve transfers                   -              (36)               -             -
  Contract withdrawals                    (72,796)         (36,608)         (50,682)         (897)
  Surrender charges                             -                -                -             -
  Death benefits                          (17,633)         (28,657)          (4,702)      (23,929)
  Annuity payments                              -             (556)               -             -
                                       ----------       ----------        ---------      --------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (135,718)         (77,928)        (104,290)      (28,596)
                                       ----------       ----------        ---------      --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             (265,326)         (60,057)         (93,971)      (29,096)
NET ASSETS:
  Beginning of year                     1,011,685        1,373,055          418,850        52,853
                                       ----------       ----------        ---------      --------
  End of year                          $  746,359       $1,312,998        $ 324,879      $ 23,757
                                       ==========       ==========        =========      ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)         $   (3,782)      $   (4,560)       $  (4,486)     $ (1,224)
  Net realized gain (loss) on
   investments                           (104,168)           7,289           10,608            (1)
  Capital gain distributions
   from mutual funds                            -                -                -            (1)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            146,936           94,257           54,433             1
                                       ----------       ----------        ---------      --------
Increase (decrease) in net
  assets resulting from
  operations                               38,986           96,986           60,555        (1,225)
                                       ----------       ----------        ---------      --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                     -              120                -             -
  Administrative charges                   (2,715)          (3,217)          (1,000)         (200)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                      (79,329)          52,730          (21,527)         (201)
  Mortality reserve transfers                   -              782                -             -
  Contract withdrawals                    (44,847)         (32,088)         (14,833)      (91,343)
  Surrender charges                             -                -                -             -
  Death benefits                          (87,564)         (28,738)        (112,597)            -
  Annuity payments                              -             (525)               -             -
                                       ----------       ----------        ---------      --------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (214,455)         (10,936)        (149,957)      (91,744)
                                       ----------       ----------        ---------      --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             (175,469)          86,050          (89,402)      (92,969)
NET ASSETS:
  Beginning of year                     1,187,154        1,287,005          508,252       145,822
                                       ----------       ----------        ---------      --------
  End of year                          $1,011,685       $1,373,055        $ 418,850      $ 52,853
                                       ==========       ==========        =========      ========

                            See accompanying notes.

                                   VA I - 14

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                               Sub-accounts
                                -------------------------------------------------------------------------
                                                                          Delaware VIP      Delaware VIP
                                 BlackRock Total     BlackRock Value      Cash Reserve       High Yield
                                Return V.I. Fund -  Opportunities V.I.  Series - Standard     Series -
                                     Class I          Fund - Class I          Class        Standard Class
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)            $  6,093          $  (10,605)          $    (27)       $ 21,769
  Net realized gain (loss) on
   investments                               1,439             (55,016)                 -         (24,586)
  Capital gain distributions
   from mutual funds                             -                   -                  -               -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                               2,356              29,723                  -           7,695
                                          --------          ----------           --------        --------
Increase (decrease) in net
  assets resulting from
  operations                                 9,888             (35,898)               (27)          4,878
                                          --------          ----------           --------        --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                      -                   -                  -               -
  Administrative charges                      (246)             (2,548)               (33)           (187)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                        25,722             (31,158)              (935)              -
  Mortality reserve transfers                    -                   -                  -               -
  Contract withdrawals                      (4,818)            (77,279)            (7,658)        (41,451)
  Surrender charges                              -                   -                  -               -
  Death benefits                                 -             (11,096)                 -               -
  Annuity payments                               -                   -                  -               -
                                          --------          ----------           --------        --------
Increase (decrease) in net
  assets resulting from
  principal transactions                    20,658            (122,081)            (8,626)        (41,638)
                                          --------          ----------           --------        --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                30,546            (157,979)            (8,653)        (36,760)
NET ASSETS:
  Beginning of year                        190,582           1,092,121              8,653         340,225
                                          --------          ----------           --------        --------
  End of year                             $221,128          $  934,142           $      -        $303,465
                                          ========          ==========           ========        ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)            $  7,048          $   (8,715)          $   (264)       $ 21,543
  Net realized gain (loss) on
   investments                                (954)           (127,858)                 -           3,465
  Capital gain distributions
   from mutual funds                             -                   -                  -               -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                               9,345             369,290                  -          17,793
                                          --------          ----------           --------        --------
Increase (decrease) in net
  assets resulting from
  operations                                15,439             232,717               (264)         42,801
                                          --------          ----------           --------        --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                      -                   -                  -               -
  Administrative charges                      (250)             (2,434)              (153)           (219)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                       (21,323)            (70,913)                 -              (3)
  Mortality reserve transfers                    -                   -                  -               -
  Contract withdrawals                        (669)            (27,673)           (29,888)        (20,621)
  Surrender charges                              -                   -                  -               -
  Death benefits                                 -              (1,707)                 -               -
  Annuity payments                               -                   -                  -               -
                                          --------          ----------           --------        --------
Increase (decrease) in net
  assets resulting from
  principal transactions                   (22,242)           (102,727)           (30,041)        (20,843)
                                          --------          ----------           --------        --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                (6,803)            129,990            (30,305)         21,958
NET ASSETS:
  Beginning of year                        197,385             962,131             38,958         318,267
                                          --------          ----------           --------        --------
  End of year                             $190,582          $1,092,121           $  8,653        $340,225
                                          ========          ==========           ========        ========

                            See accompanying notes.

                                   VA I - 15

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                               Sub-accounts
                                -------------------------------------------------------------------------
                                   Delaware VIP
                                   Limited-Term       Delaware VIP
                                Diversified Income   Smid Cap Growth    Delaware VIP     Dreyfus Stock
                                Series - Standard   Series - Standard  Value Series -  Index Fund, Inc. -
                                      Class               Class        Standard Class    Initial Shares
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)             $   553           $   (336)     $    9,867          $    5,928
  Net realized gain (loss) on
   investments                                (428)             2,693          20,524             (55,705)
  Capital gain distributions
   from mutual funds                         1,179              3,152               -              10,514
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                                 (10)             1,693          99,431              50,679
                                           -------           --------      ----------          ----------
Increase (decrease) in net
  assets resulting from
  operations                                 1,294              7,202         129,822              11,416
                                           -------           --------      ----------          ----------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                      -                  -               -               2,166
  Administrative charges                       (39)               (47)           (899)             (2,192)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                           (51)               (17)         (5,619)           (100,610)
  Mortality reserve transfers                    -                  -          19,378             (11,198)
  Contract withdrawals                           -                  -        (205,104)           (215,017)
  Surrender charges                              -                  -               -                 (13)
  Death benefits                                 -                  -               -              (3,940)
  Annuity payments                               -                  -         (31,179)             (3,623)
                                           -------           --------      ----------          ----------
Increase (decrease) in net
  assets resulting from
  principal transactions                       (90)               (64)       (223,423)           (334,427)
                                           -------           --------      ----------          ----------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                 1,204              7,138         (93,601)           (323,011)
NET ASSETS:
  Beginning of year                         76,040            105,794       1,549,081           1,657,783
                                           -------           --------      ----------          ----------
  End of year                              $77,244           $112,932      $1,455,480          $1,334,772
                                           =======           ========      ==========          ==========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)             $   828           $ (1,121)     $   17,067          $    6,406
  Net realized gain (loss) on
   investments                                  36              1,816          (6,298)             29,824
  Capital gain distributions
   from mutual funds                           451                  -               -                   -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                               1,001             27,237         184,358             159,502
                                           -------           --------      ----------          ----------
Increase (decrease) in net
  assets resulting from
  operations                                 2,316             27,932         195,127             195,732
                                           -------           --------      ----------          ----------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                      -                  -               -               6,575
  Administrative charges                       (42)               (62)         (1,102)             (2,439)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                            (1)                (6)        (35,335)            (57,607)
  Mortality reserve transfers                    -                  -           6,979              16,742
  Contract withdrawals                           -             (8,644)        (67,009)           (197,959)
  Surrender charges                              -                  -               -                  (6)
  Death benefits                                 -                  -               -             (15,029)
  Annuity payments                               -                  -          (3,524)             (3,193)
                                           -------           --------      ----------          ----------
Increase (decrease) in net
  assets resulting from
  principal transactions                       (43)            (8,712)        (99,991)           (252,916)
                                           -------           --------      ----------          ----------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                 2,273             19,220          95,136             (57,184)
NET ASSETS:
  Beginning of year                         73,767             86,574       1,453,945           1,714,967
                                           -------           --------      ----------          ----------
  End of year                              $76,040           $105,794      $1,549,081          $1,657,783
                                           =======           ========      ==========          ==========

                            See accompanying notes.

                                   VA I - 16

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                  Sub-accounts
                                --------------------------------------------------------------------------------
                                                        Fidelity VIP
                                Fidelity VIP Asset       Contrafund          Fidelity VIP     Fidelity VIP High
                                Manager Portfolio -  Portfolio - Initial  Growth Portfolio -  Income Portfolio -
                                   Initial Class            Class           Initial Class       Initial Class
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)           $    4,406            $  (3,523)          $  (9,272)           $ 13,106
  Net realized gain (loss) on
   investments                              (52,407)             (30,940)              1,395             (15,716)
  Capital gain distributions
   from mutual funds                          5,245                    -               3,077                   -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                                3,372                1,263                (595)             10,147
                                         ----------            ---------           ---------            --------
Increase (decrease) in net
  assets resulting from
  operations                                (39,384)             (33,200)             (5,395)              7,537
                                         ----------            ---------           ---------            --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                       -                  360               2,353                 200
  Administrative charges                     (1,408)              (1,040)             (1,759)               (303)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                       (114,800)             (17,658)            (20,117)              4,027
  Mortality reserve transfers                (3,049)              (4,045)             12,802                   -
  Contract withdrawals                     (177,020)             (50,125)           (147,968)            (49,724)
  Surrender charges                               -                  (12)                (16)                  -
  Death benefits                                170                    -                   -                   -
  Annuity payments                           (2,265)              (1,571)             (3,305)                  -
                                         ----------            ---------           ---------            --------
Increase (decrease) in net
  assets resulting from
  principal transactions                   (298,372)             (74,091)           (158,010)            (45,800)
                                         ----------            ---------           ---------            --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                               (337,756)            (107,291)           (163,405)            (38,263)
NET ASSETS:
  Beginning of year                       1,355,378              790,737             964,422             280,308
                                         ----------            ---------           ---------            --------
  End of year                            $1,017,622            $ 683,446           $ 801,017            $242,045
                                         ==========            =========           =========            ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)           $    3,101            $  (1,902)          $  (9,956)           $ 17,098
  Net realized gain (loss) on
   investments                              (29,234)             (85,905)             (2,029)             (7,267)
  Capital gain distributions
   from mutual funds                          6,601                  328               2,964                   -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                              172,380              195,827             188,124              22,055
                                         ----------            ---------           ---------            --------
Increase (decrease) in net
  assets resulting from
  operations                                152,848              108,348             179,103              31,886
                                         ----------            ---------           ---------            --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                       -                1,220               6,316                 240
  Administrative charges                     (1,545)              (1,062)             (1,893)               (278)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                         (3,253)              10,468             (15,774)             20,155
  Mortality reserve transfers                 3,236                  220               3,800                   -
  Contract withdrawals                     (215,077)            (140,028)           (113,274)            (44,452)
  Surrender charges                               -                  (10)                 (7)                  -
  Death benefits                                  -              (16,468)             (1,202)                  -
  Annuity payments                           (2,189)              (1,470)             (2,458)                  -
                                         ----------            ---------           ---------            --------
Increase (decrease) in net
  assets resulting from
  principal transactions                   (218,828)            (147,130)           (124,492)            (24,335)
                                         ----------            ---------           ---------            --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                (65,980)             (38,782)             54,611               7,551
NET ASSETS:
  Beginning of year                       1,421,358              829,519             909,811             272,757
                                         ----------            ---------           ---------            --------
  End of year                            $1,355,378            $ 790,737           $ 964,422            $280,308
                                         ==========            =========           =========            ========

                            See accompanying notes.

                                   VA I - 17

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                            Sub-accounts
                                --------------------------------------------------------------------
                                  Fidelity VIP                        Fidelity VIP    Invesco V.I.
                                Investment Grade  Fidelity VIP Money    Overseas         Capital
                                Bond Portfolio -  Market Portfolio -   Portfolio -    Appreciation
                                 Initial Class      Initial Class     Initial Class  Fund - Series I
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)        $   14,030          $   (9,392)      $   (148)        $ (2,072)
  Net realized gain (loss) on
   investments                           (15,146)                  -         (7,557)          (7,726)
  Capital gain distributions
   from mutual funds                      22,208                   -            145                -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            27,208                   -         (3,399)          (3,295)
                                      ----------          ----------       --------         --------
Increase (decrease) in net
  assets resulting from
  operations                              48,300              (9,392)       (10,959)         (13,093)
                                      ----------          ----------       --------         --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                    -               5,692            755                -
  Administrative charges                  (1,432)               (916)           (91)            (269)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                    (106,216)            302,719             (1)           1,423
  Mortality reserve transfers            (11,484)             (6,811)             -          (10,434)
  Contract withdrawals                  (127,250)           (426,228)       (27,310)         (37,260)
  Surrender charges                            -                   -              -              (13)
  Death benefits                               -                 151              -               47
  Annuity payments                        (5,337)             (4,310)             -                -
                                      ----------          ----------       --------         --------
Increase (decrease) in net
  assets resulting from
  principal transactions                (251,719)           (129,703)       (26,647)         (46,506)
                                      ----------          ----------       --------         --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                            (203,419)           (139,095)       (37,606)         (59,599)
NET ASSETS:
  Beginning of year                    1,004,907             751,428         80,990          187,470
                                      ----------          ----------       --------         --------
  End of year                         $  801,488          $  612,333       $ 43,384         $127,871
                                      ==========          ==========       ========         ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)        $   20,834          $  (11,617)      $     17         $ (1,200)
  Net realized gain (loss) on
   investments                            12,014                   -          8,237            6,339
  Capital gain distributions
   from mutual funds                      10,819                 510            161                -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            21,959                   -            515           16,970
                                      ----------          ----------       --------         --------
Increase (decrease) in net
  assets resulting from
  operations                              65,626             (11,107)         8,930           22,109
                                      ----------          ----------       --------         --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                    -              10,669            722            1,000
  Administrative charges                  (1,715)             (1,433)          (121)            (315)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                     (74,589)             97,061           (383)          (5,472)
  Mortality reserve transfers              5,642               6,613              -            9,158
  Contract withdrawals                   (57,082)           (435,632)       (20,167)         (24,175)
  Surrender charges                            -                   -              -               (8)
  Death benefits                               -             (29,393)             -           (9,448)
  Annuity payments                        (5,345)             (4,578)             -                -
                                      ----------          ----------       --------         --------
Increase (decrease) in net
  assets resulting from
  principal transactions                (133,089)           (356,693)       (19,949)         (29,260)
                                      ----------          ----------       --------         --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             (67,463)           (367,800)       (11,019)          (7,151)
NET ASSETS:
  Beginning of year                    1,072,370           1,119,228         92,009          194,621
                                      ----------          ----------       --------         --------
  End of year                         $1,004,907          $  751,428       $ 80,990         $187,470
                                      ==========          ==========       ========         ========

                            See accompanying notes.

                                   VA I - 18

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                          Sub-accounts
                                ---------------------------------------------------------------
                                                  Lincoln VIP
                                                   Delaware
                                Invesco V.I.      Foundation       Van Eck VIP     Van Eck VIP
                                International      Moderate          Emerging      Global Hard
                                Growth Fund -  Allocation Fund -  Markets Fund -  Assets Fund -
                                  Series I      Standard Class    Initial Class   Initial Class
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)       $    477          $   2,092       $    (541)     $    (192)
  Net realized gain (loss) on
   investments                        (18,025)            (8,715)        (54,847)       (37,596)
  Capital gain distributions
   from mutual funds                        -                  -               -          3,291
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                         (1,128)             3,240         (14,862)       (11,317)
                                     --------          ---------       ---------      ---------
Increase (decrease) in net
  assets resulting from
  operations                          (18,676)            (3,383)        (70,250)       (45,814)
                                     --------          ---------       ---------      ---------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                               200                  -               -              -
  Administrative charges                 (345)              (266)           (396)          (293)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                  (44,056)                (1)        (17,179)        (6,435)
  Mortality reserve transfers           3,573                  -               -         15,217
  Contract withdrawals                (18,502)           (45,879)        (83,099)       (90,967)
  Surrender charges                         -                  -             (19)           (19)
  Death benefits                            -            (96,544)              -              -
  Annuity payments                       (918)                 -               -         (1,514)
                                     --------          ---------       ---------      ---------
Increase (decrease) in net
  assets resulting from
  principal transactions              (60,048)          (142,690)       (100,693)       (84,011)
                                     --------          ---------       ---------      ---------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                          (78,724)          (146,073)       (170,943)      (129,825)
NET ASSETS:
  Beginning of year                   246,599            383,208         327,335        274,166
                                     --------          ---------       ---------      ---------
  End of year                        $167,875          $ 237,135       $ 156,392      $ 144,341
                                     ========          =========       =========      =========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)       $  2,239          $   4,910       $  (2,337)     $  (2,424)
  Net realized gain (loss) on
   investments                             14              1,960         (55,909)          (329)
  Capital gain distributions
   from mutual funds                        -                  -               -              -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                         24,833             26,849         125,940         61,783
                                     --------          ---------       ---------      ---------
Increase (decrease) in net
  assets resulting from
  operations                           27,086             33,719          67,694         59,030
                                     --------          ---------       ---------      ---------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                               240                  -               -              -
  Administrative charges                 (418)              (299)           (386)          (308)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                    9,613                 (4)        (10,329)         9,303
  Mortality reserve transfers               -                  -               -              -
  Contract withdrawals                (34,732)            (8,005)        (36,391)       (37,289)
  Surrender charges                         -                  -             (11)            (9)
  Death benefits                      (13,720)                 -               -              -
  Annuity payments                       (883)                 -               -         (1,342)
                                     --------          ---------       ---------      ---------
Increase (decrease) in net
  assets resulting from
  principal transactions              (39,900)            (8,308)        (47,117)       (29,645)
                                     --------          ---------       ---------      ---------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                          (12,814)            25,411          20,577         29,385
NET ASSETS:
  Beginning of year                   259,413            357,797         306,758        244,781
                                     --------          ---------       ---------      ---------
  End of year                        $246,599          $ 383,208       $ 327,335      $ 274,166
                                     ========          =========       =========      =========

                            See accompanying notes.

                                   VA I - 19

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                         Sub-accounts
                                -------------------------------------------------------------
                                                 Vanguard
                                Vanguard 500  Dividend Growth  Vanguard GNMA  Vanguard Health
                                 Index Fund        Fund            Fund          Care Fund
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)      $    146         $  5,575       $  5,157          $   387
  Net realized gain (loss) on
   investments                           178            5,796           (305)             545
  Capital gain distributions
   from mutual funds                       -                -          2,504            1,364
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                          (741)          30,818          6,392            1,604
                                    --------         --------       --------          -------
Increase (decrease) in net
  assets resulting from
  operations                            (417)          42,189         13,748            3,900
                                    --------         --------       --------          -------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                -                -              -                -
  Administrative charges                   -                -              -                -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                 (11,522)         182,335         19,342                -
  Mortality reserve transfers              -                -              -                -
  Contract withdrawals                     -                -              -                -
  Surrender charges                        -                -              -                -
  Death benefits                           -                -              -                -
  Annuity payments                    (1,870)         (24,017)       (24,839)          (7,345)
                                    --------         --------       --------          -------
Increase (decrease) in net
  assets resulting from
  principal transactions             (13,392)         158,318         (5,497)          (7,345)
                                    --------         --------       --------          -------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                         (13,809)         200,507          8,251           (3,445)
NET ASSETS:
  Beginning of year                   18,633          235,257        211,250           37,659
                                    --------         --------       --------          -------
  End of year                       $  4,824         $435,764       $219,501          $34,214
                                    ========         ========       ========          =======
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)      $    195         $  3,233       $  5,927          $   408
  Net realized gain (loss) on
   investments                          (172)             327            913             (229)
  Capital gain distributions
   from mutual funds                       -                -          5,664            1,017
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                         2,317           16,153          1,694              768
                                    --------         --------       --------          -------
Increase (decrease) in net
  assets resulting from
  operations                           2,340           19,713         14,198            1,964
                                    --------         --------       --------          -------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                -                -              -                -
  Administrative charges                   -                -              -                -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                       -           91,974        (16,520)              (3)
  Mortality reserve transfers              -                -              -                -
  Contract withdrawals                     -                -              -                -
  Surrender charges                        -                -              -                -
  Death benefits                           -                -              -                -
  Annuity payments                    (1,848)         (13,110)       (25,744)          (6,724)
                                    --------         --------       --------          -------
Increase (decrease) in net
  assets resulting from
  principal transactions              (1,848)          78,864        (42,264)          (6,727)
                                    --------         --------       --------          -------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             492           98,577        (28,066)          (4,763)
NET ASSETS:
  Beginning of year                   18,141          136,680        239,316           42,422
                                    --------         --------       --------          -------
  End of year                       $ 18,633         $235,257       $211,250          $37,659
                                    ========         ========       ========          =======

                            See accompanying notes.

                                   VA I - 20

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                       Sub-accounts
                                ----------------------------------------------------------
                                   Vanguard                       Vanguard
                                  Inflation-       Vanguard     LifeStrategy    Vanguard
                                   Protected     International  Conservative  LifeStrategy
                                Securities Fund   Growth Fund   Growth Fund   Growth Fund
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)         $ 12,437        $    87      $  3,927      $  7,632
  Net realized gain (loss) on
   investments                              764              8           612         1,518
  Capital gain distributions
   from mutual funds                        444              -           561           392
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                           28,640         (1,405)       (4,542)      (25,568)
                                       --------        -------      --------      --------
Increase (decrease) in net
  assets resulting from
  operations                             42,285         (1,310)          558       (16,026)
                                       --------        -------      --------      --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                   -              -             -             -
  Administrative charges                      -              -             -             -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                     41,355             (1)       26,968        70,769
  Mortality reserve transfers                 -              -             -             -
  Contract withdrawals                        -              -             -             -
  Surrender charges                           -              -             -             -
  Death benefits                              -              -             -             -
  Annuity payments                      (24,802)          (767)      (18,573)      (34,938)
                                       --------        -------      --------      --------
Increase (decrease) in net
  assets resulting from
  principal transactions                 16,553           (768)        8,395        35,831
                                       --------        -------      --------      --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             58,838         (2,078)        8,953        19,805
NET ASSETS:
  Beginning of year                     294,239          9,718       210,249       473,714
                                       --------        -------      --------      --------
  End of year                          $353,077        $ 7,640      $219,202      $493,519
                                       ========        =======      ========      ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)         $  5,675        $    85      $  4,109      $  6,595
  Net realized gain (loss) on
   investments                              148           (312)         (604)       (4,169)
  Capital gain distributions
   from mutual funds                          -              -           305           191
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                           10,636          1,483        16,866        57,923
                                       --------        -------      --------      --------
Increase (decrease) in net
  assets resulting from
  operations                             16,459          1,256        20,676        60,540
                                       --------        -------      --------      --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                   -              -             -             -
  Administrative charges                      -              -             -             -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                      7,902              2             1        24,795
  Mortality reserve transfers                 -              -             -             -
  Contract withdrawals                        -              -             -             -
  Surrender charges                           -              -             -             -
  Death benefits                              -              -             -             -
  Annuity payments                      (21,619)          (738)      (16,563)      (28,416)
                                       --------        -------      --------      --------
Increase (decrease) in net
  assets resulting from
  principal transactions                (13,717)          (736)      (16,562)       (3,621)
                                       --------        -------      --------      --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                              2,742            520         4,114        56,919
NET ASSETS:
  Beginning of year                     291,497          9,198       206,135       416,795
                                       --------        -------      --------      --------
  End of year                          $294,239        $ 9,718      $210,249      $473,714
                                       ========        =======      ========      ========

                            See accompanying notes.

                                   VA I - 21

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                        Sub-accounts
                                ------------------------------------------------------------
                                                 Vanguard
                                  Vanguard     LifeStrategy    Vanguard Prime
                                LifeStrategy  Moderate Growth   Money Market     Vanguard
                                Income Fund        Fund             Fund       PRIMECAP Fund
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)      $  8,666         $  8,828          $  (21)        $    5
  Net realized gain (loss) on
   investments                           324            1,166               -             10
  Capital gain distributions
   from mutual funds                   2,979              792               -             68
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                         1,360          (13,354)              -           (137)
                                    --------         --------          ------         ------
Increase (decrease) in net
  assets resulting from
  operations                          13,329           (2,568)            (21)           (54)
                                    --------         --------          ------         ------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                -                -               -              -
  Administrative charges                   -                -               -              -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                  46,325            5,354               -              -
  Mortality reserve transfers              -                -               -              -
  Contract withdrawals                     -                -               -              -
  Surrender charges                        -                -               -              -
  Death benefits                           -                -               -              -
  Annuity payments                   (33,482)         (45,939)           (333)          (247)
                                    --------         --------          ------         ------
Increase (decrease) in net
  assets resulting from
  principal transactions              12,843          (40,585)           (333)          (247)
                                    --------         --------          ------         ------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                          26,172          (43,153)           (354)          (301)
NET ASSETS:
  Beginning of year                  428,136          556,246           3,211          2,372
                                    --------         --------          ------         ------
  End of year                       $454,308         $513,093          $2,857         $2,071
                                    ========         ========          ======         ======
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)      $  9,305         $  8,884          $  (24)        $    5
  Net realized gain (loss) on
   investments                         7,723            3,863               -             45
  Capital gain distributions
   from mutual funds                   1,025              840               -             24
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                        16,199           50,372               -            180
                                    --------         --------          ------         ------
Increase (decrease) in net
  assets resulting from
  operations                          34,252           63,959             (24)           254
                                    --------         --------          ------         ------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                -                -               -              -
  Administrative charges                   -                -               -              -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                  10,350           87,186               1              2
  Mortality reserve transfers              -                -               -              -
  Contract withdrawals                     -                -               -              -
  Surrender charges                        -                -               -              -
  Death benefits                           -                -               -              -
  Annuity payments                   (29,442)         (38,789)           (352)          (232)
                                    --------         --------          ------         ------
Increase (decrease) in net
  assets resulting from
  principal transactions             (19,092)          48,397            (351)          (230)
                                    --------         --------          ------         ------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                          15,160          112,356            (375)            24
NET ASSETS:
  Beginning of year                  412,976          443,890           3,586          2,348
                                    --------         --------          ------         ------
  End of year                       $428,136         $556,246          $3,211         $2,372
                                    ========         ========          ======         ======

                            See accompanying notes.

                                   VA I - 22

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                             Sub-accounts
                                ---------------------------------------------------------------------
                                Vanguard Small-  Vanguard Small-  Vanguard Total    Vanguard Total
                                  Cap Growth     Cap Value Index   Bond Market    International Stock
                                  Index Fund          Fund          Index Fund        Index Fund
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)         $   (286)        $    (24)      $       -             $  2,349
  Net realized gain (loss) on
   investments                              683             (594)              -                   84
  Capital gain distributions
   from mutual funds                          -                -               -                    -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                           (2,206)          (1,025)              -              (22,108)
                                       --------         --------       ---------             --------
Increase (decrease) in net
  assets resulting from
  operations                             (1,809)          (1,643)              -              (19,675)
                                       --------         --------       ---------             --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                   -                -               -                    -
  Administrative charges                      -                -               -                    -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                    (13,355)         (11,208)              -                    -
  Mortality reserve transfers                 -                -               -                    -
  Contract withdrawals                        -                -               -                    -
  Surrender charges                           -                -               -                    -
  Death benefits                              -                -               -                    -
  Annuity payments                       (7,072)          (1,820)              -              (30,072)
                                       --------         --------       ---------             --------
Increase (decrease) in net
  assets resulting from
  principal transactions                (20,427)         (13,028)              -              (30,072)
                                       --------         --------       ---------             --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                            (22,236)         (14,671)              -              (49,747)
NET ASSETS:
  Beginning of year                      64,295           20,030               -              151,886
                                       --------         --------       ---------             --------
  End of year                          $ 42,059         $  5,359       $       -             $102,139
                                       ========         ========       =========             ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)         $   (100)        $    223       $   1,096             $  1,571
  Net realized gain (loss) on
   investments                            1,434              (89)          4,738                7,332
  Capital gain distributions
   from mutual funds                          -                -               -                    -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            6,508            3,871          (2,985)               4,966
                                       --------         --------       ---------             --------
Increase (decrease) in net
  assets resulting from
  operations                              7,842            4,005           2,849               13,869
                                       --------         --------       ---------             --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                   -                -               -                    -
  Administrative charges                      -                -               -                    -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                     48,030               (1)       (121,479)                   1
  Mortality reserve transfers                 -                -               -                    -
  Contract withdrawals                        -                -               -                    -
  Surrender charges                           -                -               -                    -
  Death benefits                              -                -               -                    -
  Annuity payments                       (5,119)          (1,814)         (3,310)             (29,492)
                                       --------         --------       ---------             --------
Increase (decrease) in net
  assets resulting from
  principal transactions                 42,911           (1,815)       (124,789)             (29,491)
                                       --------         --------       ---------             --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             50,753            2,190        (121,940)             (15,622)
NET ASSETS:
  Beginning of year                      13,542           17,840         121,940              167,508
                                       --------         --------       ---------             --------
  End of year                          $ 64,295         $ 20,030       $       -             $151,886
                                       ========         ========       =========             ========

                            See accompanying notes.

                                   VA I - 23

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                            Sub-accounts
                                --------------------------------------------------------------------
                                Vanguard U.S.     Vanguard VIF      Vanguard VIF     Vanguard VIF
                                 Growth Fund   Balanced Portfolio  Capital Growth  Diversified Value
                                                                     Portfolio         Portfolio
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
   Net investment income
     (loss)                         $     (11)      $     126,011     $     1,946        $     8,687
   Net realized gain (loss)
     on investments                        21              27,074             915              4,579
   Capital gain distributions
     from mutual funds                      -                   -          13,374                  -
   Net change in unrealized
     appreciation
     (depreciation) of
     investments                          (45)             40,245         (21,231)             2,597
                                   ----------      --------------    ------------       ------------
Increase (decrease) in net
  assets resulting from
  operations                              (35)            193,330          (4,996)            15,863
                                   ----------      --------------    ------------       ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase
     payments                               -                   -               -                  -
   Administrative charges                   -                   -               -                  -
   Net transfers from (to)
     other Sub-accounts or
     fixed rate option                      -             264,098         121,499             85,683
   Mortality reserve transfers              -                   -               -                  -
   Contract withdrawals                     -                   -               -                  -
   Surrender charges                        -                   -               -                  -
   Death benefits                           -                   -               -                  -
   Annuity payments                      (329)           (496,961)        (46,030)           (48,203)
                                   ----------      --------------    ------------       ------------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (329)           (232,863)         75,469             37,480
                                   ----------      --------------    ------------       ------------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             (364)            (39,533)         70,473             53,343
NET ASSETS:
   Beginning of year                    3,118           6,111,085         494,623            608,721
                                   ----------      --------------    ------------       ------------
   End of year                      $   2,754       $   6,071,552     $   565,096        $   662,064
                                   ==========      ==============    ============       ============
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
   Net investment income
     (loss)                         $      (4)      $     131,987     $     1,631        $    10,864
   Net realized gain (loss)
     on investments                        13             (33,091)        (18,879)           (20,269)
   Capital gain distributions
     from mutual funds                      -                   -          12,835                  -
   Net change in unrealized
     appreciation
     (depreciation) of
     investments                          287             464,614          60,706             60,326
                                   ----------      --------------    ------------       ------------
Increase (decrease) in net
  assets resulting from
  operations                              296             563,510          56,293             50,921
                                   ----------      --------------    ------------       ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase
     payments                               -                   -               -                  -
   Administrative charges                   -                   -               -                  -
   Net transfers from (to)
     other Sub-accounts or
     fixed rate option                      2             655,073          28,142             36,450
   Mortality reserve transfers              -                   -               -                  -
   Contract withdrawals                     -                   -               -                  -
   Surrender charges                        -                   -               -                  -
   Death benefits                           -                   -               -                  -
   Annuity payments                      (304)           (443,890)        (38,184)           (42,855)
                                   ----------      --------------    ------------       ------------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (302)            211,183         (10,042)            (6,405)
                                   ----------      --------------    ------------       ------------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                               (6)            774,693          46,251             44,516
NET ASSETS:
   Beginning of year                    3,124           5,336,392         448,372            564,205
                                   ----------      --------------    ------------       ------------
   End of year                      $   3,118       $   6,111,085     $   494,623        $   608,721
                                   ==========      ==============    ============       ============

                            See accompanying notes.

                                   VA I - 24

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                      Sub-accounts
                                                             --------------------------------------------------------------
                                                             Vanguard VIF   Vanguard VIF    Vanguard VIF     Vanguard VIF
                                                             Equity Income  Equity Index  Growth Portfolio  High Yield Bond
                                                               Portfolio     Portfolio                         Portfolio
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                                $    11,061   $     5,563       $       145      $    27,874
   Net realized gain (loss) on investments                           4,584         2,645             1,727             (468)
   Capital gain distributions from mutual funds                          -        16,405                 -                -
   Net change in unrealized appreciation (depreciation) of
     investments                                                    53,587       (20,445)           (4,344)          10,074
                                                              ------------  ------------      ------------     ------------
Increase (decrease) in net assets resulting from operations         69,232         4,168            (2,472)          37,480
                                                              ------------  ------------      ------------     ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                        -             -                 -                -
   Administrative charges                                                -             -                 -                -
   Net transfers from (to) other Sub-accounts or fixed rate
     option                                                        235,988        49,301            30,953          369,276
   Mortality reserve transfers                                           -             -                 -                -
   Contract withdrawals                                                  -             -                 -                -
   Surrender charges                                                     -             -                 -                -
   Death benefits                                                        -             -                 -                -
   Annuity payments                                                (48,141)      (55,399)          (18,202)         (37,018)
                                                              ------------  ------------      ------------     ------------
Increase (decrease) in net assets resulting from principal
  transactions                                                     187,847        (6,098)           12,751          332,258
                                                              ------------  ------------      ------------     ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                            257,079        (1,930)           10,279          369,738
NET ASSETS:
   Beginning of year                                               615,533       519,178           171,872          413,765
                                                              ------------  ------------      ------------     ------------
   End of year                                                 $   872,612   $   517,248       $   182,151      $   783,503
                                                              ============  ============      ============     ============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                                $     9,052   $     6,469       $       264      $    22,674
   Net realized gain (loss) on investments                         (12,824)      (10,435)           (1,783)         (19,486)
   Capital gain distributions from mutual funds                          -         4,874                 -                -
   Net change in unrealized appreciation (depreciation) of
     investments                                                    54,310        62,339            19,390           31,253
                                                              ------------  ------------      ------------     ------------
Increase (decrease) in net assets resulting from operations         50,538        63,247            17,871           34,441
                                                              ------------  ------------      ------------     ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                        -             -                 -                -
   Administrative charges                                                -             -                 -                -
   Net transfers from (to) other Sub-accounts or fixed rate
     option                                                        213,375        69,729            15,873           61,483
   Mortality reserve transfers                                           -             -                 -                -
   Contract withdrawals                                                  -             -                 -                -
   Surrender charges                                                     -             -                 -                -
   Death benefits                                                        -             -                 -                -
   Annuity payments                                                (27,872)      (42,229)          (13,683)         (27,945)
                                                              ------------  ------------      ------------     ------------
Increase (decrease) in net assets resulting from principal
  transactions                                                     185,503        27,500             2,190           33,538
                                                              ------------  ------------      ------------     ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                            236,041        90,747            20,061           67,979
NET ASSETS:
   Beginning of year                                               379,492       428,431           151,811          345,786
                                                              ------------  ------------      ------------     ------------
   End of year                                                 $   615,533   $   519,178       $   171,872      $   413,765
                                                              ============  ============      ============     ============

                            See accompanying notes.

                                   VA I - 25

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                       Sub-accounts
                                                             ---------------------------------------------------------------
                                                              Vanguard VIF    Vanguard VIF Mid-   Vanguard VIF  Vanguard VIF
                                                              International  Cap Index Portfolio  Money Market   REIT Index
                                                                Portfolio                          Portfolio     Portfolio
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                               $      21,597          $     2,596   $    (2,909)  $     4,536
   Net realized gain (loss) on investments                            3,017                3,098             -         2,959
   Capital gain distributions from mutual funds                           -                    -             -         4,809
   Net change in unrealized appreciation (depreciation) of
     investments                                                   (301,805)             (24,057)            -        39,392
                                                             --------------         ------------  ------------  ------------
Increase (decrease) in net assets resulting from operations        (277,191)             (18,363)       (2,909)       51,696
                                                             --------------         ------------  ------------  ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                         -                    -     2,556,634             -
   Administrative charges                                                 -                    -             -             -
   Net transfers from (to) other Sub-accounts or fixed rate
     option                                                         290,961              120,583    (2,527,182)      150,207
   Mortality reserve transfers                                            -                    -             -             -
   Contract withdrawals                                                   -                    -       (64,434)            -
   Surrender charges                                                      -                    -             -             -
   Death benefits                                                         -                    -             -             -
   Annuity payments                                                (155,665)             (47,561)      (46,007)      (38,524)
                                                             --------------         ------------  ------------  ------------
Increase (decrease) in net assets resulting from principal
  transactions                                                      135,296               73,022       (80,989)      111,683
                                                             --------------         ------------  ------------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                            (141,895)              54,659       (83,898)      163,379
NET ASSETS:
   Beginning of year                                              2,150,695              604,056       710,964       396,997
                                                             --------------         ------------  ------------  ------------
   End of year                                                $   2,008,800          $   658,715   $   627,066   $   560,376
                                                             ==============         ============  ============  ============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                               $      17,326          $     1,520   $    (2,354)  $     7,092
   Net realized gain (loss) on investments                          (81,514)             (16,136)            -       (48,828)
   Capital gain distributions from mutual funds                           -                    -             -             -
   Net change in unrealized appreciation (depreciation) of
     investments                                                    299,172               93,832             -       120,625
                                                             --------------         ------------  ------------  ------------
Increase (decrease) in net assets resulting from operations         234,984               79,216        (2,354)       78,889
                                                             --------------         ------------  ------------  ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                         -                    -     2,800,040             -
   Administrative charges                                                 -                    -             -             -
   Net transfers from (to) other Sub-accounts or fixed rate
     option                                                         419,308              209,599    (2,821,974)       41,048
   Mortality reserve transfers                                            -                    -             -             -
   Contract withdrawals                                                   -                    -             -             -
   Surrender charges                                                      -                    -             -             -
   Death benefits                                                         -                    -             -             -
   Annuity payments                                                (123,001)             (27,969)      (44,730)      (26,135)
                                                             --------------         ------------  ------------  ------------
Increase (decrease) in net assets resulting from principal
  transactions                                                      296,307              181,630       (66,664)       14,913
                                                             --------------         ------------  ------------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                             531,291              260,846       (69,018)       93,802
NET ASSETS:
   Beginning of year                                              1,619,404              343,210       779,982       303,195
                                                             --------------         ------------  ------------  ------------
   End of year                                                $   2,150,695          $   604,056   $   710,964   $   396,997
                                                             ==============         ============  ============  ============

                            See accompanying notes.

                                   VA I - 26

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                               Sub-accounts
                                -------------------------------------------------------------------------
                                  Vanguard VIF      Vanguard VIF      Vanguard VIF        Vanguard VIF
                                   Short-Term      Small Company    Total Bond Market  Total Stock Market
                                Investment-Grade  Growth Portfolio   Index Portfolio    Index Portfolio
                                   Portfolio
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
   Net investment income
     (loss)                          $     7,266       $    (1,054)     $      38,487       $      22,004
   Net realized gain (loss)
     on investments                       (2,159)            3,147             (5,572)             18,290
   Capital gain distributions
     from mutual funds                     2,422                 -             12,440              76,568
   Net change in unrealized
     appreciation
     (depreciation) of
     investments                          (3,798)            2,742             47,477            (113,719)
                                    ------------      ------------     --------------      --------------
Increase (decrease) in net
  assets resulting from
  operations                               3,731             4,835             92,832               3,143
                                    ------------      ------------     --------------      --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase
     payments                                  -                 -                  -                   -
   Administrative charges                      -                 -                  -                   -
   Net transfers from (to)
     other Sub-accounts or
     fixed rate option                    32,090           110,239             88,507             170,133
   Mortality reserve transfers                 -                 -                  -                   -
   Contract withdrawals                        -                 -                  -                   -
   Surrender charges                           -                 -                  -                   -
   Death benefits                              -                 -                  -                   -
   Annuity payments                      (26,963)          (30,732)          (135,811)           (257,457)
                                    ------------      ------------     --------------      --------------
Increase (decrease) in net
  assets resulting from
  principal transactions                   5,127            79,507            (47,304)            (87,324)
                                    ------------      ------------     --------------      --------------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                               8,858            84,342             45,528             (84,181)
NET ASSETS:
   Beginning of year                     260,327           285,801          1,345,224           2,627,520
                                    ------------      ------------     --------------      --------------
   End of year                       $   269,185       $   370,143      $   1,390,752       $   2,543,339
                                    ============      ============     ==============      ==============
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
   Net investment income
     (loss)                          $     6,409       $      (479)     $      26,573       $      29,128
   Net realized gain (loss)
     on investments                        1,242            (7,056)            12,868            (184,252)
   Capital gain distributions
     from mutual funds                         -                 -              1,600              48,209
   Net change in unrealized
     appreciation
     (depreciation) of
     investments                           4,398            77,306             20,229             456,478
                                    ------------      ------------     --------------      --------------
Increase (decrease) in net
  assets resulting from
  operations                              12,049            69,771             61,270             349,563
                                    ------------      ------------     --------------      --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase
     payments                                  -                 -                  -                   -
   Administrative charges                      -                 -                  -                   -
   Net transfers from (to)
     other Sub-accounts or
     fixed rate option                     7,668            21,796            543,776             281,082
   Mortality reserve transfers                 -                 -                  -                   -
   Contract withdrawals                        -                 -                  -                   -
   Surrender charges                           -                 -                  -                   -
   Death benefits                              -                 -                  -                   -
   Annuity payments                      (27,123)          (22,872)          (111,287)           (210,590)
                                    ------------      ------------     --------------      --------------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (19,455)           (1,076)           432,489              70,492
                                    ------------      ------------     --------------      --------------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                              (7,406)           68,695            493,759             420,055
NET ASSETS:
   Beginning of year                     267,733           217,106            851,465           2,207,465
                                    ------------      ------------     --------------      --------------
   End of year                       $   260,327       $   285,801      $   1,345,224       $   2,627,520
                                    ============      ============     ==============      ==============

                            See accompanying notes.

                                   VA I - 27

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                    Sub-accounts
                                                                         ---------------------------------
                                                                            Vanguard      Vanguard Windsor
                                                                         Wellington Fund        Fund
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                                             $      1,497       $        13
   Net realized gain (loss) on investments                                           383                10
   Capital gain distributions from mutual funds                                        -                 -
   Net change in unrealized appreciation (depreciation) of investments               202              (102)
                                                                           -------------      ------------
Increase (decrease) in net assets resulting from operations                        2,082               (79)
                                                                           -------------      ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                                      -                 -
   Administrative charges                                                              -                 -
   Net transfers from (to) other Sub-accounts or fixed rate option                    (5)               (1)
   Mortality reserve transfers                                                         -                 -
   Contract withdrawals                                                                -                 -
   Surrender charges                                                                   -                 -
   Death benefits                                                                      -                 -
   Annuity payments                                                               (8,037)             (186)
                                                                           -------------      ------------
Increase (decrease) in net assets resulting from principal transactions           (8,042)             (187)
                                                                           -------------      ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           (5,960)             (266)
NET ASSETS:
   Beginning of year                                                              70,619             1,814
                                                                           -------------      ------------
   End of year                                                              $     64,659       $     1,548
                                                                           =============      ============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                                             $      1,190       $         8
   Net realized gain (loss) on investments                                           475               (48)
   Capital gain distributions from mutual funds                                        -                 -
   Net change in unrealized appreciation (depreciation) of investments             1,574               265
                                                                           -------------      ------------
Increase (decrease) in net assets resulting from operations                        3,239               225
                                                                           -------------      ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                                      -                 -
   Administrative charges                                                              -                 -
   Net transfers from (to) other Sub-accounts or fixed rate option                70,938                 1
   Mortality reserve transfers                                                         -                 -
   Contract withdrawals                                                                -                 -
   Surrender charges                                                                   -                 -
   Death benefits                                                                      -                 -
   Annuity payments                                                               (5,836)             (177)
                                                                           -------------      ------------
Increase (decrease) in net assets resulting from principal transactions.          65,102              (176)
                                                                           -------------      ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           68,341                49
NET ASSETS:
   Beginning of year                                                               2,278             1,765
                                                                           -------------      ------------
   End of year                                                              $     70,619       $     1,814
                                                                           =============      ============

                            See accompanying notes.

                                   VA I - 28

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION

Variable Account I (the "Account") was established by American General Life Insurance Company of Delaware (formerly AIG Life Insurance Company) (the "Company") on June 5, 1986, to fund individual single purchase payment deferred variable annuity contracts, individual flexible premium deferred variable annuity contracts and group flexible premium deferred variable annuity contracts (the "contracts") issued by the Company. Effective in the state of Delaware on December 8, 2009, the Company changed its name from AIG Life Insurance Company to American General Life Insurance Company of Delaware. New contracts for the following products are available for sale by the Account:
Vanguard Lifetime Income Program Group and Individual Immediate Variable Annuity ("Vanguard SPIA"). The following products are no longer available for sale by the Account: Group and Individual Immediate Variable Annuity ("GIVA"), Ovation, Ovation Plus, Ovation Advisor, Gallery, Variable Annuity, Paradigm, Trilogy, and Profile. The Company is an indirect, wholly-owned subsidiary of American International Group, Inc. The Account is registered with the Securities and Exchange Commission as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

The Account is divided into "Sub-accounts" that invest in independently managed mutual fund portfolios ("Funds"). The Funds available to contract owners through the various Sub-accounts are as follows:

     AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS): (4)
             Invesco V.I. Capital Appreciation Fund - Series I (5) Invesco V.I. International Growth Fund - Series I (6)

 ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC. ("ALLIANCEBERNSTEIN"):
        AllianceBernstein Balanced Wealth Strategy Portfolio - Class A
         AllianceBernstein Global Thematic Growth Portfolio - Class A AllianceBernstein Global Thematic Growth Portfolio - Class B
            AllianceBernstein Growth and Income Portfolio - Class A AllianceBernstein Growth and Income Portfolio - Class B
                 AllianceBernstein Growth Portfolio - Class A
                 AllianceBernstein Growth Portfolio - Class B
            AllianceBernstein Intermediate Bond Portfolio - Class A
            AllianceBernstein Intermediate Bond Portfolio - Class B
          AllianceBernstein International Growth Portfolio - Class A
           AllianceBernstein International Value Portfolio - Class A
            AllianceBernstein Large Cap Growth Portfolio - Class A
            AllianceBernstein Large Cap Growth Portfolio - Class B
              AllianceBernstein Money Market Portfolio - Class A
              AllianceBernstein Money Market Portfolio - Class B
         AllianceBernstein Real Estate Investment Portfolio - Class A
            AllianceBernstein Small Cap Growth Portfolio - Class A
           AllianceBernstein Small/Mid Cap Value Portfolio - Class A
                  AllianceBernstein Value Portfolio - Class B

             BLACKROCK VARIABLE SERIES FUNDS, INC. ("BLACKROCK"):
                   BlackRock Basic Value V.I. Fund - Class I
              BlackRock Equity Dividend V.I. Fund - Class I (11)
                BlackRock Global Allocation V.I. Fund - Class I
            BlackRock Global Opportunities V.I. Fund - Class I (7)
                   BlackRock High Income V.I. Fund - Class I
               BlackRock International Value V.I. Fund - Class I
                 BlackRock Large Cap Core V.I. Fund - Class I
                BlackRock Large Cap Growth V.I. Fund - Class I
                  BlackRock Money Market V.I. Fund - Class I
                  BlackRock Total Return V.I. Fund - Class I
               BlackRock Value Opportunities V.I. Fund - Class I

                     DELAWARE VIP TRUST ("DELAWARE VIP"):
            Delaware VIP Cash Reserve Series - Standard Class (12)

                                   VA I - 29

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - ORGANIZATION - CONTINUED

               DELAWARE VIP TRUST ("DELAWARE VIP"): - CONTINUED
                Delaware VIP High Yield Series - Standard Class
     Delaware VIP Limited-Term Diversified Income Series - Standard Class
           Delaware VIP Smid Cap Growth Series - Standard Class (3)
                  Delaware VIP Value Series - Standard Class

                DREYFUS STOCK INDEX FUND, INC. - INITIAL SHARES

         FIDELITY(R) VARIABLE INSURANCE PRODUCTS ("FIDELITY(R) VIP"):
          Fidelity(R) VIP Asset Manager/SM/ Portfolio - Initial Class
            Fidelity(R) VIP Contrafund(R) Portfolio - Initial Class
               Fidelity(R) VIP Growth Portfolio - Initial Class
             Fidelity(R) VIP High Income Portfolio - Initial Class
        Fidelity(R) VIP Investment Grade Bond Portfolio - Initial Class
            Fidelity(R) VIP Money Market Portfolio - Initial Class
              Fidelity(R) VIP Overseas Portfolio - Initial Class

          LINCOLN VARIABLE INSURANCE PRODUCTS TRUST ("LINCOLN VIP"):
   Lincoln VIP Delaware Foundation Moderate Allocation Fund - Standard Class

                      VAN ECK VIP TRUST ("VAN ECK"): (8)
             Van Eck VIP Emerging Markets Fund - Initial Class (9)
           Van Eck VIP Global Hard Assets Fund - Initial Class (10)

                    THE VANGUARD GROUP(R) ("VANGUARD(R)"):
                          Vanguard(R) 500 Index Fund
                       Vanguard(R) Dividend Growth Fund
                             Vanguard(R) GNMA Fund
                         Vanguard(R) Health Care Fund
                Vanguard(R) Inflation-Protected Securities Fund
                   Vanguard(R) International Growth Fund (2)
             Vanguard(R) LifeStrategy(R) Conservative Growth Fund
                    Vanguard(R) LifeStrategy(R) Growth Fund
                    Vanguard(R) LifeStrategy(R) Income Fund
               Vanguard(R) LifeStrategy(R) Moderate Growth Fund
                      Vanguard(R) Prime Money Market Fund
                           Vanguard(R) PRIMECAP Fund
                    Vanguard(R) Small-Cap Growth Index Fund
                    Vanguard(R) Small-Cap Value Index Fund
                 Vanguard(R) Total Bond Market Index Fund (1)
               Vanguard(R) Total International Stock Index Fund
                         Vanguard(R) U.S. Growth Fund
                        Vanguard(R) Wellington(TM) Fund
                         Vanguard(R) Windsor(TM) Fund

           VANGUARD(R) VARIABLE INSURANCE FUND ("VANGUARD(R) VIF"):
                      Vanguard(R) VIF Balanced Portfolio
                   Vanguard(R) VIF Capital Growth Portfolio
                  Vanguard(R) VIF Diversified Value Portfolio
                    Vanguard(R) VIF Equity Income Portfolio
                    Vanguard(R) VIF Equity Index Portfolio
                       Vanguard(R) VIF Growth Portfolio
                   Vanguard(R) VIF High Yield Bond Portfolio
                    Vanguard(R) VIF International Portfolio
                    Vanguard(R) VIF Mid-Cap Index Portfolio
                    Vanguard(R) VIF Money Market Portfolio
                     Vanguard(R) VIF REIT Index Portfolio

                                   VA I - 30

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - ORGANIZATION - CONTINUED

     VANGUARD(R) VARIABLE INSURANCE FUND ("VANGUARD(R) VIF"): - CONTINUED
             Vanguard(R) VIF Short-Term Investment-Grade Portfolio
                Vanguard(R) VIF Small Company Growth Portfolio
               Vanguard(R) VIF Total Bond Market Index Portfolio
              Vanguard(R) VIF Total Stock Market Index Portfolio

(1)Sub-accounts had no activity in the current year.
(2)Effective May 2, 2005, Vanguard International Growth Fund is no longer offered as an investment option.
(3)Effective March 22, 2010, Delaware VIP Growth Opportunities Series - Standard Class changed its name to Delaware VIP Smid Cap Growth Series - Standard Class.
(4)Effective April 30, 2010, AIM Variable Insurance Funds changed its name to AIM Variable Insurance Funds (Invesco Variable Insurance Funds).
(5)Effective April 30, 2010, AIM V.I. Capital Appreciation Fund - Series I changed its name to Invesco V.I. Capital Appreciation Fund - Series I.
(6)Effective April 30, 2010, AIM V.I. International Growth Fund - Series I changed its name to Invesco V.I. International Growth Fund - Series I.
(7)Effective May 1, 2010, BlackRock Global Growth V.I. Fund - Class I changed its name to BlackRock Global Opportunities V.I. Fund - Class I.
(8)Effective May 1, 2010, Van Eck Worldwide Insurance Trust changed its name to Van Eck VIP Trust.
(9)Effective May 1, 2010, Van Eck Worldwide Emerging Markets Fund - Initial Class changed its name to Van Eck VIP Emerging Markets Fund - Initial Class.
(10)Effective May 1, 2010, Van Eck Worldwide Hard Assets Fund - Initial Class changed its name to Van Eck VIP Global Hard Assets Fund - Initial Class.
(11)Effective October 1, 2010, BlackRock Utilities and Telecommunications V.I. Fund - Class I changed its name to BlackRock Equity Dividend V.I. Fund - Class I.
(12)Effective June 24, 2011, Delaware VIP Cash Reserve Series - Standard Class was closed and liquidated.

In addition to the Sub-accounts above, contract owners may allocate contract funds to a fixed account that is part of the Company's general account. Contract owners should refer to the appropriate contract and prospectus supplements for a complete description of the available Funds and the fixed account.

The assets of the Account are segregated from the Company's other assets. The operations of the Account are part of the Company.

Net purchases from the contracts are allocated to the Sub-accounts and invested in the Funds in accordance with contract owner instructions. The purchases are recorded as principal transactions in the Statements of Changes in Net Assets.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The accompanying financial statements of the Account have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The accounting principles followed by the Account and the methods of applying those principles are presented below.

USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of income and expenses during the year. Actual results could differ from those estimates.

SECURITY TRANSACTIONS AND RELATED INVESTMENT INCOME - Security transactions which represent purchases and sales of investments are accounted for on the trade date at fair value. Realized gains and losses from security transactions are determined on the basis of first-in first-out. Dividend income and distributions of capital gains are recorded on the ex-dividend date and reinvested upon receipt.

                                   VA I - 31

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION - CONTINUED


ANNUITY RESERVES - For contract owners who select a variable payout option, reserves are initially established based on estimated mortality (where applicable) and other assumptions, including provisions for the risk of adverse deviation from assumptions. The assumed interest rate used to determine annuity payments is 3.5% or 5.0% for all contracts except "deferred load" contracts and contracts issued prior to January 1, 1982, which have an assumed interest rate of 3.0%.

At each reporting period, the assumptions must be evaluated based on current experience, and the reserves must be adjusted accordingly. To the extent additional reserves are established due to mortality risk experience, the Company makes payments to the Account. If there are excess reserves remaining at the time annuity payments cease, the assets supporting those reserves are transferred from the Account to the Company. If there are transfers between the Company and the Account they will be disclosed as mortality reserve transfers in the Statements of Changes in Net Assets under principal transactions.

Annuity reserves are calculated according to either the 1983(a) Individual Mortality Table or the Annuity 2000 Mortality Table, depending on the calendar year of annuitization.

FEDERAL INCOME TAXES - The Company is taxed as a life insurance company under the Internal Revenue Code and includes the operations of the Account in determining its federal income tax liability. As a result, the Account is not taxed as a "Regulated Investment Company" under subchapter M of the Internal Revenue Code. Under existing federal income tax law, the investment income and capital gains from sales of investments realized by the Account are not taxable. Therefore, no federal income tax provision has been made.

ACCUMULATION UNIT - This is a measuring unit used to calculate the contract owner's interest. Such units are valued on each day that the New York Stock Exchange ("NYSE") is open for business to reflect investment performance and the prorated daily deduction for mortality and expense risk charges.

NOTE 3 - FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value in the Account balance sheet are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Account's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgments. In making the assessment, the Account considers factors specific to the asset or liability.

Level 1 -- Fair value measurements that are quoted prices (unadjusted) in active markets that the Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Account does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets and most mutual funds.

Level 2 -- Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liability in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain asset backed securities, certain listed equities, state, municipal and provincial obligations, hybrid securities, and derivative contracts.

Level 3 -- Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 principally include fixed maturities.

                                   VA I - 32

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 3 - FAIR VALUE MEASUREMENTS - CONTINUED

The Account assets measured at fair value as of December 31, 2011 consist of investments in registered mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1. See the Schedule of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at December 31, 2011, and respective hierarchy levels. As all assets of the Account are classified as Level 1, no reconciliation of Level 3 assets and change in unrealized gains (losses) for Level 3 assets still held as of December 31, 2011, is presented.

NOTE 4 - CONTRACT CHARGES

PREMIUM TAXES - The Company will deduct premium taxes imposed by certain states from purchase payments when received; from the owner's account value at the time annuity payments begin; from the amount of any partial withdrawal; or from proceeds payable upon termination of the certificate for any other reason, including death of the owner or annuitant, or surrender of the certificate. The applicable rates currently range from 0% to 3.5%. The rates are subject to change.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGES - Deductions for administrative expenses and mortality and expense risks assumed by the Company are assessed through the daily unit value calculation and paid to the Company from the daily net asset value of the Sub-accounts. A summary of the charges by contract follows:

                  MORTALITY & EXPENSE RISK AND
                     ADMINISTRATIVE CHARGES
CONTRACTS             MAXIMUM ANNUAL RATE
----------------------------------------------
Gallery                       1.40%
----------------------------------------------
Ovation                       1.40%
----------------------------------------------
Ovation Advisor               1.40%
----------------------------------------------
Ovation Plus                  1.40%
----------------------------------------------
Paradigm                      1.40%
----------------------------------------------
Profile                       1.40%
----------------------------------------------
GIVA                          1.25%
----------------------------------------------
Trilogy                       1.40%
----------------------------------------------
Vanguard SPIA                 0.52%
----------------------------------------------
Variable Annuity              1.40%
----------------------------------------------

ACCIDENTAL DEATH BENEFIT CHARGES - Daily charges for the Accidental Death Benefit (ADB) option are assessed through the daily unit value calculation on all contracts that have elected this option and are equivalent, on an annual basis, to 0.05% of the value of the contracts. These charges are included as part of the mortality and expense risk and administrative charges line of the Statements of Operations.

ANNUAL ADMINISTRATIVE FEE - An annual administrative expense charge of $30 may be assessed against each contract on its anniversary date. The annual administrative expense charge is paid by redemption of units outstanding. Contracts under the Vanguard SPIA and GIVA products are not subject to the annual administrative expense charge. Annual fees are included with administrative charges in the Statements of Changes in Net Assets under principal transactions.

DISTRIBUTION CHARGES - Daily charges for distribution expenses are assessed on all contracts issued under the Ovation Plus product and are equivalent, on an annual basis, to 0.20% of the value of the contracts. These charges are paid to the Company by redemption of units outstanding. These charges are included as part of the administrative charges line of the Statements of Changes in Net Assets under principal transactions.

DEATH BENEFIT RIDER CHARGES - The Annual Ratchet Plan is a death benefit rider. Daily charges for the Annual Ratchet Plan option are assessed on all contracts that have elected this option and are equivalent, on an annual basis, to 0.10% of the value of the contracts. These charges are paid to the Company by redemption of units outstanding. These charges are included as part of the administrative charges line of the Statements of Changes in Net Assets under principal transactions.

                                   VA I - 33

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 4 - CONTRACT CHARGES - CONTINUED

The Equity Assurance Plan is a death benefit rider. Daily charges for the Equity Assurance Plan option are assessed on all contracts that have elected this option and are equivalent, on an annual basis, to a maximum 0.20% of the value of the contracts. These charges are paid to the Company by redemption of units outstanding. These charges are included as part of the administrative charges line of the Statements of Changes in Net Assets under principal transactions.

The Estate Benefit Payment is a death benefit rider. Daily charges for the Estate Benefit Payment option are assessed on all contracts that have elected this option and are equivalent, on an annual basis, to 0.20% of the value of the contracts. These charges are paid to the Company by redemption of units outstanding. These charges are included as part of the administrative charges line of the Statements of Changes in Net Assets under principal transactions.

TRANSFER CHARGES - A $10 transfer fee for each transfer in excess of 12 during the contract year may be assessed on all contracts issued under the Vanguard SPIA and GIVA products. Transfer requests are subject to the Company's published rules concerning market timing. A contract owner who violates these rules will for a period of time (typically six months), have certain restrictions placed on transfers. The transfer charges are paid by redemption of units outstanding. Transfer charges are included with net transfers from
(to) other sub-accounts or fixed rate option in the Statements of Changes in Net Assets under principal transactions.

SURRENDER CHARGE - In the event that a contract owner withdraws all or a portion of the contract value within the surrender charge period, the contracts provide that they will be assessed a surrender charge. The surrender charge is based on a table of charges, of which the maximum charge is 6% of the contract value subject to a maximum of 8.5% of premiums paid for single premium contracts and a maximum charge of 6% of premiums paid for flexible premium contracts. Contracts under the Ovation Advisor, Vanguard SPIA and GIVA products are not subjected to surrender charges. For the Vanguard SPIA product, a partial withdrawal transaction charge may be assessed for each partial withdrawal. The partial withdrawal transaction charge is the lesser of 2% of the amount withdrawn or $25. The surrender charges and partial withdrawals are paid by redemption of units outstanding. The surrender charges and partial withdrawals are included with surrender charges in the Statements of Changes in Net Assets under principal transactions.

                                   VA I - 34

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED


NOTE 5 - PURCHASES AND SALES OF INVESTMENTS

For the year ended December 31, 2011, the aggregate cost of purchases and proceeds from the sales of investments were:

Sub-accounts                                                               Cost of Purchases Proceeds from Sales
----------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy Portfolio - Class A                  $ 57,652,989        $ 66,949,286
AllianceBernstein Global Thematic Growth Portfolio - Class A                      15,784,751          19,013,804
AllianceBernstein Global Thematic Growth Portfolio - Class B                       7,721,220           9,161,570
AllianceBernstein Growth and Income Portfolio - Class A                           50,448,804          60,130,164
AllianceBernstein Growth and Income Portfolio - Class B                           49,485,481          59,738,351
AllianceBernstein Growth Portfolio - Class A                                      20,296,876          25,396,235
AllianceBernstein Growth Portfolio - Class B                                      15,155,079          17,536,038
AllianceBernstein Intermediate Bond Portfolio - Class A                          103,330,399         116,420,087
AllianceBernstein Intermediate Bond Portfolio - Class B                            1,126,383           1,201,380
AllianceBernstein International Growth Portfolio - Class A                        33,252,434          38,929,256
AllianceBernstein International Value Portfolio - Class A                         12,511,416          14,909,538
AllianceBernstein Large Cap Growth Portfolio - Class A                            37,851,125          44,836,390
AllianceBernstein Large Cap Growth Portfolio - Class B                            21,996,271          26,684,038
AllianceBernstein Money Market Portfolio - Class A                                17,722,869          19,914,887
AllianceBernstein Money Market Portfolio - Class B                                18,294,754          21,504,157
AllianceBernstein Real Estate Investment Portfolio - Class A                      15,497,176          15,471,007
AllianceBernstein Small Cap Growth Portfolio - Class A                            19,278,656          22,750,136
AllianceBernstein Small/Mid Cap Value Portfolio - Class A                         20,003,282          24,556,472
AllianceBernstein Value Portfolio - Class B                                       17,242,763          21,342,178
BlackRock Basic Value V.I. Fund - Class I                                          2,500,589           2,964,868
BlackRock Equity Dividend V.I. Fund - Class I                                        324,113             356,781
BlackRock Global Allocation V.I. Fund - Class I                                    2,127,619           1,803,603
BlackRock Global Opportunities V.I. Fund - Class I                                   207,625             222,126
BlackRock High Income V.I. Fund - Class I                                            395,597             383,817
BlackRock International Value V.I. Fund - Class I                                    760,511             886,926
BlackRock Large Cap Core V.I. Fund - Class I                                       1,206,839           1,288,455
BlackRock Large Cap Growth V.I. Fund - Class I                                       302,032             407,863
BlackRock Money Market V.I. Fund - Class I                                           133,503             162,599
BlackRock Total Return V.I. Fund - Class I                                           241,272             214,640
BlackRock Value Opportunities V.I. Fund - Class I                                    862,197             994,881
Delaware VIP Cash Reserve Series - Standard Class                                          2               8,655
Delaware VIP High Yield Series - Standard Class                                      316,251             336,120
Delaware VIP Limited-Term Diversified Income Series - Standard Class                  80,384              78,724
Delaware VIP Smid Cap Growth Series - Standard Class                                 109,969             107,217
Delaware VIP Value Series - Standard Class                                         2,550,309           2,763,920
Dreyfus Stock Index Fund, Inc. - Initial Shares                                    1,294,888           1,613,810
Fidelity VIP Asset Manager Portfolio - Initial Class                               1,092,365           1,375,703
Fidelity VIP Contrafund Portfolio - Initial Class                                    760,390             837,818
Fidelity VIP Growth Portfolio - Initial Class                                        791,482             955,268
Fidelity VIP High Income Portfolio - Initial Class                                   262,496             295,189
Fidelity VIP Investment Grade Bond Portfolio - Initial Class                         884,072           1,099,929
Fidelity VIP Money Market Portfolio - Initial Class                                  993,104           1,132,228
Fidelity VIP Overseas Portfolio - Initial Class                                       59,936              86,585
Invesco V.I. Capital Appreciation Fund - Series I                                    139,232             187,814
Invesco V.I. International Growth Fund - Series I                                    212,534             272,100
Lincoln VIP Delaware Foundation Moderate Allocation Fund - Standard Class            254,720             395,319
Van Eck VIP Emerging Markets Fund - Initial Class                                    248,905             350,140
Van Eck VIP Global Hard Assets Fund - Initial Class                                  206,131             287,043
Vanguard 500 Index Fund                                                                  272              13,519
Vanguard Dividend Growth Fund                                                        227,579              63,687
Vanguard GNMA Fund                                                                    28,330              26,164
Vanguard Health Care Fund                                                              1,944               7,538

                                   VA I - 35

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 5 - PURCHASES AND SALES OF INVESTMENTS - CONTINUED

For the year ended December 31, 2011, the aggregate cost of purchases and proceeds from the sales of investments were:

Sub-accounts                                        Cost of Purchases Proceeds from Sales
-----------------------------------------------------------------------------------------
Vanguard Inflation-Protected Securities Fund               $   58,644          $   29,213
Vanguard International Growth Fund                                154                 835
Vanguard LifeStrategy Conservative Growth Fund                 68,666              55,783
Vanguard LifeStrategy Growth Fund                              86,454              42,599
Vanguard LifeStrategy Income Fund                              60,962              36,479
Vanguard LifeStrategy Moderate Growth Fund                     37,320              68,291
Vanguard Prime Money Market Fund                                    2                 356
Vanguard PRIMECAP Fund                                             90                 264
Vanguard Small-Cap Growth Index Fund                              169              20,882
Vanguard Small-Cap Value Index Fund                               109              13,161
Vanguard Total International Stock Index Fund                   3,039              30,762
Vanguard U.S. Growth Fund                                          12                 352
Vanguard VIF Balanced Portfolio                               472,422             579,274
Vanguard VIF Capital Growth Portfolio                         171,097              80,308
Vanguard VIF Diversified Value Portfolio                      107,013              60,846
Vanguard VIF Equity Income Portfolio                          250,169              51,260
Vanguard VIF Equity Index Portfolio                            78,475              62,605
Vanguard VIF Growth Portfolio                                  38,359              25,464
Vanguard VIF High Yield Bond Portfolio                        399,491              39,360
Vanguard VIF International Portfolio                          387,180             230,288
Vanguard VIF Mid-Cap Index Portfolio                          130,343              54,724
Vanguard VIF Money Market Portfolio                         2,400,619           2,484,517
Vanguard VIF REIT Index Portfolio                             170,291              49,263
Vanguard VIF Short-Term Investment-Grade Portfolio             92,132              77,317
Vanguard VIF Small Company Growth Portfolio                   113,804              35,350
Vanguard VIF Total Bond Market Index Portfolio                267,012             263,389
Vanguard VIF Total Stock Market Index Portfolio               362,410             351,161
Vanguard Wellington Fund                                        2,006               8,552
Vanguard Windsor Fund                                              26                 199

                                   VA I - 36

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS

Summary of Changes in Units for the year ended December 31, 2011.

                                                        Accumulation  Accumulation   Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed     Issued       Redeemed      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
 1 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                     5,624,652     (6,542,787)         8,699       (14,862)     (924,298)
 2 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                        78,235        (82,985)             -             -        (4,750)
 3 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                        10,304        (12,061)             -             -        (1,757)
 1 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                               1,042,418     (1,216,715)            65        (2,114)     (176,346)
 2 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                  57,044        (58,963)             -             -        (1,919)
 3 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                   5,102         (6,617)             -             -        (1,515)
 4 AllianceBernstein Global Thematic Growth Portfolio
   - Class B                                                 506,781       (585,012)             -         1,115       (77,116)
 5 AllianceBernstein Global Thematic Growth Portfolio
   - Class B                                                  47,384        (51,631)             -             -        (4,247)
 1 AllianceBernstein Growth and Income Portfolio -
   Class A                                                 1,369,115     (1,611,463)           951        (1,048)     (242,445)
 2 AllianceBernstein Growth and Income Portfolio -
   Class A                                                    34,661        (39,372)             -             -        (4,711)
 3 AllianceBernstein Growth and Income Portfolio -
   Class A                                                    21,683        (25,327)            43          (220)       (3,821)
 4 AllianceBernstein Growth and Income Portfolio -
   Class B                                                 1,413,425     (1,675,496)         3,732        (1,091)     (259,430)
 5 AllianceBernstein Growth and Income Portfolio -
   Class B                                                    23,331        (29,112)             -             -        (5,781)
 1 AllianceBernstein Growth Portfolio - Class A              823,430     (1,004,836)            41          (839)     (182,204)
 2 AllianceBernstein Growth Portfolio - Class A               33,123        (34,601)             -             -        (1,478)
 3 AllianceBernstein Growth Portfolio - Class A               23,429        (24,683)             -             -        (1,254)
 4 AllianceBernstein Growth Portfolio - Class B              652,614       (731,195)             -           (25)      (78,606)
 5 AllianceBernstein Growth Portfolio - Class B               18,218        (25,349)             -             -        (7,131)
 1 AllianceBernstein Intermediate Bond Portfolio -
   Class A                                                 4,650,706     (5,462,628)         6,452        (2,111)     (807,581)
 2 AllianceBernstein Intermediate Bond Portfolio -
   Class A                                                   115,790       (126,499)             -             -       (10,709)
 4 AllianceBernstein Intermediate Bond Portfolio -
   Class B                                                    50,609        (56,120)             -             -        (5,511)
 5 AllianceBernstein Intermediate Bond Portfolio -
   Class B                                                     2,559         (2,605)             -             -           (46)
 1 AllianceBernstein International Growth Portfolio -
   Class A                                                 1,217,571     (1,419,373)         1,967          (570)     (200,405)
 2 AllianceBernstein International Growth Portfolio -
   Class A                                                    37,613        (42,550)             -             -        (4,937)
 1 AllianceBernstein International Value Portfolio -
   Class A                                                   953,946     (1,134,906)             9          (274)     (181,225)
 2 AllianceBernstein International Value Portfolio -
   Class A                                                    21,234        (27,447)             -             -        (6,213)
 1 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                 1,413,845     (1,632,760)            90        (1,938)     (220,763)
 2 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                    51,485        (55,527)             -             -        (4,042)
 3 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                     2,335         (2,348)             9          (212)         (216)
 4 AllianceBernstein Large Cap Growth Portfolio -
   Class B                                                   856,499     (1,008,481)         3,500          (632)     (149,114)
 5 AllianceBernstein Large Cap Growth Portfolio -
   Class B                                                    17,251        (20,985)             -             -        (3,734)
 1 AllianceBernstein Money Market Portfolio - Class A      1,329,965     (1,485,699)         8,520        (2,159)     (149,373)
 2 AllianceBernstein Money Market Portfolio - Class A         24,029        (27,794)             -             -        (3,765)
 4 AllianceBernstein Money Market Portfolio - Class B      1,412,079     (1,654,398)             -         8,272      (234,047)
 5 AllianceBernstein Money Market Portfolio - Class B         39,750        (40,698)             -             -          (948)
 1 AllianceBernstein Real Estate Investment Portfolio
   - Class A                                                 486,684       (547,149)             -         6,474       (53,991)
 2 AllianceBernstein Real Estate Investment Portfolio
   - Class A                                                  10,674        (11,948)             -             -        (1,274)
 1 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                 1,322,030     (1,513,748)             -         3,681      (188,037)
 2 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                    52,216        (62,098)             -             -        (9,882)
 3 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                     3,586         (4,145)             -             -          (559)
 1 AllianceBernstein Small/Mid Cap Value Portfolio -
   Class A                                                 1,079,160     (1,277,932)         3,004        (3,412)     (199,180)
 2 AllianceBernstein Small/Mid Cap Value Portfolio -
   Class A                                                    32,029        (39,550)             -             -        (7,521)
 4 AllianceBernstein Value Portfolio - Class B             1,814,289     (2,180,869)            16        (9,386)     (375,950)
 5 AllianceBernstein Value Portfolio - Class B                31,501        (38,422)             -             -        (6,921)
 1 BlackRock Basic Value V.I. Fund - Class I                 147,913       (173,120)             -           151       (25,056)
 2 BlackRock Basic Value V.I. Fund - Class I                   5,522         (5,623)            19          (201)         (283)
 1 BlackRock Equity Dividend V.I. Fund - Class I              14,149        (15,884)             -             -        (1,735)
 2 BlackRock Equity Dividend V.I. Fund - Class I               2,308         (2,317)             -             -            (9)
 1 BlackRock Global Allocation V.I. Fund - Class I           104,477        (91,503)             -             -        12,974
 2 BlackRock Global Allocation V.I. Fund - Class I             1,738         (1,742)             -             -            (4)
 1 BlackRock Global Opportunities V.I. Fund - Class I         19,589        (20,656)             -             -        (1,067)
 2 BlackRock Global Opportunities V.I. Fund - Class I            405           (456)             -             -           (51)

                                   VA I - 37

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2011.

                                                        Accumulation  Accumulation   Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed     Issued       Redeemed      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
 1 BlackRock High Income V.I. Fund - Class I                  22,201        (22,694)             -             -          (493)
 2 BlackRock High Income V.I. Fund - Class I                     339           (381)             -             -           (42)
 1 BlackRock International Value V.I. Fund - Class I          54,913        (63,170)             -             -        (8,257)
 2 BlackRock International Value V.I. Fund - Class I             399           (442)             -             -           (43)
 1 BlackRock Large Cap Core V.I. Fund - Class I               80,692        (85,252)             -           135        (4,425)
 2 BlackRock Large Cap Core V.I. Fund - Class I                1,968         (1,972)             2          (192)         (194)
 1 BlackRock Large Cap Growth V.I. Fund - Class I             33,266        (43,323)             -             -       (10,057)
 1 BlackRock Money Market V.I. Fund - Class I                 11,091        (13,459)             -             -        (2,368)
 1 BlackRock Total Return V.I. Fund - Class I                 14,413        (13,084)             -             -         1,329
 1 BlackRock Value Opportunities V.I. Fund - Class I          41,304        (46,644)             -             -        (5,340)
 2 BlackRock Value Opportunities V.I. Fund - Class I           3,650         (3,678)             -             -           (28)
 7 Delaware VIP Cash Reserve Series - Standard Class               -           (497)             -             -          (497)
 7 Delaware VIP High Yield Series - Standard Class             8,546         (9,688)             -             -        (1,142)
 7 Delaware VIP Limited-Term Diversified Income Series
   - Standard Class                                            2,805         (2,807)             -             -            (2)
 7 Delaware VIP Smid Cap Growth Series - Standard Class        2,329         (2,330)             -             -            (1)
 7 Delaware VIP Value Series - Standard Class                 69,015        (73,939)             -          (208)       (5,132)
 3 Dreyfus Stock Index Fund, Inc. - Initial Shares            68,026        (83,420)             6          (891)      (16,279)
 3 Fidelity VIP Asset Manager Portfolio - Initial Class       56,327        (70,831)             3          (310)      (14,811)
 2 Fidelity VIP Contrafund Portfolio - Initial Class             119           (119)             -             -             -
 3 Fidelity VIP Contrafund Portfolio - Initial Class          38,715        (42,120)             9          (371)       (3,767)
 2 Fidelity VIP Growth Portfolio - Initial Class                  75            (75)             -             -             -
 3 Fidelity VIP Growth Portfolio - Initial Class              45,866        (54,276)           143          (244)       (8,511)
 3 Fidelity VIP High Income Portfolio - Initial Class         15,974        (18,828)             -             -        (2,854)
 3 Fidelity VIP Investment Grade Bond Portfolio -
   Initial Class                                              38,817        (50,193)             -        (1,076)      (12,452)
 3 Fidelity VIP Money Market Portfolio - Initial Class        73,106        (82,091)             -          (822)       (9,807)
 7 Fidelity VIP Money Market Portfolio - Initial Class            93              -              -             -            93
 3 Fidelity VIP Overseas Portfolio - Initial Class             4,233         (5,831)             -             -        (1,598)
 2 Invesco V.I. Capital Appreciation Fund - Series I             926           (928)             -             -            (2)
 3 Invesco V.I. Capital Appreciation Fund - Series I          14,384        (17,820)            21        (1,118)       (4,533)
 2 Invesco V.I. International Growth Fund - Series I             884           (885)             -             -            (1)
 3 Invesco V.I. International Growth Fund - Series I          11,727        (15,359)           240          (149)       (3,541)
 7 Lincoln VIP Delaware Foundation Moderate Allocation
   Fund - Standard Class                                      20,685        (31,919)             -             -       (11,234)
 3 Van Eck VIP Emerging Markets Fund - Initial Class          11,766        (16,062)             -             -        (4,296)
 2 Van Eck VIP Global Hard Assets Fund - Initial Class           243           (245)             -             -            (2)
 3 Van Eck VIP Global Hard Assets Fund - Initial Class         5,586         (8,688)           506          (147)       (2,743)
 1 Vanguard 500 Index Fund                                         -              -              -        (1,125)       (1,125)
 1 Vanguard Dividend Growth Fund                                   -              -              -          (369)         (369)
 6 Vanguard Dividend Growth Fund                                   -              -         14,011        (3,343)       10,668
 1 Vanguard GNMA Fund                                              -              -              -        (1,443)       (1,443)
 6 Vanguard GNMA Fund                                              -              -          1,278          (287)          991
 6 Vanguard Health Care Fund                                       -              -              -          (422)         (422)
 6 Vanguard Inflation-Protected Securities Fund                    -              -          3,157        (1,807)        1,350
 1 Vanguard International Growth Fund                              -              -              -           (44)          (44)
 1 Vanguard LifeStrategy Conservative Growth Fund                  -              -              -          (186)         (186)
 6 Vanguard LifeStrategy Conservative Growth Fund                  -              -          4,264        (3,629)          635
 1 Vanguard LifeStrategy Growth Fund                               -              -              -           (75)          (75)
 6 Vanguard LifeStrategy Growth Fund                               -              -          4,963        (2,610)        2,353
 1 Vanguard LifeStrategy Income Fund                               -              -              -          (167)         (167)
 6 Vanguard LifeStrategy Income Fund                               -              -          3,319        (2,277)        1,042
 6 Vanguard LifeStrategy Moderate Growth Fund                      -              -          1,607        (4,450)       (2,843)
 1 Vanguard Prime Money Market Fund                                -              -              -           (30)          (30)

                                   VA I - 38

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2011.

                                                        Accumulation  Accumulation  Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed    Issued       Redeemed      (Decrease)
------------------------------------------------------------------------------------------------------------------------------
 1 Vanguard PRIMECAP Fund                                          -              -             -           (15)          (15)
 1 Vanguard Small-Cap Growth Index Fund                            -              -             -        (1,152)       (1,152)
 1 Vanguard Small-Cap Value Index Fund                             -              -             -          (938)         (938)
 6 Vanguard Total International Stock Index Fund                   -              -             -        (1,649)       (1,649)
 1 Vanguard U.S. Growth Fund                                       -              -             -           (31)          (31)
 6 Vanguard VIF Balanced Portfolio                                 -              -        19,458       (33,274)      (13,816)
 6 Vanguard VIF Capital Growth Portfolio                           -              -         9,073        (4,576)        4,497
 1 Vanguard VIF Diversified Value Portfolio                        -              -             -           (95)          (95)
 6 Vanguard VIF Diversified Value Portfolio                        -              -         5,689        (3,553)        2,136
 1 Vanguard VIF Equity Income Portfolio                            -              -             -           (38)          (38)
 6 Vanguard VIF Equity Income Portfolio                            -              -        15,173        (3,045)       12,128
 1 Vanguard VIF Equity Index Portfolio                             -              -            35          (471)         (436)
 6 Vanguard VIF Equity Index Portfolio                             -              -         3,698        (3,987)         (289)
 6 Vanguard VIF Growth Portfolio                                   -              -         2,841        (1,860)          981
 1 Vanguard VIF High Yield Bond Portfolio                          -              -             -           (65)          (65)
 6 Vanguard VIF High Yield Bond Portfolio                          -              -        23,743        (2,318)       21,425
 1 Vanguard VIF International Portfolio                            -              -             -           (48)          (48)
 6 Vanguard VIF International Portfolio                            -              -        20,691       (11,581)        9,110
 6 Vanguard VIF Mid-Cap Index Portfolio                            -              -         6,832        (2,856)        3,976
 6 Vanguard VIF Money Market Portfolio                             -              -       236,092      (243,153)       (7,061)
 1 Vanguard VIF REIT Index Portfolio                               -              -             -           (86)          (86)
 6 Vanguard VIF REIT Index Portfolio                               -              -         9,234        (2,414)        6,820
 6 Vanguard VIF Short-Term Investment-Grade Portfolio              -              -         6,180        (5,803)          377
 6 Vanguard VIF Small Company Growth Portfolio                     -              -         7,166        (2,081)        5,085
 1 Vanguard VIF Total Bond Market Index Portfolio                  -              -             -        (1,035)       (1,035)
 6 Vanguard VIF Total Bond Market Index Portfolio                  -              -        15,253       (17,618)       (2,365)
 6 Vanguard VIF Total Stock Market Index Portfolio                 -              -        16,891       (23,289)       (6,398)
 1 Vanguard Wellington Fund                                        -              -             -          (497)         (497)
 1 Vanguard Windsor Fund                                           -              -             -           (15)          (15)

                                   VA I - 39

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2010.

                                                        Accumulation  Accumulation   Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed     Issued       Redeemed      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
 1 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                           819       (878,428)        14,237        (1,253)     (864,625)
 2 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                           283        (23,366)             -             -       (23,083)
 3 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                             -         (5,504)             -             -        (5,504)
 1 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                     646       (179,531)           425          (444)     (178,904)
 2 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                       -         (7,689)             -             -        (7,689)
 3 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                     127         (2,231)             -             -        (2,104)
 4 AllianceBernstein Global Thematic Growth Portfolio
   - Class B                                                   2,781        (69,352)           114           (88)      (66,545)
 5 AllianceBernstein Global Thematic Growth Portfolio
   - Class B                                                       -         (3,358)             -             -        (3,358)
 1 AllianceBernstein Growth and Income Portfolio -
   Class A                                                       477       (228,535)           813          (785)     (228,030)
 2 AllianceBernstein Growth and Income Portfolio -
   Class A                                                         -        (10,052)             -             -       (10,052)
 3 AllianceBernstein Growth and Income Portfolio -
   Class A                                                       208         (6,560)           138          (149)       (6,363)
 4 AllianceBernstein Growth and Income Portfolio -
   Class B                                                       411       (282,043)           968          (865)     (281,529)
 5 AllianceBernstein Growth and Income Portfolio -
   Class B                                                        76         (8,604)             -             -        (8,528)
 1 AllianceBernstein Growth Portfolio - Class A                  395       (142,591)           261          (196)     (142,131)
 2 AllianceBernstein Growth Portfolio - Class A                    -         (8,223)             -             -        (8,223)
 3 AllianceBernstein Growth Portfolio - Class A                  171         (4,042)             -             -        (3,871)
 4 AllianceBernstein Growth Portfolio - Class B                  148       (114,321)            30           (12)     (114,155)
 5 AllianceBernstein Growth Portfolio - Class B                1,427         (1,252)             -             -           175
 1 AllianceBernstein Intermediate Bond Portfolio -
   Class A                                                    25,796       (744,862)         3,011        (5,770)     (721,825)
 2 AllianceBernstein Intermediate Bond Portfolio -
   Class A                                                    11,086        (31,139)             -             -       (20,053)
 4 AllianceBernstein Intermediate Bond Portfolio -
   Class B                                                         -        (21,988)             -             -       (21,988)
 5 AllianceBernstein Intermediate Bond Portfolio -
   Class B                                                         -            (49)             -             -           (49)
 1 AllianceBernstein International Growth Portfolio -
   Class A                                                       337       (194,573)           194        (2,859)     (196,901)
 2 AllianceBernstein International Growth Portfolio -
   Class A                                                         -        (20,090)             -             -       (20,090)
 1 AllianceBernstein International Value Portfolio -
   Class A                                                        52       (145,252)           156          (105)     (145,149)
 2 AllianceBernstein International Value Portfolio -
   Class A                                                         -        (25,034)             -             -       (25,034)
 1 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                     2,403       (222,386)         1,333        (1,018)     (219,668)
 2 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                         -        (11,930)             -             -       (11,930)
 3 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                         -         (1,707)           189          (130)       (1,648)
 4 AllianceBernstein Large Cap Growth Portfolio -
   Class B                                                       384       (172,085)         1,577        (1,013)     (171,137)
 5 AllianceBernstein Large Cap Growth Portfolio -
   Class B                                                         -         (6,288)             -             -        (6,288)
 1 AllianceBernstein Money Market Portfolio - Class A          6,038       (342,217)         1,539          (987)     (335,627)
 2 AllianceBernstein Money Market Portfolio - Class A              -        (14,574)             -             -       (14,574)
 4 AllianceBernstein Money Market Portfolio - Class B          3,022       (419,101)         8,428       (10,532)     (418,183)
 5 AllianceBernstein Money Market Portfolio - Class B          8,158         (6,849)             -             -         1,309
 1 AllianceBernstein Real Estate Investment Portfolio
   - Class A                                                  12,959        (72,439)         2,393        (2,663)      (59,750)
 2 AllianceBernstein Real Estate Investment Portfolio
   - Class A                                                       -         (6,682)             -             -        (6,682)
 1 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                       909       (169,757)           622          (632)     (168,858)
 2 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                        11         (1,824)             -             -        (1,813)
 3 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                       103         (1,912)             -             -        (1,809)
 1 AllianceBernstein Small/Mid Cap Value Portfolio -
   Class A                                                       190       (177,377)         3,802        (2,479)     (175,864)
 2 AllianceBernstein Small/Mid Cap Value Portfolio -
   Class A                                                         -        (14,558)             -             -       (14,558)
 4 AllianceBernstein U.S. Large Cap Blended Style
   Portfolio - Class B                                             -              -              -             -             -
 5 AllianceBernstein U.S. Large Cap Blended Style
   Portfolio - Class B                                             -              -              -             -             -
 1 AllianceBernstein Utility Income Portfolio - Class A            -              -              -             -             -
 2 AllianceBernstein Utility Income Portfolio - Class A            -              -              -             -             -
 4 AllianceBernstein Value Portfolio - Class B                   707       (353,173)         6,099        (4,314)     (350,681)
 5 AllianceBernstein Value Portfolio - Class B                     -         (6,459)             -             -        (6,459)
 1 BlackRock Basic Value V.I. Fund - Class I                       7        (15,148)            47           (34)      (15,128)
 2 BlackRock Basic Value V.I. Fund - Class I                       -         (6,939)             -             -        (6,939)
 1 BlackRock Equity Dividend V.I. Fund - Class I                 705         (1,738)             -             -        (1,033)
 2 BlackRock Equity Dividend V.I. Fund - Class I                   -            (10)             -             -           (10)

                                   VA I - 40

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2010.

                                                        Accumulation  Accumulation   Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed     Issued       Redeemed      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
 1 BlackRock Global Allocation V.I. Fund - Class I             2,734         (6,555)             -             -        (3,821)
 2 BlackRock Global Allocation V.I. Fund - Class I                 -         (1,128)             -             -        (1,128)
 1 BlackRock Global Opportunities V.I. Fund - Class I              -        (10,359)             -             -       (10,359)
 2 BlackRock Global Opportunities V.I. Fund - Class I              -            (55)             -             -           (55)
 1 BlackRock High Income V.I. Fund - Class I                   2,210           (602)             -             -         1,608
 2 BlackRock High Income V.I. Fund - Class I                       -            (46)             -             -           (46)
 1 BlackRock International Value V.I. Fund - Class I               -        (10,640)             -             -       (10,640)
 2 BlackRock International Value V.I. Fund - Class I               -         (3,926)             -             -        (3,926)
 1 BlackRock Large Cap Core V.I. Fund - Class I                3,603         (4,366)            50           (35)         (748)
 2 BlackRock Large Cap Core V.I. Fund - Class I                    -             (4)             -             -            (4)
 1 BlackRock Large Cap Growth V.I. Fund - Class I                  -        (16,536)             -             -       (16,536)
 1 BlackRock Money Market V.I. Fund - Class I                      -         (4,114)             -             -        (4,114)
 2 BlackRock Money Market V.I. Fund - Class I                      -         (3,396)             -             -        (3,396)
 1 BlackRock Total Return V.I. Fund - Class I                     48            (60)             -             -           (12)
 2 BlackRock Total Return V.I. Fund - Class I                      -         (1,457)             -             -        (1,457)
 1 BlackRock Value Opportunities V.I. Fund - Class I               -         (2,638)             -             -        (2,638)
 2 BlackRock Value Opportunities V.I. Fund - Class I               -         (3,083)             -             -        (3,083)
 7 Delaware VIP Balanced Series - Standard Class                   -              -              -             -             -
 7 Delaware VIP Cash Reserve Series - Standard Class               -         (1,716)             -             -        (1,716)
 7 Delaware VIP High Yield Series - Standard Class                 -           (587)             -             -          (587)
 7 Delaware VIP High Yield Series - Standard Class                 -           (222)             -             -          (222)
 7 Delaware VIP Limited-Term Diversified Income Series
   - Standard Class                                                -             (1)             -             -            (1)
 7 Delaware VIP Smid Cap Growth Series - Standard Class            -              -              -             -             -
 7 Delaware VIP Smid Cap Growth Series - Standard Class            -           (237)             -             -          (237)
 7 Delaware VIP Value Series - Standard Class                      -              -              -             -             -
 7 Delaware VIP Value Series - Standard Class                      -         (2,877)           184          (107)       (2,800)
 2 Dreyfus Stock Index Fund, Inc. - Initial Shares                 -              -              -             -             -
 3 Dreyfus Stock Index Fund, Inc. - Initial Shares               352        (15,121)           885          (176)      (14,060)
 3 Fidelity VIP Asset Manager Portfolio - Initial Class            -        (12,358)           173          (119)      (12,304)
 2 Fidelity VIP Contrafund Portfolio - Initial Class               -             (1)             -             -            (1)
 3 Fidelity VIP Contrafund Portfolio - Initial Class             658         (8,532)            11           (79)       (7,942)
 2 Fidelity VIP Growth Portfolio - Initial Class                   -             (1)             -             -            (1)
 3 Fidelity VIP Growth Portfolio - Initial Class                 405         (8,760)           232          (158)       (8,281)
 2 Fidelity VIP High Income Portfolio - Initial Class              -              -              -             -             -
 3 Fidelity VIP High Income Portfolio - Initial Class          1,430         (3,092)             -             -        (1,662)
 3 Fidelity VIP Investment Grade Bond Portfolio -
   Initial Class                                                   -         (6,811)           294          (275)       (6,792)
 3 Fidelity VIP Money Market Portfolio - Initial Class         8,140        (34,641)           489          (338)      (26,350)
 3 Fidelity VIP Overseas Portfolio - Initial Class                48         (1,289)             -             -        (1,241)
 2 Invesco V.I. Capital Appreciation Fund - Series I               -             (2)             -             -            (2)
 3 Invesco V.I. Capital Appreciation Fund - Series I             106         (4,394)           982           (13)       (3,319)
 2 Invesco V.I. International Growth Fund - Series I               -             (1)             -             -            (1)
 3 Invesco V.I. International Growth Fund - Series I             645         (2,918)             -           (55)       (2,328)
 7 Lincoln VIP Delaware Foundation Moderate Allocation
   Fund - Standard Class                                           -           (706)             -             -          (706)
 3 Van Eck VIP Emerging Markets Fund - Initial Class               -         (2,127)             -             -        (2,127)
 2 Van Eck VIP Global Hard Assets Fund - Initial Class             -             (2)             -             -            (2)
 3 Van Eck VIP Global Hard Assets Fund - Initial Class           308         (1,308)             -           (46)       (1,046)
 1 Vanguard 500 Index Fund                                         -              -              -          (167)         (167)
 1 Vanguard Dividend Growth Fund                                   -              -          3,587          (289)        3,298
 6 Vanguard Dividend Growth Fund                                   -              -          3,033          (644)        2,389
 1 Vanguard GNMA Fund                                              -              -              -        (1,823)       (1,823)
 6 Vanguard GNMA Fund                                              -              -              -        (1,244)       (1,244)

                                   VA I - 41

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2010.

                                                        Accumulation  Accumulation  Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed    Issued       Redeemed      (Decrease)
------------------------------------------------------------------------------------------------------------------------------
 6 Vanguard Health Care Fund                                       -              -             -          (442)         (442)
 6 Vanguard Inflation-Protected Securities Fund                    -              -           590        (1,549)         (959)
 1 Vanguard International Growth Fund                              -              -             -           (45)          (45)
 1 Vanguard LifeStrategy Conservative Growth Fund                  -              -             -          (194)         (194)
 6 Vanguard LifeStrategy Conservative Growth Fund                  -              -             -        (1,043)       (1,043)
 1 Vanguard LifeStrategy Growth Fund                               -              -             -           (79)          (79)
 6 Vanguard LifeStrategy Growth Fund                               -              -         1,885        (2,035)         (150)
 1 Vanguard LifeStrategy Income Fund                               -              -             -        (4,084)       (4,084)
 6 Vanguard LifeStrategy Income Fund                               -              -         4,748        (2,002)        2,746
 6 Vanguard LifeStrategy Moderate Growth Fund                      -              -         6,652        (2,855)        3,797
 1 Vanguard Prime Money Market Fund                                -              -             -           (31)          (31)
 1 Vanguard PRIMECAP Fund                                          -              -             -           (16)          (16)
 1 Vanguard Small-Cap Growth Index Fund                            -              -         2,861          (326)        2,535
 1 Vanguard Small-Cap Value Index Fund                             -              -             -          (135)         (135)
 1 Vanguard Total Bond Market Index Fund                           -              -             -        (8,772)       (8,772)
 6 Vanguard Total International Stock Index Fund                   -              -             -        (1,730)       (1,730)
 1 Vanguard U.S. Growth Fund                                       -              -             -           (32)          (32)
 6 Vanguard VIF Balanced Portfolio                                 -              -        42,597       (29,278)       13,319
 6 Vanguard VIF Capital Growth Portfolio                           -              -         1,879        (2,437)         (558)
 1 Vanguard VIF Diversified Value Portfolio                        -              -             -          (100)         (100)
 6 Vanguard VIF Diversified Value Portfolio                        -              -         2,663        (2,899)         (236)
 1 Vanguard VIF Equity Income Portfolio                            -              -             -           (41)          (41)
 6 Vanguard VIF Equity Income Portfolio                            -              -        14,335        (2,036)       12,299
 1 Vanguard VIF Equity Index Portfolio                             -              -             -           (49)          (49)
 6 Vanguard VIF Equity Index Portfolio                             -              -         5,586        (3,387)        2,199
 6 Vanguard VIF Growth Portfolio                                   -              -         1,410        (1,179)          231
 1 Vanguard VIF High Yield Bond Portfolio                          -              -             -           (67)          (67)
 6 Vanguard VIF High Yield Bond Portfolio                          -              -         3,831        (1,904)        1,927
 1 Vanguard VIF International Portfolio                            -              -             -           (50)          (50)
 6 Vanguard VIF International Portfolio                            -              -        20,929        (6,824)       14,105
 6 Vanguard VIF Mid-Cap Index Portfolio                            -              -        11,529        (1,790)        9,739
 1 Vanguard VIF Money Market Portfolio                             -              -             -        (9,582)       (9,582)
 6 Vanguard VIF Money Market Portfolio                             -              -       241,898      (238,233)        3,665
 1 Vanguard VIF REIT Index Portfolio                               -              -             -           (91)          (91)
 6 Vanguard VIF REIT Index Portfolio                               -              -         2,178        (1,541)          637
 6 Vanguard VIF Short-Term Investment-Grade Portfolio              -              -           584        (2,112)       (1,528)
 6 Vanguard VIF Small Company Growth Portfolio                     -              -         1,772        (1,699)           73
 1 Vanguard VIF Total Bond Market Index Portfolio                  -              -         9,148          (835)        8,313
 6 Vanguard VIF Total Bond Market Index Portfolio                  -              -        31,448        (7,329)       24,119
 6 Vanguard VIF Total Stock Market Index Portfolio                 -              -        20,324       (16,448)        3,876
 1 Vanguard Wellington Fund                                        -              -         4,684          (393)        4,291
 1 Vanguard Windsor Fund                                           -              -             -           (16)          (16)

FOOTNOTES
 1 Ovation, Ovation Plus, Ovation Advisor, Trilogy, Paradigm, Gallery and GIVA
   products.
 2 Ovation, Ovation Plus, Ovation Advisor, Trilogy, Paradigm and Profile
   products that have elected the Accidental Death Benefit option.
 3 Profile product.
 4 Ovation Plus, Ovation Advisor, Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
 5 Ovation Plus, Ovation Advisor, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option and are subject to 12B-1 fees.
 6 Vanguard SPIA product.
 7 Variable Annuity product.

                                   VA I - 42

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                        At December 31                                    For the year ended December 31
           -----------------------------------------  ---------------------------------------------------------------------------
                                                        Investment Income
                        Unit Value                            Ratio                  Expense Ratio             Total Return
             Units   Lowest to Highest  Net Assets    Lowest to Highest /(1)/   Lowest to Highest /(2)/   Lowest to Highest /(3)/
----------------------------------------------------  ---------------------------------------------------------------------------

AllianceBernstein Americas Government Income
  Portfolio - Class A /(6)/
----------------------------------------------------
2008               - $     -           $          -    9.81%   to      21.98%     1.40% to        1.45%     0.89% to        0.90%
2007       1,216,256   23.12 to  23.24   28,261,406    5.90%   to       6.45%     1.40% to        1.45%     6.81% to        6.86%

AllianceBernstein Balanced Shares Portfolio -
  Class A /(7)/
----------------------------------------------------
2008               - $     -           $          -    8.61%   to       8.79%     1.40% to        1.45%   -16.32% to      -16.29%
2007       4,386,141   13.84 to  27.67  121,018,083    2.69%   to       3.42%     1.40% to        1.45%     1.56% to        1.61%

AllianceBernstein Balanced Wealth Strategy
  Portfolio - Class A /(7)/
----------------------------------------------------
2011       4,842,740 $ 10.49 to  10.51 $ 50,897,886    2.64%                      1.40% to        1.45%    -5.20% to       -4.16%
2010       5,773,545   10.95 to  10.97   63,313,817    2.64%   to       2.91%     1.40% to        1.45%     9.02% to        9.08%
2009       6,666,757   10.05             67,025,289    0.90%   to       1.07%     1.40% to        1.45%    23.08% to       23.14%
2008       7,555,414    8.16             61,684,625    0.00%                      1.40% to        1.45%   -17.81% to      -17.80%

AllianceBernstein Global Bond Portfolio - Class A
  /(6)/
----------------------------------------------------
2008               - $     -           $          -   26.26%   to      27.25%     1.40% to        1.45%     4.92% to        4.94%
2007         785,947   14.39 to  19.18   15,070,695    2.60%   to       6.09%     1.40% to        1.45%     8.75% to        8.81%

AllianceBernstein Global Dollar Government
  Portfolio - Class A /(6)/
----------------------------------------------------
2008               - $     -           $          -   14.08%   to      14.33%     1.40% to        1.45%     0.03% to        0.04%
2007         473,251   37.23 to  37.42   17,708,566    6.18%   to       6.19%     1.40% to        1.45%     3.02% to        3.07%

AllianceBernstein Global Thematic Growth Portfolio
  - Class A
----------------------------------------------------
2011       1,041,684 $ 13.61 to  14.06 $ 14,642,176    0.62%                      1.40% to        1.45%   -24.33% to      -23.04%
2010       1,221,464   17.98 to  18.58   22,680,007    2.00%   to       2.27%     1.40% to        1.45%    17.22% to       17.28%
2009       1,410,162   15.33 to  15.84   22,325,322    0.00%                      1.40% to        1.45%    51.28% to       51.35%
2008       1,611,142   10.13 to  10.46   16,852,684    0.00%                      1.40% to        1.45%   -48.13% to      -48.10%
2007       2,012,759   19.51 to  20.16   40,568,116    0.00%                      1.40% to        1.45%    18.46% to       18.52%

AllianceBernstein Global Thematic Growth Portfolio
  - Class B
----------------------------------------------------
2011         519,221 $ 13.58 to  13.68 $  7,096,751    0.37%                      1.40% to        1.45%   -24.51% to      -23.23%
2010         600,584   17.99 to  18.11   10,869,576    1.89%   to       1.91%     1.40% to        1.45%    16.88% to       16.94%
2009         670,486   15.39 to  15.49   10,377,924    0.00%                      1.40% to        1.45%    50.94% to       51.01%
2008         729,460   10.20 to  10.25    7,477,089    0.00%                      1.40% to        1.45%   -48.22% to      -48.20%
2007       1,022,204   19.69 to  19.80   20,227,317    0.00%                      1.40% to        1.45%    18.16% to       18.22%

AllianceBernstein Growth and Income Portfolio -
  Class A
----------------------------------------------------
2011       1,333,032 $ 24.46 to  39.43 $ 52,221,556    1.38%                      1.40% to        1.45%     4.73% to        4.79%
2010       1,584,009   23.33 to  37.61   59,194,232    0.00%                      1.40% to        1.45%    11.47% to       11.52%
2009       1,828,454   20.92 to  33.73   61,240,045    2.87%   to       4.03%     1.40% to        1.45%    19.08% to       19.14%
2008       2,162,505   17.56 to  28.31   60,526,851    2.01%   to       2.12%     1.40% to        1.45%   -41.46% to      -41.43%
2007       2,874,512   29.98 to  48.33  137,389,037    1.37%   to       1.46%     1.40% to        1.45%     3.60% to        3.65%

                                   VA I - 43

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                    At December 31                                   For the year ended December 31
        ---------------------------------------    ------------------------------------------------------------------------
                                                     Investment Income
                     Unit Value                            Ratio                Expense Ratio               Total Return
          Units   Lowest to Highest  Net Assets    Lowest to Highest /(1)/   Lowest to Highest /(2)/    Lowest to Highest /(3)/
-------------------------------------------------  -----------------------------------------------------------------------------

AllianceBernstein Growth and Income Portfolio
  - Class B
-------------------------------------------------
2011    1,345,573 $37.94  to  38.22 $ 51,417,868     1.12%                     1.40%  to       1.45%      4.42%  to       4.55%
2010    1,610,784  36.29  to  36.54   58,846,273     0.00%                     1.40%  to       1.45%     11.18%  to      11.23%
2009    1,900,840  32.64  to  32.85   62,430,642     3.21%   to      3.29%     1.40%  to       1.45%     18.62%  to      18.68%
2008    2,378,446  27.52  to  27.68   65,823,393     1.81%   to      1.88%     1.40%  to       1.45%    -41.55%  to     -41.52%
2007    3,362,778  47.08  to  47.33  159,139,621     1.22%   to      1.23%     1.40%  to       1.45%      3.34%  to       3.39%

AllianceBernstein Growth Portfolio - Class A
-------------------------------------------------
2011      807,016 $17.56  to  25.40 $ 20,306,121     0.00%                     1.40%  to       1.45%     -0.21%  to       0.88%
2010      991,952  17.59  to  25.44   25,034,062     0.27%                     1.40%  to       1.45%     13.40%  to      13.46%
2009    1,146,177  15.50  to  22.42   25,494,474     0.00%                     1.40%  to       1.45%     31.32%  to      31.38%
2008    1,334,426  11.80  to  17.06   22,607,229     0.00%                     1.40%  to       1.45%    -43.30%  to     -43.27%
2007    1,741,665  20.80  to  30.08   52,027,341     0.00%                     1.40%  to       1.45%     11.39%  to      11.44%

AllianceBernstein Growth Portfolio - Class B
-------------------------------------------------
2011      617,168 $24.43  to  24.61 $ 15,183,710     0.00%                     1.40%  to       1.45%     -0.48%  to       0.59%
2010      702,905  24.55  to  24.71   17,367,591     0.05%                     1.40%  to       1.45%     13.14%  to      13.20%
2009      816,885  21.70  to  21.83   17,831,024     0.00%                     1.40%  to       1.45%     30.96%  to      31.02%
2008    1,014,789  16.57  to  16.66   16,905,929     0.00%                     1.40%  to       1.45%    -43.43%  to     -43.40%
2007    1,391,207  29.29  to  29.44   40,947,070     0.00%                     1.40%  to       1.45%     11.03%  to      11.09%

AllianceBernstein High Yield Portfolio - Class
  A /(6)/
-------------------------------------------------
2008            - $    -            $          -    15.95%   to     19.71%     1.40%  to       1.45%     -0.96%  to      -0.94%
2007    1,838,137  11.73  to  11.79   21,664,144     7.37%   to      8.06%     1.40%  to       1.45%     -0.57%  to      -0.52%

AllianceBernstein Intermediate Bond Portfolio
  - Class A /(6)/
-------------------------------------------------
2011    4,265,902 $20.67  to  20.82 $ 88,786,881     4.71%                     1.40%  to       1.45%      4.37%  to       5.10%
2010    5,084,192  19.66  to  19.80  100,631,893     5.43%   to      5.63%     1.40%  to       1.45%      7.63%  to       7.68%
2009    5,826,070  18.27  to  18.38  107,090,218     3.61%   to      3.89%     1.40%  to       1.45%     16.81%  to      16.87%
2008    6,921,494  15.64  to  15.73  108,861,652     2.52%   to      3.27%     1.40%  to       1.45%     -7.73%  to      -7.68%
2007    3,429,572  16.95  to  17.04   58,431,189     3.98%   to      4.71%     1.40%  to       1.45%      3.33%  to       3.39%

AllianceBernstein Intermediate Bond Portfolio
  - Class B
-------------------------------------------------
2011       48,520 $20.02  to  20.17 $    978,264     4.70%                     1.40%  to       1.45%      4.85%  to       4.91%
2010       54,077  19.10  to  19.23    1,039,357     5.17%   to      5.31%     1.40%  to       1.45%      7.36%  to       7.41%
2009       76,114  17.79  to  17.90    1,362,096     3.39%   to      3.41%     1.40%  to       1.45%     16.50%  to      16.56%
2008       80,228  15.27  to  15.36    1,231,791     4.79%   to      5.36%     1.40%  to       1.45%     -7.93%  to      -7.89%
2007      100,195  16.58  to  16.67    1,670,140     4.55%   to      4.59%     1.40%  to       1.45%      3.08%  to       3.13%

AllianceBernstein International Growth
  Portfolio - Class A /(5)/
-------------------------------------------------
2011    1,171,198 $26.95  to  27.14 $ 31,784,798     3.09%                     1.40%  to       1.45%    -20.25%  to     -17.06%
2010    1,376,540  32.49  to  32.71   45,022,353     1.94%   to      2.15%     1.40%  to       1.45%     11.27%  to      11.33%
2009    1,593,531  29.20  to  29.38   46,814,295     4.00%   to      4.44%     1.40%  to       1.45%     37.57%  to      37.64%
2008    1,861,050  21.23  to  21.35   39,723,680     0.00%   to      0.00%     1.40%  to       1.45%    -49.59%  to     -49.56%
2007    2,454,391  42.11  to  42.33  103,864,837     1.11%   to      1.19%     1.40%  to       1.45%     16.42%  to      16.48%

                                   VA I - 44

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                        At December 31                         For the year ended December 31
           ------------------------------------------ ----------------------------------------------------------------------
                                                          Investment Income
                         Unit Value                           Ratio                Expense Ratio             Total Return
             Units    Lowest to Highest  Net Assets   Lowest to Highest /(1)/  Lowest to Highest /(2)/  Lowest to Highest /(3)/
----------------------------------------------------  ----------------------------------------------------------------------
AllianceBernstein International Research Growth
 Portfolio - Class A/(5)/
------------------------------------------------------
2007               -       -                       -  2.42%    to     2.87%    1.40%    to     1.45%     24.35%   to     24.41%
AllianceBernstein International Value Portfolio -
 Class A
------------------------------------------------------
2011         872,424  $12.92  to  12.99  $11,332,246  4.04%                    1.40%    to     1.45%    -23.14%   to    -20.41%
2010       1,059,862   16.24  to  16.31   17,289,372  2.56%    to     2.94%    1.40%    to     1.45%      3.09%   to      3.14%
2009       1,230,045   15.75  to  15.82   19,453,479  1.18%    to     1.24%    1.40%    to     1.45%     32.74%   to     32.81%
2008       1,513,491   11.86  to  11.91   18,024,201  1.25%    to     1.38%    1.40%    to     1.45%    -53.86%   to    -53.84%
2007       2,000,017   25.71  to  25.80   51,596,744  1.17%    to     1.22%    1.40%    to     1.45%      4.31%   to      4.36%
AllianceBernstein Large Cap Growth Portfolio -
 Class A
------------------------------------------------------
2011       1,374,761  $12.55  to  27.82  $38,191,527  0.34%                    1.40%    to     1.45%     -4.44%   to     -3.28%
2010       1,599,782   13.12  to  29.10   46,487,988  0.45%    to     0.47%    1.40%    to     1.45%      8.51%   to      8.57%
2009       1,833,028   12.09  to  26.80   49,044,239  0.13%    to     0.15%    1.40%    to     1.45%     35.54%   to     35.61%
2008       2,134,631    8.91  to  19.76   42,106,763  0.00%                    1.40%    to     1.45%    -40.53%   to    -40.50%
2007       2,759,928   14.98  to  33.22   91,499,882  0.00%                    1.40%    to     1.45%     12.27%   to     12.33%
AllianceBernstein Large Cap Growth Portfolio -
 Class B
------------------------------------------------------
2011         827,060  $26.81  to  27.01  $22,333,029  0.09%                    1.40%    to     1.45%     -4.66%   to     -3.52%
2010         979,908   28.12  to  28.31   27,740,609  0.26%    to     0.27%    1.40%    to     1.45%      8.25%   to      8.31%
2009       1,157,334   25.98  to  26.14   30,250,772  0.00%                    1.40%    to     1.45%     35.13%   to     35.20%
2008       1,447,199   19.23  to  19.34   27,978,873  0.00%                    1.40%    to     1.45%    -40.69%   to    -40.66%
2007       1,899,036   32.41  to  32.58   61,870,747  0.00%                    1.40%    to     1.45%     11.97%   to     12.03%
AllianceBernstein Money Market Portfolio - Class A
------------------------------------------------------
2011         863,801  $13.01  to  13.10  $11,317,492  0.01%                    1.40%    to     1.45%     -1.48%   to     -1.43%
2010       1,016,939   13.20  to  13.29   13,510,104  0.01%                    1.40%    to     1.45%     -1.43%   to     -1.38%
2009       1,367,140   13.39  to  13.47   18,416,607  0.10%    to     0.16%    1.40%    to     1.45%     -1.27%   to     -1.22%
2008       1,334,756   13.56  to  13.64   18,205,399  1.76%    to     2.24%    1.40%    to     1.45%      0.43%   to      0.48%
2007       1,094,376   13.50  to  13.58   14,853,829  4.67%    to     5.00%    1.40%    to     1.45%      2.83%   to      2.89%
AllianceBernstein Money Market Portfolio - Class B
------------------------------------------------------
2011         909,517  $12.70  to  12.79  $11,626,945  0.01%                    1.40%    to     1.45%     -1.48%   to     -1.43%
2010       1,144,512   12.88  to  12.97   14,836,347  0.01%                    1.40%    to     1.45%     -1.43%   to     -1.38%
2009       1,561,388   13.07  to  13.15   20,525,217  0.07%    to     0.09%    1.40%    to     1.45%     -1.35%   to     -1.30%
2008       1,637,371   13.24  to  13.32   21,809,368  1.38%    to     1.48%    1.40%    to     1.45%      0.18%   to      0.23%
2007       1,073,076   13.22  to  13.29   14,258,238  4.10%    to     4.29%    1.40%    to     1.45%      2.58%   to      2.63%
AllianceBernstein Real Estate Investment Portfolio -
 Class A
------------------------------------------------------
2011         462,885  $30.72  to  30.94  $14,319,828  1.52%                    1.40%    to     1.45%      4.87%   to      7.47%
2010         518,150   28.58  to  28.78   14,908,250  1.42%    to     1.56%    1.40%    to     1.45%     24.53%   to     24.59%
2009         584,581   22.95  to  23.10   13,499,525  2.49%    to     2.54%    1.40%    to     1.45%     27.59%   to     27.66%
2008         730,058   17.99  to  18.09   13,206,508  1.56%    to     1.96%    1.40%    to     1.45%    -36.61%   to    -36.58%
2007       1,072,045   28.38  to  28.53   30,577,769  1.23%    to     1.44%    1.40%    to     1.45%    -15.77%   to    -15.72%

                                   VA I - 45

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                        At December 31                         For the year ended December 31
           ------------------------------------------ -------------------------------------------------------------------
                                                          Investment Income
                         Unit Value                           Ratio               Expense Ratio            Total Return
             Units    Lowest to Highest  Net Assets   Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
----------------------------------------------------  -------------------------------------------------------------------

AllianceBernstein Small Cap Growth Portfolio -
 Class A
------------------------------------------------------
2011       1,230,349  $15.46  to  15.91  $19,564,609  0.00%                   1.40%    to     1.45%     2.96%   to     8.87%
2010       1,428,827   15.01  to  15.44   22,056,523  0.00%                   1.40%    to     1.45%    34.94%   to    35.00%
2009       1,601,308   11.12  to  11.44   18,310,190  0.00%                   1.40%    to     1.45%    39.72%   to    39.78%
2008       1,812,257    7.95  to   8.18   14,824,536  0.00%                   1.40%    to     1.45%   -46.33%   to   -46.30%
2007       2,216,871   14.81  to  15.24   33,771,642  0.00%                   1.40%    to     1.45%    12.42%   to    12.48%

AllianceBernstein Small/Mid Cap Value Portfolio -
 Class A
------------------------------------------------------
2011       1,013,166  $20.16  to  20.26  $20,527,898  0.52%                   1.40%    to     1.45%    -9.71%   to    -7.22%
2010       1,219,867   22.32  to  22.43   27,359,608  0.43%    to     0.44%   1.40%    to     1.45%    25.08%   to    25.15%
2009       1,410,289   17.85  to  17.92   25,274,627  0.98%    to     1.00%   1.40%    to     1.45%    40.80%   to    40.87%
2008       1,681,860   12.68  to  12.72   21,397,491  0.79%    to     0.79%   1.40%    to     1.45%   -36.51%   to   -36.47%
2007       2,293,270   19.96  to  20.03   45,928,911  0.96%    to     1.02%   1.40%    to     1.45%     0.23%   to     0.28%

AllianceBernstein U.S. Large Cap Blended Style
 Portfolio - Class B/(8)/
------------------------------------------------------
2009               -      $-                      $-  1.90%    to     2.05%   1.40%    to     1.45%    -4.23%   to    -4.23%
2008         172,025    8.17  to   8.19    1,409,199  0.40%    to     0.45%   1.40%    to     1.45%   -42.09%   to   -42.06%
2007         230,303   14.11  to  14.14    3,256,136  0.19%    to     0.21%   1.40%    to     1.45%     2.72%   to     2.77%

AllianceBernstein Utility Income Portfolio - Class
 A/(11)/
------------------------------------------------------
2009               -      $-                      $-  7.49%    to     8.84%   1.40%    to     1.45%     8.37%   to     8.41%
2008       1,005,657   21.96  to  22.08   22,204,447  2.81%    to     3.14%   1.40%    to     1.45%   -37.50%   to   -37.47%
2007       1,389,352   35.13  to  35.32   49,059,488  2.24%    to     2.24%   1.40%    to     1.45%    20.58%   to    20.64%

AllianceBernstein Value Portfolio - Class B
------------------------------------------------------
2011       1,688,272  $10.24  to  10.30  $17,382,830  1.26%                   1.40%    to     1.45%    -5.16%   to    -5.01%
2010       2,071,143   10.80  to  10.85   22,473,925  1.76%    to     1.87%   1.40%    to     1.45%     9.82%   to     9.87%
2009       2,428,284    9.83  to   9.88   23,982,043  2.92%    to     3.09%   1.40%    to     1.45%    19.29%   to    19.35%
2008       2,891,878    8.24  to   8.28   23,928,763  2.02%    to     2.27%   1.40%    to     1.45%   -41.87%   to   -41.84%
2007       4,195,454   14.18  to  14.23   59,686,693  1.28%    to     1.32%   1.40%    to     1.45%    -5.55%   to    -5.50%

BlackRock Basic Value V.I. Fund - Class I
------------------------------------------------------
2011         142,866  $17.78  to  17.91   $2,557,802  1.71%                   1.40%    to     1.45%    -3.85%   to    -3.22%
2010         168,205   18.49  to  18.62    3,130,698  1.01%    to     1.54%   1.40%    to     1.45%    11.18%   to    11.24%
2009         190,271   16.63  to  16.74    3,183,127  1.95%    to     2.05%   1.40%    to     1.45%    29.25%   to    29.31%
2008         212,802   12.87  to  12.94    2,753,201  1.84%    to     2.25%   1.40%    to     1.45%   -37.68%   to   -37.65%
2007         246,147   20.65  to  20.76    5,107,201  1.39%    to     1.45%   1.40%    to     1.45%     0.35%   to     0.40%

BlackRock Equity Dividend V.I. Fund - Class I
------------------------------------------------------
2011          16,070  $21.20  to  21.35     $342,762  1.96%                   1.40%    to     1.45%     4.44%   to     4.49%
2010          17,814   20.30  to  20.43      363,667  2.65%    to     2.66%   1.40%    to     1.45%     8.75%   to     8.80%
2009          18,856   18.67  to  18.78      353,847  3.03%    to     3.06%   1.40%    to     1.45%    13.22%   to    13.28%
2008          19,492   16.49  to  16.58      322,931  2.10%    to     2.48%   1.40%    to     1.45%   -34.80%   to   -34.77%
2007          24,476   25.29  to  25.42      621,760  1.78%    to     1.78%   1.40%    to     1.45%    24.56%   to    24.62%

                                   VA I - 46

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                       At December 31                       For the year ended December 31
           --------------------------------------- -------------------------------------------------------------------
                                                       Investment Income
                       Unit Value                          Ratio               Expense Ratio            Total Return
            Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-------------------------------------------------  -------------------------------------------------------------------

BlackRock Global Allocation V.I. Fund - Class I
---------------------------------------------------
2011        94,826  $19.63  to  19.77  $1,874,813  2.46%                   1.40%    to     1.45%    -4.88%   to    -4.83%
2010        81,856   20.64  to  20.78   1,700,510  0.90%    to     1.15%   1.40%    to     1.45%     8.47%   to     8.52%
2009        86,804   19.03  to  19.15   1,661,555  1.89%    to     1.98%   1.40%    to     1.45%    19.46%   to    19.52%
2008        83,259   15.93  to  16.02   1,333,489  1.48%    to     2.08%   1.40%    to     1.45%   -20.58%   to   -20.54%
2007        96,044   20.06  to  20.16   1,935,800  1.67%    to     2.72%   1.40%    to     1.45%    15.32%   to    15.37%

BlackRock Global Opportunities V.I. Fund - Class I
---------------------------------------------------
2011        19,797  $10.90  to  10.97    $217,164  1.14%                   1.40%    to     1.45%   -13.65%   to   -13.61%
2010        20,915   12.62  to  12.70     265,560  0.66%    to     0.78%   1.40%    to     1.45%     9.63%   to     9.68%
2009        31,329   11.52  to  11.58     362,685  2.48%    to     2.54%   1.40%    to     1.45%    33.70%   to    33.76%
2008        36,651    8.61  to   8.66     317,203  0.34%    to     0.36%   1.40%    to     1.45%   -46.71%   to   -46.68%
2007        43,006   16.16  to  16.23     698,074  0.98%    to     1.06%   1.40%    to     1.45%    34.90%   to    34.97%

BlackRock High Income V.I. Fund - Class I
---------------------------------------------------
2011        20,194  $17.00  to  17.12    $345,664  7.92%                   1.40%    to     1.45%     1.83%   to     1.88%
2010        20,729   16.69  to  16.80     348,264  7.72%    to     7.75%   1.40%    to     1.45%    13.65%   to    13.71%
2009        19,168   14.69  to  14.78     283,204  9.17%    to     9.36%   1.40%    to     1.45%    54.14%   to    54.21%
2008        21,338    9.53  to   9.58     204,432  9.12%    to     9.67%   1.40%    to     1.45%   -30.15%   to   -30.11%
2007        25,417   13.64  to  13.71     348,455  7.97%    to     8.70%   1.40%    to     1.45%     0.91%   to     0.96%

BlackRock International Value V.I. Fund - Class I
---------------------------------------------------
2011        54,091  $13.71  to  13.80    $746,359  2.50%                   1.40%    to     1.45%   -14.95%   to   -14.91%
2010        62,391   16.12  to  16.22   1,011,685  0.20%    to     1.03%   1.40%    to     1.45%     5.04%   to     5.09%
2009        76,957   15.35  to  15.43   1,187,154  2.08%    to     2.09%   1.40%    to     1.45%    28.10%   to    28.16%
2008        84,923   11.98  to  12.04   1,022,210  3.05%    to     3.12%   1.40%    to     1.45%   -43.32%   to   -43.30%
2007       101,434   21.14  to  21.23   2,153,299  2.15%    to     2.53%   1.40%    to     1.45%     8.74%   to     8.79%

BlackRock Large Cap Core V.I. Fund - Class I
---------------------------------------------------
2011        82,602  $15.79  to  15.90  $1,312,998  1.16%                   1.40%    to     1.45%     0.92%   to     2.14%
2010        87,221   15.64  to  15.74   1,373,055  1.03%    to     1.03%   1.40%    to     1.45%     7.55%   to     7.61%
2009        87,972   14.54  to  14.63   1,287,005  1.30%    to     1.33%   1.40%    to     1.45%    20.77%   to    20.83%
2008        92,505   12.04  to  12.11   1,120,010  1.20%    to     1.24%   1.40%    to     1.45%   -39.64%   to   -39.61%
2007       100,436   19.95  to  20.05   2,013,552  0.88%    to     1.00%   1.40%    to     1.45%     6.77%   to     6.83%

BlackRock Large Cap Growth V.I. Fund - Class I
---------------------------------------------------
2011        33,241   $9.77               $324,879  0.79%                   1.40%                     1.03%
2010        43,298    9.67                418,850  0.53%                   1.40%                    13.88%
2009        59,834    8.49                508,252  0.56%                   1.40%                    25.05%
2008        62,460    6.79                424,281  0.37%                   1.40%                   -41.52%
2007        84,709   11.62                984,001  0.29%                   1.40%                     6.87%

BlackRock Money Market V.I. Fund - Class I
---------------------------------------------------
2011         1,984  $11.98                $23,757  0.00%                   1.40%                    -1.38%
2010         4,352   12.06  to  12.14      52,853  0.00%    to     0.00%   1.40%    to     1.45%    -1.44%   to    -1.39%
2009        11,861   12.24  to  12.32     145,822  0.15%    to     0.17%   1.40%    to     1.45%    -1.28%   to    -1.23%
2008        19,136   12.40  to  12.47     238,354  2.50%    to     2.76%   1.40%    to     1.45%     1.04%   to     1.09%
2007        24,780   12.27  to  12.33     305,422  3.83%    to     4.74%   1.40%    to     1.45%     3.33%   to     3.38%

                                   VA I - 47

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                      At December 31                       For the year ended December 31
           -------------------------------------  -------------------------------------------------------------------
                                                      Investment Income        Expense
                      Unit Value                           Ratio              Ratio                    Total Return
           Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-----------------------------------------------   -------------------------------------------------------------------

BlackRock Total Return V.I. Fund - Class I
--------------------------------------------------
2011       13,600  $16.26              $221,128   4.31%                   1.40%                     4.69%
2010       12,271   15.43  to  15.53    190,582   5.00%    to     6.00%   1.40%    to     1.45%     7.98%   to     8.04%
2009       13,740   14.29  to  14.38    197,385   5.89%    to     5.95%   1.40%    to     1.45%    16.14%   to    16.20%
2008       13,663   12.30  to  12.37    168,925   5.18%    to     5.90%   1.40%    to     1.45%   -13.40%   to   -13.36%
2007       18,256   14.21  to  14.28    260,443   4.74%    to     5.19%   1.40%    to     1.45%     2.14%   to     2.19%

BlackRock Value Opportunities V.I. Fund - Class I
--------------------------------------------------
2011       43,008  $21.58  to  21.73   $934,142   0.40%                   1.40%    to     1.45%    -3.83%   to    -3.78%
2010       48,376   22.44  to  22.59  1,092,121   0.39%    to     0.52%   1.40%    to     1.45%    26.84%   to    26.90%
2009       54,097   17.69  to  17.80    962,131   0.63%    to     0.66%   1.40%    to     1.45%    26.49%   to    26.56%
2008       60,190   13.99  to  14.06    845,990   0.64%    to     0.72%   1.40%    to     1.45%   -40.91%   to   -40.88%
2007       68,094   23.67  to  23.79  1,618,733   0.26%    to     0.27%   1.40%    to     1.45%    -2.33%   to    -2.28%

Delaware VIP Balanced Series - Standard
 Class/(10)/
--------------------------------------------------
2009            -      $-                    $-   8.70%                   1.25%                     2.43%
2008       12,993   25.61               332,723   4.60%                   1.25%                   -23.45%
2007       19,050   33.45               637,255   3.75%                   1.25%                    -0.92%

Delaware VIP Cash Reserve Series - Standard
 Class/(12)/
--------------------------------------------------
2011            -      $-                    $-   0.05%                   1.25%                    -0.57%
2010          497   17.40                 8,653   0.09%                   1.25%                    -1.15%
2009        2,213   17.60                38,958   0.27%                   1.25%                    -0.98%
2008        4,436   14.32  to  17.78     78,859   0.00%    to     2.72%   1.25%    to     1.40%     0.68%   to     0.83%
2007       13,404   14.22  to  17.63    236,329   0.00%    to     4.71%   1.25%    to     1.40%     3.31%   to     3.46%

Delaware VIP High Yield Series - Standard Class
--------------------------------------------------
2011        8,546  $35.51              $303,465   7.99%                   1.25%                     1.11%
2010        9,688   24.51  to  35.12    340,225   7.64%    to    15.59%   1.25%    to     1.40%    13.72%   to    13.89%
2009       10,497   21.56  to  30.84    318,267   8.03%    to    13.26%   1.25%    to     1.40%    46.90%   to    47.12%
2008       14,586   14.67  to  20.96    289,663   3.99%    to    10.14%   1.25%    to     1.40%   -25.23%   to   -25.12%
2007       16,688   19.63  to  27.99    461,736   6.88%    to     6.92%   1.25%    to     1.40%     1.36%   to     1.51%

Delaware VIP Limited-Term Diversified Income
 Series - Standard Class
--------------------------------------------------
2011        2,804  $27.55               $77,244   1.97%                   1.25%                     1.64%
2010        2,806   27.10                76,040   2.37%                   1.25%                     3.14%
2009        2,807   26.28                73,767   4.61%                   1.25%                    11.39%
2008        6,680   23.59               157,573   4.71%                   1.25%                    -1.53%
2007        6,683   23.96               160,089   4.78%                   1.25%                     3.16%

Delaware VIP Smid Cap Growth Series - Standard
 Class
--------------------------------------------------
2011        2,329  $48.49              $112,932   1.01%                   1.25%                     6.79%
2010        2,330   40.01  to  45.41    105,794   0.00%                   1.25%    to     1.40%    34.43%   to    34.63%
2009        2,567   29.76  to  33.73     86,574   0.00%                   1.25%    to     1.40%    43.39%   to    43.60%
2008       16,980   20.76  to  23.49    391,025   0.00%                   1.25%    to     1.40%   -41.38%   to   -41.29%
2007       26,818   35.41  to  40.01  1,043,486   0.00%                   1.25%    to     1.40%    11.38%   to    11.55%

                                   VA I - 48

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                       At December 31                       For the year ended December 31
           --------------------------------------- -------------------------------------------------------------------
                                                       Investment Income
                       Unit Value                          Ratio               Expense Ratio            Total Return
            Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-------------------------------------------------  -------------------------------------------------------------------

Delaware VIP Value Series - Standard Class
---------------------------------------------------
2011        33,887  $35.85  to  42.95  $1,455,480  1.86%                   1.25%    to     1.40%     7.48%   to     7.66%
2010        39,019   33.19  to  39.70   1,549,081  2.30%    to     2.34%   1.25%    to     1.40%    14.02%   to    14.19%
2009        41,819   29.11  to  34.77   1,453,945  0.03%    to     2.51%   1.25%    to     1.40%    16.32%   to    16.50%
2008        67,858   25.02  to  29.85   2,002,368  2.88%    to     3.03%   1.25%    to     1.40%   -34.35%   to   -34.25%
2007        80,709   38.11  to  45.39   3,629,178  1.64%    to     1.80%   1.25%    to     1.40%    -4.08%   to    -3.94%

Dreyfus Stock Index Fund, Inc. - Initial Shares
---------------------------------------------------
2011        65,705  $20.31             $1,334,772  1.78%                   1.40%                     0.86%
2010        81,984   20.09  to  20.22   1,657,783  0.00%    to     1.73%   1.40%    to     1.45%    13.19%   to    13.24%
2009        96,044   17.75  to  17.86   1,714,967  0.00%    to     1.83%   1.40%    to     1.45%    24.52%   to    24.58%
2008       132,941   14.25  to  14.33   1,905,426  2.02%    to     2.19%   1.40%    to     1.45%   -38.05%   to   -38.02%
2007       174,628   23.00  to  23.12   4,038,125  1.64%    to     1.69%   1.40%    to     1.45%     3.73%   to     3.78%

Dreyfus VIF Small Company Stock Portfolio -
 Initial Shares /(4)/
---------------------------------------------------
2007             -      $-                     $-  0.00%                   1.40%    to     1.45%     8.42%   to     8.44%

Fidelity VIP Asset Manager Portfolio - Initial
 Class
---------------------------------------------------
2011        52,935  $19.22             $1,017,622  1.79%                   1.40%                    -3.48%
2010        67,746   20.01              1,355,378  1.58%                   1.40%                    12.68%
2009        80,050   17.76              1,421,358  2.12%                   1.40%                    27.32%
2008       107,536   13.95              1,499,698  2.31%                   1.40%                   -29.71%
2007       150,961   19.84              2,995,184  5.92%                   1.40%                    13.89%

Fidelity VIP Contrafund Portfolio - Initial Class
---------------------------------------------------
2011        33,597  $20.20  to  20.34    $683,446  0.99%                   1.40%    to     1.45%    -3.93%   to    -3.04%
2010        37,364   21.02  to  21.16     790,737  1.12%                   1.40%    to     1.45%    15.53%   to    15.59%
2009        45,306   18.20  to  18.31     829,519  1.28%                   1.40%    to     1.45%    33.76%   to    33.82%
2008        54,775   13.61  to  13.68     749,411  0.75%                   1.40%    to     1.45%   -43.34%   to   -43.31%
2007        90,034   24.01  to  24.14   2,173,101  0.79%                   1.40%    to     1.45%    15.89%   to    15.95%

Fidelity VIP Growth Portfolio - Initial Class
---------------------------------------------------
2011        44,870  $17.72  to  17.85    $801,017  0.35%                   1.40%    to     1.45%    -1.24%   to     1.35%
2010        53,381   17.95  to  18.07     964,422  0.26%                   1.40%    to     1.45%    22.39%   to    22.45%
2009        61,663   14.66  to  14.75     909,811  0.39%                   1.40%    to     1.45%    26.44%   to    26.50%
2008        84,540   11.60  to  11.66     986,025  0.65%                   1.40%    to     1.45%   -47.93%   to   -47.90%
2007       130,536   22.27  to  22.39   2,922,475  0.85%                   1.40%    to     1.45%    25.13%   to    25.19%

Fidelity VIP High Income Portfolio - Initial Class
---------------------------------------------------
2011        15,176  $15.95               $242,045  6.42%                   1.40%                     2.59%
2010        18,030   15.44  to  15.55     280,308  7.56%                   1.40%    to     1.45%    12.19%   to    12.24%
2009        19,692   13.77  to  13.85     272,757  6.64%                   1.40%    to     1.45%    41.89%   to    41.96%
2008        32,579    9.70  to   9.76     317,810  8.07%                   1.40%    to     1.45%   -26.07%   to   -26.03%
2007        43,193   13.12  to  13.19     569,642  7.35%                   1.40%    to     1.45%     1.30%   to     1.35%

                                   VA I - 49

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                       At December 31                       For the year ended December 31
           --------------------------------------- -------------------------------------------------------------------
                                                       Investment Income
                       Unit Value                          Ratio               Expense Ratio            Total Return
            Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-------------------------------------------------  -------------------------------------------------------------------

Fidelity VIP Investment Grade Bond Portfolio -
 Initial Class
---------------------------------------------------
2011        38,069  $21.05               $801,488  2.86%                   1.40%                     4.96%
2010        50,521   19.89              1,004,907  3.43%                   1.40%                     6.31%
2009        57,313   18.71              1,072,370  8.88%                   1.40%                    14.11%
2008        71,501   16.40              1,172,370  5.60%                   1.40%                    -4.59%
2007        79,441   17.19              1,365,286  4.39%                   1.40%                     2.89%

Fidelity VIP Money Market Portfolio - Initial
 Class
---------------------------------------------------
2011        46,073   $9.94  to  13.30    $612,333  0.12%                   1.25%    to     1.40%    -1.37%   to    -0.60%
2010        55,787   13.47                751,428  0.18%                   1.40%                    -1.15%
2009        82,137   13.63              1,119,228  0.79%                   1.40%                    -0.68%
2008       133,408   13.72              1,830,301  2.55%                   1.40%                     1.59%
2007       176,005   13.51              2,376,947  4.95%                   1.40%                     3.74%

Fidelity VIP Overseas Portfolio - Initial Class
---------------------------------------------------
2011         3,045  $14.25                $43,384  1.30%                   1.40%                   -18.31%
2010         4,643   17.44                 80,990  1.36%                   1.40%                    11.54%
2009         5,884   15.64                 92,009  1.90%                   1.40%                    24.77%
2008         7,328   12.53                 91,837  2.49%                   1.40%                   -44.59%
2007         8,558   22.62                193,551  3.34%                   1.40%                    15.67%

Invesco V.I. Capital Appreciation Fund - Series I
---------------------------------------------------
2011        13,692   $9.28  to   9.34    $127,871  0.15%                   1.40%    to     1.45%    -9.23%   to    -7.46%
2010        18,227   10.22  to  10.29     187,470  0.68%                   1.40%    to     1.45%    13.83%   to    13.88%
2009        21,548    8.98  to   9.03     194,621  0.53%                   1.40%    to     1.45%    19.34%   to    19.40%
2008        30,166    7.52  to   7.57     228,170  0.00%                   1.40%    to     1.45%   -43.32%   to   -43.29%
2007        49,542   13.28  to  13.34     660,935  0.00%                   1.40%    to     1.45%    10.39%   to    10.45%

Invesco V.I. International Growth Fund - Series I
---------------------------------------------------
2011        10,101  $16.51  to  16.63    $167,875  1.77%                   1.40%    to     1.45%   -10.67%   to    -8.08%
2010        13,643   17.96  to  18.08     246,599  2.19%                   1.40%    to     1.45%    11.24%   to    11.30%
2009        15,972   16.15  to  16.25     259,413  1.36%                   1.40%    to     1.45%    33.30%   to    33.36%
2008        20,192   12.12  to  12.18     245,935  0.34%                   1.40%    to     1.45%   -41.24%   to   -41.21%
2007        42,523   20.62  to  20.72     881,109  0.38%                   1.40%    to     1.45%    13.06%   to    13.12%

Lincoln VIP Delaware Foundation Moderate
 Allocation Fund - Standard Class/ (10)/
---------------------------------------------------
2011        18,717  $12.67               $237,135  2.02%                   1.25%                    -0.97%
2010        29,951   12.79                383,208  2.54%                   1.25%                     9.63%
2009        30,657   11.67                357,797  2.32%                   1.25%                    16.71%

UBS U.S. Allocation Portfolio /(9)/
---------------------------------------------------
2009             -      $-                     $-  6.24%    to     8.18%   1.40%    to     1.45%    -2.38%   to    -2.37%
2008       513,051   11.31  to  11.37   5,831,271  3.26%    to     3.27%   1.40%    to     1.45%   -36.07%   to   -36.04%
2007       639,757   17.70  to  17.78  11,369,073  2.55%    to     2.60%   1.40%    to     1.45%     0.71%   to     0.76%

                                   VA I - 50

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                      At December 31                       For the year ended December 31
           -------------------------------------  -------------------------------------------------------------------
                                                      Investment Income
                      Unit Value                          Ratio               Expense Ratio            Total Return
           Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-----------------------------------------------   -------------------------------------------------------------------

Van Eck VIP Emerging Markets Fund - Initial Class
--------------------------------------------------
2011        8,064  $19.39             $156,392    1.31%                   1.40%                   -28.12%
2010       12,360   26.48              327,335    0.57%                   1.40%                    25.08%
2009       14,487   21.17              306,758    0.15%                   1.40%                   110.22%
2008       13,847   10.07              139,471    0.00%                   1.40%                   -65.27%
2007       22,399   29.00              649,648    0.53%                   1.40%                    35.69%

Van Eck VIP Global Hard Assets Fund - Initial
 Class
--------------------------------------------------
2011        4,861  $29.49  to  29.70  $144,341    1.47%                   1.40%    to     1.45%   -17.65%   to   -12.14%
2010        7,606   35.81  to  36.05   274,166    0.32%    to     0.34%   1.40%    to     1.45%    27.38%   to    27.44%
2009        8,654   28.12  to  28.29   244,781    0.25%    to     0.26%   1.40%    to     1.45%    55.27%   to    55.34%
2008        9,275   18.11  to  18.21   168,886    0.34%    to     0.42%   1.40%    to     1.45%   -46.90%   to   -46.88%
2007       18,423   34.10  to  34.28   631,511    0.11%    to     0.13%   1.40%    to     1.45%    43.25%   to    43.33%

Vanguard 500 Index Fund
--------------------------------------------------
2011          387  $12.47               $4,824    2.33%                   0.75%                     1.21%
2010        1,512   12.32               18,633    1.78%                   0.75%                    14.06%
2009        1,679   10.80               18,141    2.25%                   0.75%                    25.54%
2008        1,855    8.61               15,959    2.24%                   0.75%                   -37.49%
2007        2,039   13.77               28,065    1.86%                   0.75%                     4.59%

Vanguard Dividend Growth Fund
--------------------------------------------------
2011       25,479  $15.03  to  17.37  $435,764    2.16%                   0.52%    to     0.75%     8.61%   to     8.86%
2010       15,180   13.84  to  15.96   235,257    2.06%    to     3.87%   0.52%    to     0.75%     4.21%   to    10.84%
2009        9,493   14.40              136,680    2.36%                   0.52%                    21.11%
2008       10,149   11.89              120,647    2.60%                   0.52%                   -25.96%
2007        2,382   16.06               38,252    1.84%                   0.52%                     6.44%

Vanguard GNMA Fund
--------------------------------------------------
2011       14,747  $14.80  to  15.18  $219,501    3.08%                   0.52%    to     0.75%     6.85%   to     7.10%
2010       15,199   13.85  to  14.17   211,250    3.27%    to     3.79%   0.52%    to     0.75%     6.14%   to     6.39%
2009       18,266   13.05  to  13.32   239,316    3.61%    to     4.33%   0.52%    to     0.75%     4.52%   to     4.77%
2008       20,267   12.48  to  12.72   253,915    1.68%    to     6.88%   0.52%    to     0.75%     4.98%   to     6.65%
2007        1,752   11.93               20,892    5.75%                   0.52%                     6.46%

Vanguard Health Care Fund
--------------------------------------------------
2011        1,911  $17.90              $34,214    1.61%                   0.52%                    10.88%
2010        2,333   16.14               37,659    1.53%                   0.52%                     5.61%
2009        2,775   15.29               42,422    1.46%                   0.52%                    20.34%
2008        3,240   12.70               41,153    1.44%                   0.52%                   -18.88%
2007        3,727   15.66               58,366    1.78%                   0.52%                     3.88%

Vanguard Inflation-Protected Securities Fund
--------------------------------------------------
2011       22,054  $16.01             $353,077    4.39%                   0.52%                    12.65%
2010       20,704   14.21              294,239    2.47%                   0.52%                     5.62%
2009       21,663   13.46              291,497    1.67%                   0.52%                    10.23%
2008       24,336   12.21              297,091    6.28%                   0.52%                    -3.35%
2007       14,641   12.63              184,930    5.60%                   0.52%                    11.01%

                                   VA I - 51

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                      At December 31                              For the year ended December 31
           ------------------------------------- -------------------------------------------------------------------
                                                   Investment Income
                      Unit Value                        Ratio                Expense Ratio          Total Return
           Units   Lowest to Highest  Net Assets Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-----------------------------------------------  -------------------------------------------------------------------

Vanguard International Growth Fund
-------------------------------------------------
2011          483  $15.81             $    7,640 1.77%                   0.75%                   -14.33%
2010          527   18.45                  9,718 1.61%                   0.75%                    14.80%
2009          572   16.07                  9,198 1.88%                   0.75%                    40.57%
2008          620   11.43                  7,090 2.78%                   0.75%                   -45.35%
2007          670   20.92                 14,025 1.98%                   0.75%                    15.11%

Vanguard LifeStrategy Conservative Growth Fund
-------------------------------------------------
2011       15,245  $14.37  to  14.51  $  219,202 2.41%                   0.52%    to     0.75%     1.00%   to     1.23%
2010       14,796   14.19  to  14.36     210,249 2.50%    to     2.52%   0.52%    to     0.75%    10.31%   to    10.57%
2009       16,034   12.83  to  13.02     206,135 2.89%    to     2.90%   0.52%    to     0.75%    16.18%   to    16.45%
2008       17,326   11.02  to  11.21     191,341 3.50%    to     4.23%   0.52%    to     0.75%   -20.12%   to   -19.94%
2007       13,888   13.77  to  14.03     191,780 3.43%    to     4.06%   0.52%    to     0.75%     1.96%   to     6.19%

Vanguard LifeStrategy Growth Fund
-------------------------------------------------
2011       34,110  $13.88  to  14.48  $  493,519 2.13%                   0.52%    to     0.75%    -3.01%   to    -2.79%
2010       31,832   14.31  to  14.89     473,714 1.91%    to     2.00%   0.52%    to     0.75%    14.20%   to    14.47%
2009       32,060   12.53  to  13.01     416,795 2.23%    to     2.28%   0.52%    to     0.75%    24.06%   to    24.35%
2008       33,280   10.10  to  10.46     347,946 2.35%    to     3.19%   0.52%    to     0.75%   -34.88%   to   -34.73%
2007       21,291   15.51  to  16.03     340,884 2.29%    to     3.39%   0.52%    to     0.75%     6.65%   to     6.90%

Vanguard LifeStrategy Income Fund
-------------------------------------------------
2011       31,999  $14.19  to  14.67  $  454,308 2.49%                   0.52%    to     0.75%     3.00%   to     3.24%
2010       31,124   13.75  to  14.25     428,136 1.56%    to     2.83%   0.52%    to     0.75%     8.41%   to     8.66%
2009       32,462   12.65  to  13.14     412,976 2.61%    to     3.21%   0.52%    to     0.75%    11.24%   to    11.50%
2008       35,021   11.35  to  11.81     399,832 3.04%    to     5.74%   0.52%    to     0.75%   -11.19%   to   -10.99%
2007       15,061   12.75  to  13.30     192,614 3.71%    to     4.04%   0.52%    to     0.75%     5.90%   to     6.15%

Vanguard LifeStrategy Moderate Growth Fund
-------------------------------------------------
2011       34,953  $14.68             $  513,093 2.18%                   0.52%                    -0.26%
2010       37,796   14.72                556,246 2.27%                   0.52%                    12.73%
2009       33,999   13.06                443,890 2.55%                   0.52%                    19.71%
2008       36,819   10.85  to  10.91     401,572 2.32%    to     2.98%   0.52%    to     0.75%   -27.05%   to   -26.88%
2007       70,023   14.87  to  14.92   1,042,983 2.88%    to     3.00%   0.52%    to     0.75%     6.55%   to     6.80%

Vanguard Prime Money Market Fund
-------------------------------------------------
2011          253  $11.27             $    2,857 0.03%                   0.75%                    -0.70%
2010          283   11.35                  3,211 0.06%                   0.75%                    -0.69%
2009          314   11.43                  3,586 0.55%                   0.75%                    -0.22%
2008          346   11.46                  3,966 2.75%                   0.75%                     1.99%
2007          380   11.23                  4,271 5.05%                   0.75%                     4.37%

Vanguard PRIMECAP Fund
-------------------------------------------------
2011          132  $15.70             $    2,071 0.99%                   0.75%                    -2.58%
2010          147   16.11                  2,372 0.93%                   0.75%                    12.07%
2009          163   14.38                  2,348 0.82%                   0.75%                    33.42%
2008          180   10.78                  1,942 0.80%                   0.75%                   -32.91%
2007          198   16.06                  3,180 0.63%                   0.75%                    10.64%

                                   VA I - 52

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

             At December 31                                 For the year ended December 31
      -------------------------------------     --------------------------------------------------------
                                                  Investment Income
                   Unit Value                           Ratio              Expense Ratio           Total Return
       Units   Lowest to Highest     Net Assets Lowest to Highest/(1)/ Lowest to Highest/(2)/  Lowest to Highest/(3)/
-------------------------------------------     --------------------------------------------------------

Vanguard Small-Cap Growth Index Fund
------------------------------------------------
2011    2,336  $18.01                $   42,059 0.32%                  0.75%                    -2.31%
2010    3,488   18.43                    64,295 0.58%                  0.75%                    29.72%
2009      953   14.21                    13,542 0.33%                  0.75%                    40.79%
2008    1,053   10.09                    10,627 0.60%                  0.75%                   -40.45%
2007    1,158   16.95                    19,622 0.47%                  0.75%                     8.80%

Vanguard Small-Cap Value Index Fund
------------------------------------------------
2011      367  $14.60                $    5,359 0.86%                  0.75%                    -4.88%
2010    1,305   15.35                    20,030 1.91%                  0.75%                    23.89%
2009    1,440   12.39                    17,840 2.02%                  0.75%                    29.36%
2008    1,582    9.58                    15,147 2.17%                  0.75%                   -32.56%
2007    1,730   14.20                    24,575 2.07%                  0.75%                    -7.77%

Vanguard Total Bond Market Index Fund
------------------------------------------------
2011        -  $15.67                $        - 0.00%                  0.75%                     6.73%
2010        -   14.68                         - 2.28%                  0.75%                     5.61%
2009    8,772   13.90                   121,940 3.78%                  0.75%                     5.18%
2008    9,740   13.22                   128,746 1.63%                  0.75%                     4.25%
2007        -   12.68                         - 3.44%                  0.75%                     6.13%

Vanguard Total International Stock Index Fund
------------------------------------------------
2011    6,247  $16.35                $  102,139 2.39%                  0.52%                   -15.01%
2010    7,896   19.24                   151,886 1.48%                  0.52%                    10.55%
2009    9,626   17.40                   167,508 2.49%                  0.52%                    36.02%
2008   11,443   12.79                   146,388 1.89%                  0.52%                   -44.39%
2007   13,349   23.01                   307,106 2.56%                  0.52%                    14.92%

Vanguard U.S. Growth Fund
------------------------------------------------
2011      264  $10.43                $    2,754 0.41%                  0.75%                    -1.42%
2010      295   10.58                     3,118 0.59%                  0.75%                    10.70%
2009      327    9.55                     3,124 0.58%                  0.75%                    33.95%
2008      361    7.13                     2,574 0.68%                  0.75%                   -38.28%
2007      396   11.56                     4,581 0.58%                  0.75%                     9.32%

Vanguard VIF Balanced Portfolio
------------------------------------------------
2011  360,389  $16.85                $6,071,552 2.58%                  0.52%                     3.16%
2010  374,205   16.33                 6,111,085 2.81%                  0.52%                    10.44%
2009  360,886   14.79                 5,336,392 4.19%                  0.52%                    22.26%
2008  363,040   12.09                 4,390,675 3.93%                  0.52%                   -22.97%
2007  353,982   15.70                 5,558,044 2.65%                  0.52%                     7.79%

Vanguard VIF Capital Growth Portfolio
------------------------------------------------
2011   32,742  $17.26                $  565,096 0.86%                  0.52%                    -1.44%
2010   28,245   17.51                   494,623 0.84%                  0.52%                    12.49%
2009   28,803   15.57                   448,372 1.05%                  0.52%                    33.60%
2008   32,644   11.65                   380,370 0.92%                  0.52%                   -30.73%
2007   31,095   16.82                   523,022 0.38%                  0.52%                    11.89%

                                   VA I - 53

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                 At December 31                               For the year ended December 31
      ------------------------------------- -------------------------------------------------------------------
                                              Investment Income
                  Unit Value                       Ratio                Expense Ratio          Total Return
       Units   Lowest to Highest Net Assets Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
------------------------------------------  -------------------------------------------------------------------

Vanguard VIF Diversified Value Portfolio
--------------------------------------------
2011   41,736  $13.06 to  15.94  $  662,064 1.90%                   0.52%    to     0.75%     3.14%   to     3.38%
2010   39,695   12.67 to  15.42     608,721 2.36%    to     2.46%   0.52%    to     0.75%     8.52%   to     8.77%
2009   40,031   11.67 to  14.17     564,205 3.94%    to     4.00%   0.52%    to     0.75%    25.98%   to    26.27%
2008   42,122    9.27 to  11.22     470,130 2.97%    to     3.01%   0.52%    to     0.75%   -36.62%   to   -36.48%
2007   43,942   14.62 to  17.67     771,942 1.88%    to     2.14%   0.52%    to     0.75%     3.15%   to     3.39%

Vanguard VIF Equity Income Portfolio
--------------------------------------------
2011   53,662  $13.79 to  16.32  $  872,612 1.96%                   0.52%    to     0.75%     9.44%   to     9.69%
2010   41,572   12.60 to  14.88     615,533 2.20%    to     2.81%   0.52%    to     0.75%    13.86%   to    14.12%
2009   29,314   11.07 to  13.04     379,492 4.65%    to     4.72%   0.52%    to     0.75%    15.90%   to    16.17%
2008   36,057    9.55 to  11.23     402,323 3.54%    to     3.62%   0.52%    to     0.75%   -31.43%   to   -31.27%
2007   39,554   13.92 to  16.33     642,454 2.48%    to     2.64%   0.52%    to     0.75%     3.75%   to     3.99%

Vanguard VIF Equity Index Portfolio
--------------------------------------------
2011   37,388  $11.96 to  13.83  $  517,248 1.60%                   0.52%    to     0.75%     1.17%   to     1.41%
2010   38,113   11.82 to  13.64     519,178 1.85%    to     2.03%   0.52%    to     0.75%    14.06%   to    14.32%
2009   35,963   10.37 to  11.93     428,431 2.38%    to     2.61%   0.52%    to     0.75%    25.50%   to    25.79%
2008   35,497    8.26 to   9.49     336,117 2.29%    to     2.35%   0.52%    to     0.75%   -37.41%   to   -37.26%
2007   41,987   13.20 to  15.12     633,813 0.00%    to     1.45%   0.52%    to     0.75%    -0.98%   to     4.83%

Vanguard VIF Growth Portfolio
--------------------------------------------
2011   14,180  $12.85            $  182,151 0.61%                   0.52%                    -1.35%
2010   13,199   13.02               171,872 0.66%                   0.52%                    11.23%
2009   12,968   11.71               151,811 0.67%                   0.52%                    34.35%
2008    7,614    8.71                66,342 0.86%                   0.52%                   -38.04%
2007    7,320   14.06               102,946 0.60%                   0.52%                     9.64%

Vanguard VIF High Yield Bond Portfolio
--------------------------------------------
2011   48,802  $14.90 to  16.07  $  783,503 5.08%                   0.52%    to     0.75%     6.14%   to     6.38%
2010   27,442   14.03 to  15.11     413,765 6.40%    to     6.97%   0.52%    to     0.75%    11.27%   to    11.52%
2009   25,583   12.61 to  13.55     345,786 7.48%    to    79.09%   0.52%    to     0.75%    37.81%   to    38.13%
2008   20,078    9.15 to   9.81     196,307 8.28%    to    13.69%   0.52%    to     0.75%   -22.53%   to   -22.36%
2007   30,101   11.82 to  12.63     370,955 6.76%    to     7.17%   0.52%    to     0.75%     1.19%   to     1.42%

Vanguard VIF International Portfolio
--------------------------------------------
2011  114,758  $14.46 to  17.52  $2,008,800 1.56%                   0.52%    to     0.75%   -14.18%   to   -13.98%
2010  105,696   16.85 to  20.37   2,150,695 1.36%    to     1.56%   0.52%    to     0.75%    14.86%   to    15.12%
2009   91,643   14.67 to  17.69   1,619,404 3.46%    to    51.58%   0.52%    to     0.75%    41.72%   to    42.04%
2008   89,118   10.35 to  12.46   1,108,521 2.80%    to     3.83%   0.52%    to     0.75%   -45.33%   to   -45.20%
2007   97,919   18.93 to  22.73   2,197,231 1.62%    to     1.78%   0.52%    to     0.75%    16.53%   to    16.80%

Vanguard VIF Mid-Cap Index Portfolio
--------------------------------------------
2011   37,399  $17.61            $  658,715 0.94%                   0.52%                    -2.54%
2010   33,423   18.07               604,056 0.71%                   0.52%                    24.72%
2009   23,684   14.49               343,210 2.01%                   0.52%                    39.64%
2008   24,826   10.38               257,625 1.77%                   0.52%                   -42.12%
2007   26,583   17.93               476,573 1.23%                   0.52%                     5.59%

                                   VA I - 54

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                      At December 31                              For the year ended December 31
           ------------------------------------- -------------------------------------------------------------------
                                                   Investment Income
                       Unit Value                       Ratio                Expense Ratio          Total Return
            Units   Lowest to Highest Net Assets Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-----------------------------------------------  -------------------------------------------------------------------

Vanguard VIF Money Market Portfolio
-------------------------------------------------
2011        54,408  $11.53            $  627,066  0.20%                  0.52%                    -0.35%
2010        61,469   11.37 to  11.57     710,964  0.12%    to    0.26%   0.52%    to     0.75%    -0.52%   to    -0.29%
2009        67,386   11.43 to  11.60     779,982  0.56%    to    0.62%   0.52%    to     0.75%    -0.13%   to     0.10%
2008        65,710   11.44 to  11.59     759,870  0.94%    to    1.35%   0.52%    to     0.75%     2.04%   to     2.28%
2007       148,678   11.33             1,684,459  2.35%                  0.52%                     4.71%

Vanguard VIF REIT Index Portfolio
-------------------------------------------------
2011        28,790  $16.28 to  19.58  $  560,376  1.43%                  0.52%    to     0.75%     7.63%   to     7.88%
2010        22,056   15.13 to  18.15     396,997  2.50%    to    2.77%   0.52%    to     0.75%    27.29%   to    27.59%
2009        21,509   11.88 to  14.23     303,195  4.36%    to    4.42%   0.52%    to     0.75%    28.18%   to    28.47%
2008        21,906    9.27 to  11.07     240,254  3.90%    to    4.25%   0.52%    to     0.75%   -37.72%   to   -37.57%
2007        18,879   14.89 to  17.74     330,909  2.04%    to    2.62%   0.52%    to     0.75%   -17.23%   to   -17.04%

Vanguard VIF Short-Term Investment-Grade
  Portfolio
-------------------------------------------------
2011        20,343  $13.23            $  269,185  3.22%                  0.52%                     1.49%
2010        19,966   13.04               260,327  2.94%                  0.52%                     4.67%
2009        21,494   12.46               267,733  4.68%                  0.52%                    13.27%
2008        24,235   11.00               266,514  4.45%                  0.52%                    -3.96%
2007        17,860   11.45               204,495  3.74%                  0.52%                     5.47%

Vanguard VIF Small Company Growth Portfolio
-------------------------------------------------
2011        22,967  $16.12            $  370,143  0.16%                  0.52%                     0.84%
2010        17,882   15.98               285,801  0.31%                  0.52%                    31.10%
2009        17,809   12.19               217,106  1.06%                  0.52%                    38.65%
2008        14,614    8.79               128,491  0.73%                  0.52%                   -39.79%
2007        15,989   14.60               233,452  0.48%                  0.52%                     3.22%

Vanguard VIF Total Bond Market Index Portfolio
-------------------------------------------------
2011        94,329  $14.10 to  14.81  $1,390,752  3.35%                  0.52%    to     0.75%     6.85%   to     7.10%
2010        97,729   13.19 to  13.83   1,345,224  0.78%    to    3.15%   0.52%    to     0.75%     5.70%   to     5.95%
2009        65,298   12.48 to  13.05     851,465  4.39%    to    4.41%   0.52%    to     0.75%     5.15%   to     5.39%
2008        74,144   11.87 to  12.38     917,432  4.35%    to    4.35%   0.52%    to     0.75%     4.44%   to     4.68%
2007        58,279   11.36 to  11.83     688,704  3.87%    to    4.27%   0.52%    to     0.75%     6.18%   to     6.43%

Vanguard VIF Total Stock Market Index Portfolio
-------------------------------------------------
2011       176,236  $14.43            $2,543,339  1.38%                  0.52%                     0.31%
2010       182,634   14.39             2,627,520  1.68%                  0.52%                    16.50%
2009       178,758   12.35             2,207,465  1.78%                  0.52%                    27.59%
2008       192,588    9.68             1,863,979  1.54%                  0.52%                   -37.61%
2007       164,644   15.51             2,554,031  1.05%                  0.52%                     4.62%

Vanguard Wellington Fund
-------------------------------------------------
2011         3,952  $16.36            $   64,659  2.97%                  0.75%                     3.08%
2010         4,449   15.87                70,619  4.25%                  0.75%                    10.11%
2009           158   14.42                 2,278 35.46%                  0.75%                    21.28%
2008           174   11.89                 2,073  4.39%                  0.75%                   -22.88%
2007         8,163   15.41               125,818  3.22%                  0.75%                     7.56%

                                   VA I - 55

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                At December 31                             For the year ended December 31
      -----------------------------------      --------------------------------------------------------
                                                 Investment Income
                 Unit Value                            Ratio              Expense Ratio           Total Return
      Units  Lowest to Highest      Net Assets Lowest to Highest/(1)/ Lowest to Highest/(2)/  Lowest to Highest/(3)/
----------------------------------------       --------------------------------------------------------

Vanguard Windsor Fund
-----------------------------------------------
2011  131    $11.81                   $1,548   1.55%                  0.75%                    -4.71%
2010  146     12.40                    1,814   1.17%                  0.75%                    13.97%
2009  162     10.88                    1,765   2.01%                  0.75%                    33.68%
2008  179      8.14                    1,457   2.12%                  0.75%                   -41.55%
2007  197     13.92                    2,738   1.56%                  0.75%                    -4.02%

                                   VA I - 56

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

/(1)/ These amounts represent the dividends, excluding capital gain distributions from mutual funds, received by the Sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense risk charges, that result in direct reduction in the unit value. The recognition of investment income by the Sub-account is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-account invests. In 2011 these amounts represent the aggregate ratio of each underlying fund, rather than a range as presented in prior years.

/(2)/ These amounts represent the annualized contract expenses of the Account, consisting primarily of mortality and expense risk charges, for each year indicated. These ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund have been excluded.

/(3)/ These amounts represent the total return for the years indicated, including changes in the value of the underlying Sub-account, and reflect deductions for those expenses that result in a direct reduction to unit values. The total return does not include contract charges deducted directly from account values. For the years ended December 31, 2011, 2010, 2009, 2008, and 2007, a total return was calculated using the initial unit value for the Sub-account if the Sub-account became an available investment option during the year and the underlying Fund was not available at the beginning of the year.

/(4)/ Effective April 30, 2007, Dreyfus VIF Small Company Stock Portfolio - Initial Shares was closed and liquidated.

/(5)/ Effective December 7, 2007, AllianceBernstein International Research Growth Portfolio - Class A was acquired by AllianceBernstein International Growth Portfolio - Class A.

/(6)/ Effective April 25, 2008, AllianceBernstein Americas Government Income Portfolio - Class A, AllianceBernstein Global Bond Portfolio - Class A, AllianceBernstein Global Dollar Government Portfolio - Class A, and AllianceBernstein High Yield Portfolio - Class A were acquired by AllianceBernstein U.S. Government/High Grade Securities Portfolio - Class A, which subsequently changed its name to AllianceBernstein Intermediate Bond Portfolio - Class A.

/(7)/ Effective September 26, 2008, AllianceBernstein Balanced Shares Portfolio - Class A was acquired by AllianceBernstein Balanced Wealth Strategy Portfolio - Class A.

/(8)/ Effective February 13, 2009, AllianceBernstein U.S. Large Cap Blended Style Portfolio - Class B was closed and liquidated.

/(9)/ Effective April 24, 2009, UBS U.S. Allocation Portfolio was closed and liquidated.

/(10)/ Effective June 12, 2009, Delaware VIP Balanced Series - Standard Class was acquired by Lincoln VIP Delaware Foundation Moderate Allocation Fund - Standard Class.

/(11)/ Effective September 25, 2009, AllianceBernstein Utility Income Portfolio - Class A was closed and liquidated.

/(12)/ Effective June 24, 2011, Delaware VIP Cash Reserve Series - Standard Class was closed and liquidated.

                                   VA I - 57

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 8 - OTHER MATTERS

The Company is a subsidiary of American International Group. Information on American International Group is publicly available in its regulatory filings with the U.S. Securities and Exchange Commission ("SEC").

                                   VA I - 58

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                              UNAUDITED PRO FORMA
                           CONDENSED FINANCIAL DATA
                            AS OF DECEMBER 31, 2011

On December 31, 2012, American General Life Insurance Company of Delaware ("AGD"), American General Assurance Company ("AGAC"), American General Life and Accident ("AGLA"), Western National Life Insurance Company ("WNL"), SunAmerica Annuity and Life Assurance Company ("SAAL") and SunAmerica Life Insurance Company ("SALIC") (collectively the "Merged Entities") will merge with and into American General Life Insurance Company ("AGL") (the "Merger"). AGL, AGD, AGLA and WNL are wholly-owned subsidiaries of AGC Life Insurance Company ("AGC Life"), AGAC and SALIC are wholly-owned subsidiaries of SunAmerica Financial Group, Inc. and SAAL is a wholly-owned subsidiary of SALIC. The ultimate parent of all entities is American International Group, Inc. ("AIG"). Also on
December 31, 2012, the ownership of The Variable Annuity Life Insurance Company ("VALIC") will be transferred from AGL to AGC Life. The primary purpose of the Merger is to reduce costs, complexity and regulatory requirements by reducing the number of separate legal entities.

The following tables set forth certain unaudited pro forma condensed financial data of AGL, and are based on the historical financial data prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") of AGL and the Merged Entities. The Unaudited Pro Forma Condensed Financial Statements of AGL have been prepared assuming the proposed Merger is accounted for as a transaction between entities under common control and give effect to the proposed Merger by combining AGL's and the Merged Entities' results of operations as if AGL and the Merged Entities had been combined since inception. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the transaction been consummated as of the aforementioned date, or that may be achieved in the future. The accompanying Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of AGL and the Merged Entities.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                                                December 31, 2011
                                                         ----------------------------------------------------------------------
                                                                                                                   VALIC
                                                           AGL      AGD    AGAC    AGLA     WNL     SALIC   Deconsolidation (a)
                                                         -------- ------  -----  -------  -------  -------  -------------------
                                                                                         (In Millions, except share data)
ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................ $ 67,802 $6,329  $ 148  $ 8,650  $41,327  $ 9,726       $(34,328)
 Fixed maturity securities, trading, at fair value......      509     52     --       58      460      150           (276)
 Hybrid securities, at fair value.......................       25     22     --        9      131       24            (25)
 Equity securities, available for sale, at fair
   value................................................       69     11      5       22       61       34            (47)
 Mortgage and other loans receivable....................    6,282    454     --      956    2,695    1,951         (3,912)
 Policy loans...........................................    1,718    235     --      417       32      140           (901)
 Investment real estate.................................      166     18     --        6      119      103            (88)
 Partnerships and other invested assets.................    3,418    157      1      247    2,460    2,662         (2,183)
 Aircraft...............................................      540     --     --       --      555       --             --
 Short-term investments.................................      622     98      9       62      532    2,058           (287)
 Derivative assets, at fair value.......................       64      1     --       --       33      603            (29)
                                                         -------- ------  -----  -------  -------  -------       --------
Total investments.......................................   81,215  7,377    163   10,427   48,405   17,451        (42,076)
Cash....................................................      144      2     --       18       11      365           (136)
Restricted cash.........................................       44     --     --       --       49        2             --
Reinsurance receivables.................................    1,084     81     40       63       --      574             --
Deferred policy acquisition costs and value of
  business acquired.....................................    5,163    108     --      628    1,239      434         (1,736)
Deferred sales inducements..............................      221     --     --       --      380      117           (178)
Income taxes receivable.................................       --     --      1       --       70       --             --
Deferred tax asset......................................       --     --     --       --       --      422             --
Other assets............................................    1,271     88     20      228      469      502           (329)
Separate account assets, at fair value..................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL ASSETS                                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits................................. $ 16,726 $3,024  $  90  $ 4,558  $ 2,992  $   772       $    (23)
 Policyholder contract deposits.........................   50,253  3,434      1    3,128   40,040   13,795        (36,205)
 Policy claims and benefits payable.....................      483    100     14      211        3       11             --
 Other policyholders' funds.............................    1,905     29      5       86       --        1             --
 Income taxes payable...................................    2,540     33     --       12       --      153           (148)
 Deferred income taxes payable..........................       --     --     (8)     467      313       --           (884)
 Derivative liabilities, at fair value..................       39      5     --        2       --      698            (27)
 Other liabilities......................................    1,163     63      9      139      762    1,014           (225)
 Separate account liabilities...........................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES                                          99,170  8,862    111    8,603   44,170   37,483        (61,743)
                                                         -------- ------  -----  -------  -------  -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        1     --     --       --       --       --             --
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................        6      5      3       79        3        6             --
 Additional paid-in capital.............................   12,896  1,005    223    3,358   11,940    4,854         (6,248)
 Retained earnings (Accumulated deficit)................       --   (236)  (119)  (1,324)  (6,326)  (1,532)           504
 Accumulated other comprehensive income.................    3,026    194      6      648      757       95         (1,096)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                             15,929    968    113    2,761    6,374    3,423         (6,840)
                                                         -------- ------  -----  -------  -------  -------       --------
NONCONTROLLING INTERESTS                                      104     --     --       --      139       --           (103)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL EQUITY                                               16,033    968    113    2,761    6,513    3,423         (6,943)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES AND EQUITY                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========

                                                         -------------------------
                                                           Pro Forma     Pro Forma
                                                          Adjustments    Combined
                                                         -----------     ---------

ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................   $   (69)(c)   $ 99,585
 Fixed maturity securities, trading, at fair value......        --            953
 Hybrid securities, at fair value.......................        --            186
 Equity securities, available for sale, at fair
   value................................................        --            155
 Mortgage and other loans receivable....................        --          8,426
 Policy loans...........................................         1(c)       1,642
 Investment real estate.................................        (1)(c)        323
 Partnerships and other invested assets.................       (26)(c)      6,736
 Aircraft...............................................        --          1,095
 Short-term investments.................................        --          3,094
 Derivative assets, at fair value.......................        --            672
                                                           -------       --------
Total investments.......................................       (95)       122,867
Cash....................................................        --            404
Restricted cash.........................................        --             95
Reinsurance receivables.................................        --          1,842
Deferred policy acquisition costs and value of
  business acquired.....................................      (741)(b)      5,095
Deferred sales inducements..............................        15(b)         555
Income taxes receivable.................................       (71)(c)         --
Deferred tax asset......................................      (422)(b,c)       --
Other assets............................................      (191)(c)      2,058
Separate account assets, at fair value..................        --         25,103
                                                           -------       --------
TOTAL ASSETS                                               $(1,505)      $158,019
                                                           =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits.................................   $     9(c)    $ 28,148
 Policyholder contract deposits.........................        (1)(c)     74,445
 Policy claims and benefits payable.....................        (1)(c)        821
 Other policyholders' funds.............................        --          2,026
 Income taxes payable...................................    (2,565)(c)         25
 Deferred income taxes payable..........................     1,819(b,c)     1,707
 Derivative liabilities, at fair value..................        --            717
 Other liabilities......................................       (15)(c)      2,910
 Separate account liabilities...........................        --         25,103
                                                           -------       --------
TOTAL LIABILITIES                                             (754)       135,902
                                                           -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        --              1
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................       (96)(c)          6
 Additional paid-in capital.............................      (778)(c)     27,250
 Retained earnings (Accumulated deficit)................        22(b,c)    (9,011)
 Accumulated other comprehensive income.................        81(b,c)     3,711
                                                           -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                                (771)        21,957
                                                           -------       --------
NONCONTROLLING INTERESTS                                        20(c)         160
                                                           -------       --------
TOTAL EQUITY                                                  (751)        22,117
                                                           -------       --------
TOTAL LIABILITIES AND EQUITY                               $(1,505)      $158,019
                                                           =======       ========

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
           UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS)

                                                                                For the year ended December 31, 2011
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,032  $112  $42  $  424  $   20  $  (14)       $    --
 Net investment income (loss)..........................  4,279   415   13     613   2,328     877         (2,164)
 Net realized investment gains (losses)................    396    31   --      44     (41)   (525)          (112)
 Insurance charges.....................................    895   108   --     286      20      64             (9)
 Other.................................................    778    37    2      (1)    111   1,465           (422)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,380   703   57   1,366   2,438   1,867         (2,707)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,561   373   24     616     301      95             (6)
 Interest credited on policyholder contract deposits...  1,856   150   --     132   1,426     468         (1,279)
 Amortization of deferred policy acquisition costs.....    608    12   --     115     378     232           (269)
 Amortization of deferred sales inducements............     23    --   --       3     126      64            (17)
 General and administrative expenses, net of deferrals.    517    76    7     194     146     644           (183)
 Commissions, net of deferrals.........................    159    28   17      71      16     541            (81)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,724   639   48   1,131   2,393   2,044         (1,835)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,656    64    9     235      45    (177)          (872)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................   (196)   22    4      35    (266)    100            153
 Deferred..............................................    198    53   (1)     16     (90)   (305)            30
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................      2    75    3      51    (356)   (205)           183
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,654   (11)   6     184     401      28         (1,055)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................    (29)   --   --      --     (21)     --             29
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,683  $(11) $ 6  $  184  $  422  $   28        $(1,084)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        ----------------------
                                                         Pro Forma   Pro Forma
                                                        Adjustments  Combined
                                                        -----------  ---------

REVENUES:
 Premiums and other considerations.....................    $ (1)(c)   $ 1,615
 Net investment income (loss)..........................      79(c)      6,440
 Net realized investment gains (losses)................     (11)(c)      (218)
 Insurance charges.....................................       1(c)      1,365
 Other.................................................      --         1,970
                                                           ----       -------
TOTAL REVENUES.........................................      68        11,172
                                                           ----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       1(c)      3,965
 Interest credited on policyholder contract deposits...       1(c)      2,754
 Amortization of deferred policy acquisition costs.....     (94)(b)       982
 Amortization of deferred sales inducements............       6(b)        205
 General and administrative expenses, net of deferrals.     127(b,c)    1,528
 Commissions, net of deferrals.........................       7(b,c)      758
                                                           ----       -------
TOTAL BENEFITS AND EXPENSES............................      48        10,192
                                                           ----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......      20           980

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................       1(c)       (147)
 Deferred..............................................     (18)(c)      (117)
                                                           ----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (17)         (264)
                                                           ----       -------
NET INCOME (LOSS)......................................      37         1,244

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................     (14)(c)       (35)
                                                           ----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $ 51       $ 1,279
                                                           ====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2010
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,029  $110  $58  $  438  $   14  $  (16)       $    --
 Net investment income (loss)..........................  4,589   485    9     692   2,604   1,081         (2,253)
 Net realized investment gains (losses)................   (170)   99    2      18      37    (596)           223
 Insurance charges.....................................    962   101   --     268      25      71            (11)
 Other.................................................    775    45    3       1     106   1,310           (380)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,185   840   72   1,417   2,786   1,850         (2,421)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,419   338   22     522      31       5             (7)
 Interest credited on policyholder contract deposits...  1,860   159   --     131   1,471     526         (1,271)
 Amortization of deferred policy acquisition costs.....    642     6    1     142     218     201           (102)
 Amortization of deferred sales inducements............     17    --   --       4      94      75             (8)
 General and administrative expenses, net of deferrals.    519    68   10     195     147     701           (167)
 Commissions, net of deferrals.........................    153    30   23      76      14     474            (79)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,610   601   56   1,070   1,975   1,982         (1,634)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,575   239   16     347     811    (132)          (787)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................    153    15    3     138     (75)   (109)          (141)
 Deferred..............................................   (561)  (79)   4     (72)   (341)   (386)           321
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................   (408)  (64)   7      66    (416)   (495)           180
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,983   303    9     281   1,227     363           (967)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      2    --   --      --      10      --             (2)
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,981  $303  $ 9  $  281  $1,217  $  363        $  (965)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        -----------------------
                                                         Pro Forma    Pro Forma
                                                        Adjustments   Combined
                                                        -----------   ---------

REVENUES:
 Premiums and other considerations.....................    $  (1)(c)   $ 1,632
 Net investment income (loss)..........................        6(c)      7,213
 Net realized investment gains (losses)................      (17)(c)      (404)
 Insurance charges.....................................       --         1,416
 Other.................................................       (1)(c)     1,859
                                                           -----       -------
TOTAL REVENUES.........................................      (13)       11,716
                                                           -----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       (1)(c)     3,329
 Interest credited on policyholder contract deposits...       (1)(c)     2,875
 Amortization of deferred policy acquisition costs.....     (116)(b)       992
 Amortization of deferred sales inducements............       (3)(b)       179
 General and administrative expenses, net of deferrals.      106(b,c)    1,579
 Commissions, net of deferrals.........................        8(b,c)      699
                                                           -----       -------
TOTAL BENEFITS AND EXPENSES............................       (7)        9,653
                                                           -----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       (6)        2,063

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................        1(c)        (15)
 Deferred..............................................        1(c)     (1,113)
                                                           -----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................        2        (1,128)
                                                           -----       -------
NET INCOME (LOSS)......................................       (8)        3,191

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       (3)(c)         7
                                                           -----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $  (5)      $ 3,184
                                                           =====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2009
                                                        -----------------------------------------------------------------
                                                                                                             VALIC
                                                          AGL     AGD  AGAC  AGLA     WNL     SALIC   Deconsolidation (a)
                                                        -------  ----  ---- ------  -------  -------  -------------------
                                                                                             (In Millions)
REVENUES:
 Premiums and other considerations..................... $ 1,038  $111  $67  $  463  $    12  $    (9)       $    --
 Net investment income (loss)..........................   3,841   484   11     621    2,520      866         (2,022)
 Net realized investment gains (losses)................  (1,258)  (30)  (2)    (80)  (1,094)    (463)           906
 Insurance charges.....................................   1,067    98   --     263       73       51             --
 Other.................................................     585    27    3       1      108    1,245           (341)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL REVENUES.........................................   5,273   690   79   1,268    1,619    1,690         (1,457)
                                                        -------  ----  ---  ------  -------  -------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................   2,210   361   20     528       18       64            (12)
 Interest credited on policyholder contract deposits...   1,843   160   --     128    1,529      758         (1,274)
 Amortization of deferred policy acquisition costs.....     517    15    2     120      314      464            (94)
 Amortization of deferred sales inducements............      13    --   --       3      108       25             (3)
 General and administrative expenses, net of deferrals.     535    72   11     203      184      695           (168)
 Commissions, net of deferrals.........................     150    23   30      71       22      472            (82)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL BENEFITS AND EXPENSES............................   5,268   631   63   1,053    2,175    2,478         (1,633)
                                                        -------  ----  ---  ------  -------  -------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       5    59   16     215     (556)    (788)           176

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (14)   57    4     120       (2)    (433)           (49) (c)
 Deferred..............................................     205   (83)  14      61      (63)   1,810            (27) (c)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     191   (26)  18     181      (65)   1,377            (76)
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS)......................................    (186)   85   (2)     34     (491)  (2,165)           252

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      (6)   --   --      --       (3)      --             --
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $  (180) $ 85  $(2) $   34  $  (488) $(2,165)       $   252
                                                        =======  ====  ===  ======  =======  =======        =======

                                                        ---------------------
                                                         Pro Forma  Pro Forma
                                                        Adjustments Combined
                                                        ----------- ---------

REVENUES:
 Premiums and other considerations.....................    $ --      $ 1,682
 Net investment income (loss)..........................      --        6,321
 Net realized investment gains (losses)................      (6)(c)   (2,027)
 Insurance charges.....................................      --        1,552
 Other.................................................      --        1,628
                                                           ----      -------
TOTAL REVENUES.........................................      (6)       9,156
                                                           ----      -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................      --        3,189
 Interest credited on policyholder contract deposits...      --        3,144
 Amortization of deferred policy acquisition costs.....      35(b)     1,373
 Amortization of deferred sales inducements............      --          146
 General and administrative expenses, net of deferrals.      --        1,532
 Commissions, net of deferrals.........................      --          686
                                                           ----      -------
TOTAL BENEFITS AND EXPENSES............................      35       10,070
                                                           ----      -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......     (41)        (914)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (13)(c)     (330)
 Deferred..............................................      --        1,917
                                                           ----      -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (13)       1,587
                                                           ----      -------
NET INCOME (LOSS)......................................     (28)      (2,501)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       2(c)        (7)
                                                           ----      -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $(30)     $(2,494)
                                                           ====      =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

The following notes set forth the assumptions used in preparing the Unaudited Pro Forma Condensed Financial Statements. The pro forma adjustments are based on estimates made by AGL's management using information currently available.

2. PRO FORMA ADJUSTMENTS

The adjustments to the accompanying Unaudited Pro Forma Condensed Balance Sheet are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on total assets $(68,686) million; total liabilities $(61,743) million; equity $(6,943) million.

    (b)Deferred policy acquisition cost adjustments per the adoption of the Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") ASU 2010-26 on January 1, 2012. Impact on total assets $(467) million; total liabilities $5 million; equity $(472) million.

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust and Castle 2003-2 Trust consolidation / elimination adjustments to re-compute the controlling/noncontrolling interests from the deconsolidation of VALIC and merging of WNL.

       .  Intercompany elimination entries.

       . Common stock to additional paid in capital ("APIC") reclasses to cancel the common stock of the Merged Entities.

       .  Current and deferred tax asset / liability reclasses.

       . Impact of various consolidation adjustments on total assets $(1,038) million; total liabilities $(759) million; equity $(279) million.

The adjustments to the accompanying Unaudited Pro Forma Condensed Statements of Income (Loss) are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(872) million

           .  2010 - $(787) million

           .  2009 - $176 million

    (b)Deferred policy acquisition cost adjustments per the adoption of FASB ASU 2010-26 on January 1, 2012. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(48) million

           .  2010 - $3 million

           .  2009 - $(35) million

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust, Castle 2003-2 Trust and intercompany elimination adjustments. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $68 million

           .  2010 - $(9) million

           .  2009 - $(6) million

       .  Income tax expense (benefit) adjustments.

                                    PART C
                               OTHER INFORMATION

ITEM 24.FINANCIAL STATEMENTS AND EXHIBITS

(a)Financial statements.

    The following financial statements are incorporated by reference or included herein, as indicated below, to this Registration Statement:

    (1)Audited Financial Statements of Variable Account I of American General Life Insurance Company of Delaware for the year ended December 31, 2011 are included in Part B of the registration statement.

    (2)Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 27 to Form N-6 Registration Statement (File No. 333-34199) of American General Life Insurance Company of Delaware Separate Account II filed on April 30, 2012.

    (3)Audited Statutory Financial Statements of American General Assurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

    (4)Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

    (5)Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 11 to Form N-4 Registration Statement (File No. 333-157199) of Variable Separate Account filed on April 26, 2012.

    (6)Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

   (7)Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 26 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on April 30, 2012.

   (8)Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 4 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on April 30, 2012.

   (9)Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011 is included in Part B of the registration statement.

(b)Exhibits.

   (1)(a) Certificate of Resolution for AIG Life Insurance Company pursuant to the Board of Directors' meeting dated June 5, 1986, authorizing the establishment of separate accounts for the issuance and sale of variable life insurance contracts and variable and fixed annuity contracts. (1)

   (1)(b) Certificate of Resolution for AIG Life Insurance Company pursuant to the Board of Directors' meeting dated September 12, 1995, amending in its entirety the resolution previously passed by the Board of Directors on June 5, 1986, authorizing the establishment of separate accounts for the issuance and sale of variable life insurance contracts and variable and fixed annuity contracts. (7)

   (1)(c) AIG Life Insurance Company Unanimous Consent of the Board of Directors in Lieu of a Meeting dated December 7, 2009, changing the name of the Company from AIG Life Insurance Company to American General Life Insurance Company of Delaware, and resolving to amend all corporate documents as necessary and to execute and deliver all certificates, documents and instruments to carry out the resolutions. (20)

   (1)(d) Section 5, the "Governing Law and Name of Surviving Corporation" of the Agreement and Plan of Merger. (16)

   (2)    N/A

   (3)(a) Specimen form of Distribution Agreement between American General Life Insurance Company and American General Equity Services Corporation, dated October 1, 2002. (21)

   (3)(b) Form of Schedule A-1 as of January 2, 2013 to Distribution Agreement between American General Life Insurance Company and American General Equity Services Corporation, dated October 1, 2002. (16)

   (4)(a) Form of Individual Variable Annuity Single Purchase Payment Policy (45648 - 4/87). (1)

   (4)(b) Form of Individual Variable Annuity Policy (11VAN0896). (1)

   (4)(c) Form of Group Variable Annuity Policy (11VAN0896GP). (1)

   (4)(d) Form of Variable Annuity Certificate of Coverage (16VAN0896). (1)

   (4)(e) Form of Group Variable Annuity Policy (11GVAN999) and Certificate (16GVAN999). (2)

   (4)(f) Form of Individual Variable Annuity Policy (11NLVAN100). (3)

   (4)(g) Form of Group Immediate Variable Annuity Contract. (4)

   (4)(h) Single Premium Immediate Variable Annuity Certificate. (4)

   (4)(i) Certificate Schedule and Annuity Options. (4)

   (4)(j) Form of Group Variable Annuity Policy (16GNSVAN0800). (5)

   (4)(k) Form of Endorsement - Partial Withdrawal Option (16GVPW0403). (9)

   (4)(l) Form of Endorsement - Initial Allocation of Net Single Premium (16GVMM403). (9)

   (4)(m) Form of Single Premium Group Immediate Variable Annuity
          Nonparticipating Contract, Form No. 11GVIA1000. (11)

   (4)(n) Form of Single Premium Immediate Variable Annuity Nonparticipating Certificate of Coverage, Form No. 16GVIA1000. (11)

   (4)(o) Form of Certificate Schedule, Form No. 16GVIA1000. (11)

   (4)(p) Form of Group Immediate Annuity Certificate Non-Participating, Form No. 14EGAN403. (13)

     (4)(q)      Form of Endorsement Cancellation Option, Form
                 No. 14GVCO403-Rev(11/05). (13)

     (4)(r) Specimen Form of Merger Endorsement for owners and participants residing in Delaware. (12)

     (5)(a)      Form of Variable Annuity Application (14VAN897). (1)

     (5)(b)      Form of Flexible Variable Annuity Application (56778
                 11/96). (1)

     (5)(c)      Form of Single Variable Annuity Application (52970
                 11/96). (1)

     (5)(d)      Form of Group Variable Annuity Application (56451
                 11/96). (1)

     (5)(e) Form of Variable Immediate Annuity Application (14GVIA0403 rev041906). (12)

     (6)(a) By-Laws of American General Life Insurance Company, restated as of June 8, 2005. (16)

     (6)(b) Amended and Restated Articles of Incorporation of American General Life Insurance Company, effective December 31, 1991. (16)

     (6)(c) Amendment to the Amended and Restated Articles of Incorporation of American General Life Insurance Company, effective July 13, 1995. (16)

     (7)(a)(i) Reinsurance Agreement between AIG Life Insurance Company & AXA Corporate Solutions Life Reinsurance Company. (14)

     (7)(a)(ii) Form of Letter to Reinsurers regarding the Merger of American General Life Insurance Company of Delaware. (16)

     (8)(a)(i) Form of Service and Expense Agreement dated February 1, 1974, between American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company. (18)

     (8)(a)(ii) Form of Addendum No. 1 to Service and Expense Agreement dated February 1, 1974, between American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company, dated May 21, 1975. (18)

     (8)(a)(iii) Form of Addendum No. 2 to Service and Expense Agreement
                 dated February 1, 1974, between American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company, dated September 23, 1975. (18)

     (8)(a)(iv) Form of Addendum No. 24 to Service and Expense Agreement dated February 1, 1974, between American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company, dated December 30, 1998. (18)

     (8)(a)(v) Form of Addendum No. 28 to Service and Expense Agreement dated February 1, 1974, among American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company and American General Life Companies, LLC, effective January 1, 2002. (18)

     (8)(a)(vi) Form of Addendum No. 30 to Service and Expense Agreement dated February 1, 1974, among American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company and American General Life Companies, LLC, effective January 1, 2002. (18)

     (8)(a)(vii) Form of Addendum No. 32 to Service and Expense Agreement
                 dated February 1, 1974, among American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company and American General Life Companies, LLC, effective May 1, 2004. (19)

     (8)(b) Form of Participation Agreement between AIG Life Insurance Company and Alliance Global Investor Services, Inc. dated February 22, 2002. (6)

     (8)(c) Form of Business Agreement between AIG Life Insurance Company and American Funds Distributors, Inc. dated August 15, 2002. (6)

     (8)(d) Form of Participation Agreement between AIG Life Insurance Company and MFS Fund Distributors, Inc. dated March 20, 2002. (6)

     (8)(e) Form of Participation Agreement between AIG Life Insurance Company and Oppenheimer Funds Distributor, Inc. dated April 1, 2002. (6)

     (8)(f) Form of Participation Agreement between AIG Life Insurance Company and Putnam Retail Management, L.P. dated May 31, 2002. (6)

     (8)(g) Form of Participation Agreement among Vanguard Variable Insurance Fund, The Vanguard Group, Inc., Vanguard Marketing Corporation and AIG Life Insurance Company. (8)

       (8)(h) Form of SEC Rule 22c-2 Information Sharing Agreement between AllianceBernstein and AIG Life Insurance
              Company. (14)

       (8)(i) Form of SEC Rule 22c-2 Information Sharing Agreement between American Funds and AIG Life Insurance Company. (15)

       (8)(j) Form of SEC Rule 22c-2 Information Sharing Agreement between MFS and AIG Life Insurance Company. (15)

       (8)(k) Form of SEC Rule 22c-2 Information Sharing Agreement between Oppenheimer and AIG Life Insurance Company. (15)

       (8)(l) Form of SEC Rule 22c-2 Information Sharing Agreement between Putnam and AIG Life Insurance Company. (15)

       (8)(m) Form of SEC Rule 22c-2 Information Sharing Agreement between Vanguard and AIG Life Insurance Company. (14)

       (8)(n) Form of Consents to Assignment of Fund Participation and other Agreements. (Filed herewith)

       (8)(o) Unconditional Capital Maintenance Agreement between
              American International Group, Inc. and American General Life Insurance Company. (17)

       (8)(p) Specimen form of Agreement and Plan of Merger. (16)

       (9) Opinion of Counsel and Consent of Depositor. (Filed herewith)

       (10)   Consents. (Filed herewith)

       (11)   N/A

       (12)   N/A
-----------------
(1)Incorporated by reference to Post-Effective Amendment No. 12 to Form N-4 Registration Statement (File No. 033-39171) of Variable Account I of AIG Life Insurance Company filed on October 27, 1998.
(2)Incorporated by reference to Initial filing of Form N-4 Registration Statement (File No. 333-93709) of Variable Account I of AIG Life Insurance Company filed on December 28, 1999.

(3) Incorporated by reference to Registrant's Registration Statement on Form N-4 (File No. 333-31972) filed on March 8, 2000.
(4) Incorporated by reference to Pre-Effective Amendment No. 1 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on November 8, 2000.
(5) Incorporated by reference to Registrant's Pre-Effective Amendment No. 1 to Form N-4 (File No. 333-49128) filed on November 27, 2000.
(6) Incorporated by reference to Post-Effective Amendment No. 3 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on February 13, 2002.
(7) Incorporated by reference to Post-Effective Amendment No. 9 to Form N-6 Registration Statement (File No. 333-34199) of Variable Account II of AIG Life Insurance Company filed on February 7, 2003.
(8) Incorporated by reference to Post-Effective Amendment No. 5 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on April 25, 2003.
(9) Incorporated by reference to Post-Effective Amendment No. 6 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on May 21, 2003.
(10) Incorporated by reference to Post-Effective Amendment No. 9 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on April 28, 2004.
(11) Incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-108725) of Variable Account I of AIG Life Insurance Company filed on September 12, 2003.
(12) Incorporated by reference to Post-Effective Amendment No. 14 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on May 1, 2006.
(13) Incorporated by reference to Post-Effective Amendment No. 16 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on July 13, 2006.
(14) Incorporated by reference to Post-Effective Amendment No. 20 to Form N-6 Registration Statement (File No. 333-34199) of Variable Account II of AIG Life Insurance Company filed on May 1, 2007.

(15) Incorporated by reference to Post-Effective Amendment No. 19 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on May 1, 2007.
(16) Incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.
(17) Incorporated by reference to Post-Effective Amendment No. 3 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on May 2, 2011.
(18) Incorporated by reference to Post-Effective Amendment No. 8 to Form N-6 Registration Statement (File No. 333-43264) of Separate Account VL-R of American General Life Insurance Company filed on May 3, 2004.
(19) Incorporated by reference to Post-Effective Amendment No. 1 to Form N-6 Registration Statement (File No. 333-118318) of Separate Account VL-R of American General Life Insurance Company filed on May 2, 2005.
(20) Incorporated by reference to Post-Effective Amendment No. 23 to Form N-6 Registration Statement (File No. 333-34199) of Variable Account II of American General Life Insurance Company of Delaware filed on May 3, 2010.
(21) Incorporated by reference to Post-Effective Amendment No. 7 to Form N-4 Registration Statement (File No. 333-40637) of American General Life Insurance Company Separate Account D filed on November 8, 2002.

ITEM 25.DIRECTORS AND OFFICERS OF THE DEPOSITOR

The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------

     James A. Mallon               Director, Acting Chairman, President and Chief Executive Officer
     Robert M. Beuerlein (9)       Director, Senior Vice President and Chief and Appointed Actuary
     Jeffrey H. Carlson (9)        Director and Executive Vice President
     Don W. Cummings               Director and Senior Vice President
     Mary Jane B. Fortin           Director, Executive Vice President and Chief Financial Officer
     Kyle L. Jennings (10)         Director, Executive Vice President, General Counsel and Secretary
     Curtis W. Olson (1)           President - Benefit Solutions
     John B. Deremo                Executive Vice President
     Steven D. Anderson            Senior Vice President

   Erik A. Baden (10)          Senior Vice President
   Wayne A. Barnard            Senior Vice President and Illustration Actuary
   David Butterfield (1)       Senior Vice President
   Terry B. Festervand (9)     Senior Vice President and Treasurer
   Brad J. Gabel (4)           Senior Vice President, Chief Underwriter
   John Gatesman               Senior Vice President
   David S. Jorgensen          Senior Vice President
   Terry Keiper (12)           Senior Vice President
   Glen D. Keller (9)          Senior Vice President
   Stephen Kennedy (9)         Senior Vice President
   Frank A. Kophamel (9)       Senior Vice President
   Simon J. Leech (9)          Senior Vice President
   Edmund D. McClure (9)       Senior Vice President
   Richard D. McFarland (9)    Senior Vice President
   Laura E. Milazzo (9)        Senior Vice President
   Larry Nisenson              Senior Vice President
   John W. Penko (2)           Senior Vice President
   Rodney E. Rishel (10)       Senior Vice President
   Sharon K. Roberson (12)     Senior Vice President
   Dale W. Sachtleben (3)      Senior Vice President
   Stephen J. Stone (13)       Senior Vice President
   Carol B. Whaley (1)         Senior Vice President
   Chris N. Aiken (9)          Vice President
   Chris Ayers (9)             Vice President
   Joan M. Bartel              Vice President
   Robert Beauchamp            Vice President
   Michael B. Boesen           Vice President
   Laura J. Borowski (4)       Vice President
   David R. Brady (11)         Vice President
   Dan Chamberlain (9)         Vice President
   Mark E. Childs (9)          Vice President
   Robert M. Cicchi (9)        Vice President
   Lawrence C. Cox             Vice President
   Timothy M. Donovan          Vice President
   Jay Drucker                 Vice President
   Farideh N. Farrokhi (9)     Vice President and Assistant Secretary
   Royce Fithen (6)            Vice President
   Frederick J. Garland, Jr.   Vice President
   Manda Ghaferi (7)           Vice President
   Liza Glass (9)              Vice President
   Leo W. Grace                Vice President and Assistant Secretary
   Richard L. Gravette (9)     Vice President and Assistant Treasurer
   Lori S. Guadagno (5)        Vice President
   Daniel J. Gutenberger (9)   Vice President and Medical Director
   Joel H. Hammer (8)          Vice President

   D. Leigh Harrington (9)     Vice President
   Tracey Harris (10)          Vice President
   Michael Harrison            Vice President
   Julie Cotton Hearne (10)    Vice President and Assistant Secretary
   Tim Heslin                  Vice President
   Keith C. Honig (7)          Vice President
   Stephen Howard (2)          Vice President
   S. Caitlin Irby (9)         Vice President
   Walter P. Irby              Vice President
   Sharla A. Jackson (6)       Vice President
   Wesley E. Jarvis (1)        Vice President
   Debra H. Kile (9)           Vice President and Medical Director
   Michael J. Krugel (4)       Vice President
   Kenneth R. Kiefer (6)       Vice President
   Mel McFall (9)              Vice President
   Lochlan O. McNew            Vice President and Investment Officer
   Gwendolyn J. Mallett (9)    Vice President
   W. Larry Mask               Vice President, Real Estate Investment Officer and Assistant Secretary
   Beverly Meyer (4)           Vice President
   Candace A. Michael (9)      Vice President
   Michael R. Murphy (4)       Vice President
   David Napoli                Vice President
   Deanna D. Osmonson (1)      Vice President
   Cathy A. Percival (9)       Vice President and Medical Director
   Carin M. Phelan             Vice President
   Glenn H. Plotkin (4)        Vice President
   Debbie Runge                Vice President, Human Resources
   Jeanise L. Ryser            Vice President
   Michael Sibley (2)          Vice President
   T. Clay Spires (9)          Vice President and Tax Officer
   Gregory R. Thornton (3)     Vice President
   Cynthia Wieties             Vice President
   Jeffrey L. Winkelmann (4)   Vice President
   William P. Hayes (10)       Chief Compliance Officer
   Debra L. Herzog (10)        Assistant Secretary

(1)3600 Route 66, Neptune, NJ 07753
(2)Walnut Glen Tower, 8141 Walnut Hill Lane, Dallas, TX 75231
(3)3051 Hollis Drive, Springfield, IL 62704
(4)1200 N. Mayfair Road, Milwaukee, WI 53226
(5)599 Lexington Avenue, New York, N 10022
(6)205 E. 10th Avenue, Amarillo, TX 79101
(7)1 SunAmerica Center, 1999 Avenue of the Stars, Los Angeles, CA 90067
(8)32 Old Slip, New York, NY 10005
(9)2727-A Allen Parkway, Houston, TX 77019
(10)2919 Allen Parkway, Houston, TX 77019
(11)200 Liberty Street, New York, NY 10281
(12)200 American General Way, Brentwood, TN 37027
(13)21650 Oxnard Street, Woodland Hills, CA 91367

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Depositor is an indirect wholly-owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC File Number 001-08787, accession number 0001047469-12-001369, filed
February 23, 2012. Exhibit 21 is incorporated herein by reference.

The Registrant is a separate account of American General Life Insurance Company (Depositor).

ITEM 27. NUMBER OF CONTRACT OWNERS

As of November 30, 2012, there were zero (0) owners of contracts of the class covered by this registration statement, zero (0) qualified contracts and zero
(0) non-qualified contracts.

ITEM 28. INDEMNIFICATION

Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

AMERICAN GENERAL LIFE INSURANCE COMPANY

To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

ITEM 29. PRINCIPAL UNDERWRITERS

(a) Registrant's principal underwriter, American General Equity Services Corporation, also acts as principal underwriter for the following investment companies:

AMERICAN GENERAL LIFE INSURANCE COMPANY

Separate Account A
Separate Account D
Separate Account VA-1
Separate Account VA-2
Separate Account VL-R
Separate Account VUL
Separate Account VUL-2
Separate Account II

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

Separate Account USL VA-R
Separate Account USL VL-R
Separate Account USL A
Separate Account USL B

(b) The following information is provided for each director and officer of the principal underwriter. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.

NAME AND PRINCIPAL       POSITIONS AND OFFICES WITH UNDERWRITER
 BUSINESS ADDRESS        AMERICAN GENERAL EQUITY SERVICES CORPORATION
------------------       --------------------------------------------------------
Mary Jane B. Fortin (1)  Director and Chairman
Erik A. Baden (1)        Director
John Gatesman            Director, President and Chief Executive Officer
Kyle L. Jennings (1)     Executive Vice President, General Counsel and Secretary
Thomas Clay Spires (2)   Vice President and Tax Officer

NAME AND PRINCIPAL    POSITIONS AND OFFICES WITH UNDERWRITER
 BUSINESS ADDRESS     AMERICAN GENERAL EQUITY SERVICES CORPORATION
------------------    ------------------------------------------------------------------------
Larry Blews (2)       Vice President and Chief Compliance Officer
Lauren W. Jones (1)   Chief Counsel - Business Lines and Assistant Secretary
John J. Reiner        Treasurer and Controller
Barbara J. Moore (2)  Assistant Tax Officer
Becky Strom (2)       Vice President, Chief Privacy Officer and Anti-Money Laundering Officer

(1)2919 Allen Parkway, Houston, TX 77019
(2)2727-A Allen Parkway, Houston, TX 77019

(c) Compensation From the Registrant.
    --------------------------------

                                              NET
                                              UNDERWRITING
NAME OF PRINCIPAL                             DISCOUNTS AND COMPENSATION  BROKERAGE
UNDERWRITER                                   COMMISSIONS   ON REDEMPTION COMMISSIONS COMPENSATION

American General Equity Services Corporation        0             0            0           0

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

All records referenced under Section 31(a) of the 1940 Act, and Rules 31a-1 through 31a-3 thereunder, are maintained and in the custody of American General Life Insurance Company at its principal executive office located at 2727-A Allen Parkway, Houston, Texas 77019-2191 or at American General Life Insurance Company's Administrative Office located at 405 King Street, 4th Floor, Wilmington, Delaware 19801-3722.

ITEM 31. MANAGEMENT SERVICES

Not applicable.

ITEM 32. UNDERTAKINGS

The Registrant undertakes: A) to file a post-effective amendment to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the Contracts may be accepted; B) to include either (1) as part of any application to purchase a Contract offered by a prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a toll-free number or a post card or similar written communication affixed to or included in the applicable prospectus that the applicant can use to send for a Statement of Additional Information; C) to deliver any Statement of Additional

Information and any financial statements required to be made available under this form promptly upon written or oral request.

REPRESENTATION REGARDING THE REASONABLENESS OF AGGREGATE FEES AND CHARGES DEDUCTED UNDER THE CONTRACTS PURSUANT TO SECTION 26(E)(2)(A) OF THE INVESTMENT COMPANY ACT OF 1940

American General Life Insurance Company represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American General Life Insurance Company.

                              POWERS OF ATTORNEY

   Each person whose signature appears below hereby appoints Don W. Cummings, Manda Ghaferi, Steven A. Glover and David S. Jorgensen and each of them, any one of whom may act without the joinder of the others, as his/her attorney-in-fact to sign on his/her behalf and in the capacity stated below and to file all amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

                                  SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Separate Account I of American General Life Insurance Company, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston, and State of Texas on this 28th day of December, 2012.

                                        SEPARATE ACCOUNT I OF AMERICAN GENERAL
                                        LIFE INSURANCE COMPANY
                                        (Registrant)

                                   BY:  AMERICAN GENERAL LIFE INSURANCE COMPANY
                                        (On behalf of the Registrant and itself)

                                   BY:  MARY JANE B. FORTIN
                                        ----------------------------------------
                                        MARY JANE B. FORTIN
                                        EXECUTIVE VICE PRESIDENT
                                          AND CHIEF FINANCIAL OFFICER

                                    AGL - 1

   As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.

Signature            Title                                Date
---------            -----                                ----

JAMES A. MALLON      Director, Acting Chairman, President December 28, 2012
-------------------- And Chief Executive Officer
JAMES A. MALLON

MARY JANE B. FORTIN  Director, Executive Vice President   December 28, 2012
-------------------- And Chief Financial Officer
MARY JANE B. FORTIN

DON W. CUMMINGS      Director, Senior Vice                December 28, 2012
-------------------- President
DON W. CUMMINGS

ROBERT M. BEUERLEIN  Director                             December 28, 2012
--------------------
ROBERT M. BEUERLEIN

JEFFREY H. CARLSON   Director                             December 28, 2012
--------------------
JEFFREY H. CARLSON

KYLE L. JENNINGS     Director                             December 28, 2012
--------------------
KYLE L. JENNINGS

                                    AGL - 2

                                 EXHIBIT INDEX

ITEM 24.EXHIBITS

   (8)(n) Form of Consents to Assignment of Fund Participation and other Agreements.

   (9)      Opinion of Counsel and Consent of Depositor.

   (10)     Consents.

                                      E-1